As filed with the Securities and Exchange Commission on July 26, 2004.
                                                     Registration No. 333-113102


                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC  20549
                      ____________________________________

                         FORM SB-2/A (FOURTH AMENDMENT)

                             Registration Statement
                        Under the Securities Act of 1933
                      ____________________________________

                                  ELINEAR, INC.
             (Exact name of Registrant as specified in its charter)

           DELAWARE                      5045                   76-0478045
(State or other jurisdiction      (Primary Standard          (I.R.S. Employer
     of incorporation or      Industrial Classification   Identification Number)
         organization)               Code Number)

                                                       MR. KEVAN CASEY
              ELINEAR, INC.                             ELINEAR, INC.

     2901  WEST  SAM  HOUSTON  PARKWAY          2901  WEST  SAM  HOUSTON PARKWAY
              SUITE  E-300                              SUITE  E-300
          HOUSTON, TEXAS 77043                      HOUSTON, TEXAS 77043
             (713) 896-0500                            (713) 896-0500
      (Address and telephone number          (Name, address and telephone number
     of principal executive offices)                of agent for service)

                                   Copies to:
                              THOMAS C. PRITCHARD
                            BREWER & PRITCHARD, P.C.
                           THREE RIVERWAY, SUITE 1800
                              HOUSTON, TEXAS 77056
                              PHONE (713) 209-2950
                              FAX: (713) 659-5302
                              _____________________

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box. [ X ]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective
registration statement for the same offering.   [   ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement
for the same offering. [   ]

     If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement
for the same offering.  [   ]

     If delivery of this prospectus is expected to be made pursuant to Rule 434,
please check the following box. [   ]

                                   CALCULATION OF REGISTRATION FEE
=====================================================================================================
                                                 PROPOSED MAXIMUM    PROPOSED MAXIMUM     AMOUNT OF
TITLE OF EACH CLASS OF             AMOUNT         OFFERING PRICE        AGGREGATE       REGISTRATION
SECURITIES TO BE REGISTERED   BEING REGISTERED     PER SHARE(1)     OFFERING PRICE(2)        FEE
----------------------------  ----------------  ------------------  ------------------  -------------
Common Stock, par value $.02         7,138,962  $             2.80  $       19,989,093  $       2,533
----------------------------  ----------------  ------------------  ------------------  -------------
TOTAL                                                               $       19,989,093  $       2,533
=====================================================================================================

(1)  Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457.
(2)  Estimated solely for the purpose of calculating the amount of the registration fee pursuant to
     Rule 457 (c) under the Securities Act of 1933, based upon the last sale of the Registrant's common stock on February 23, 2004, as reported in the over-the-counter market.

_________________________

     The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Subject to Completion, Dated July 26, 2004


Preliminary Prospectus

The information in this prospectus is not complete and may be changed. The selling stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                                  ELINEAR, INC.

                                7,138,962 SHARES

     This prospectus relates to the offer and sale of our common stock, including shares of common stock underlying warrants, by the selling stockholders identified in this prospectus. This offering is not being underwritten. We have agreed to pay the expenses related to the registration of the shares being offered, but we will not receive any proceeds from the sale of the shares by the selling stockholders.

     Our common stock is currently traded on the American Stock Exchange under the symbol ELU. On July 23, 2004, the closing price of our common stock was $1.65 per share.

     Investing in our common stock involves risks. You should purchase our shares only if you can afford a complete loss of your investment. WE URGE YOU TO READ THE RISK FACTORS SECTION BEGINNING ON PAGE 4 ALONG WITH THE REST OF THIS PROSPECTUS BEFORE YOU MAKE YOUR INVESTMENT DECISION.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES, OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


             The date of this prospectus is _______________, 2004.

                                      TABLE OF CONTENTS


                                                                                         PAGE
                                                                                         ----
Prospectus summary . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  1
Risk factors . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  5
Special note regarding forward-looking statements. . . . . . . . . . . . . . . . . . . . .  9
Use of proceeds. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  9
Market price information and dividend policy . . . . . . . . . . . . . . . . . . . . . . .  9
Management's discussion and analysis . . . . . . . . . . . . . . . . . . . . . . . . . . . 11
Our business . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 23
Selling stockholders . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 28
Plan of distribution . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 32
Management . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 34
Change of accountants. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 38
Principal stockholders . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 38
Description of securities. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 39
Disclosure of Commission position on indemnification for Securities Act liabilities. . . . 42
Experts. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 42
Legal matters. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 42
Where you can find more information. . . . . . . . . . . . . . . . . . . . . . . . . . . . 42
Financial Statements. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . F-1

                               PROSPECTUS SUMMARY

     To understand this offering fully, you should read the entire prospectus carefully, including the Risk Factors section beginning on page 5 and the financial statements.

                                 ELINEAR, INC.

     We are a total IT solutions provider of technology consulting, network and storage solutions infrastructure, and digital voice, data, video, and security services for both commercial and residential customers. Our operations are separated into three segments:

     - Product fulfillment and network and storage solutions. Through our wholly owned subsidiary, NetView Technologies, Inc., we offer a complete solution to our customers for the acquisition, management, and configuration of complex storage and network server installations.

     - Communications deployment. Through our wholly owned subsidiary, NewBridge Technologies, Inc., we provide (a) structured cabling, which is a set of cabling and connectivity products that integrate the voice, data, video and various management systems of a structure, (b) cabling infrastructure design and implementation, which is the design and implementation of the structured cabling systems, (c) security installation and monitoring, and (d) digital services of voice, data, and video over fiber optic networks to residential and commercial customers.

     - Consulting services. We offer: (a) consulting services, (b) creative web site design, (c) web site content management software, and (d) technical project management and development services.

     We operated as a technology consulting business since December 1999. We acquired our Internet consulting business as a result of a reverse merger with Imagenuity, Inc., ("Imagenuity") in 1999. Since 1999 to date, our Internet consulting business consisted of Internet consulting services, creative web site design, web site content management and software and technical project management and development services. For the fiscal year ended December 31, 2003, the consulting segment contributed 4% of our revenue. From 1995, its inception, eLinear, which at the time was named Kinetics.com, Inc. (Kinetics.com"), was engaged in marketing proprietary software programs for use on the world wide web of the Internet. Kinetics.com marketed two software programs designed for use on the Web in 1995 and 1996. During 1996, several creditors of Kinetics.com obtained court judgements against it as a result of non-payment of financial obligations and in 1997 Kinetics.com transferred all of its assets to an unaffiliated third party. Subsequent to the asset transfer, the only activities of Kinetics.com consisted of negotiating settlements with its creditors and attempting to identify a suitable acquisition or merger candidate. While Kinetics.com was the survivor in the merger, from an accounting standpoint the transaction was accounted for as though it was a recapitalization of Imagenuity and a sale of shares by Imagenuity in exchange for the net assets of Kinetics.com. On July 31, 2000, we changed our name to eLinear, Inc.

     We completed the acquisition of NetView and NewBridge during 2003. In April 2003, we issued 12,961,979 shares of common stock for all of the outstanding common stock of NetView. After the merger the stockholders of NetView owned approximately 90% of eLinear.

     Although NetView became our wholly owned subsidiary, for accounting purposes this transaction was treated as an acquisition of eLinear and a recapitalization of NetView using the purchase method of accounting. Since NetView is deemed to be the acquiring company for accounting purposes, the financial information included in this prospectus is information derived from the consolidated financial statements of NetView, which contributed 94% of our revenue for fiscal 2003.

     In July 2003, we completed the acquisition of all the outstanding shares of NewBridge. In the transaction, we issued 850,000 shares of common stock, and options to purchase 300,000 shares of common stock to the shareholders of NewBridge. NewBridge contributed 2% of our revenue for fiscal 2003.

RECENT DEVELOPMENTS

     In January 2004, we completed a private offering that raised gross proceeds of $2,533,850. In this offering, we issued 1,964,225 shares of common stock, warrants to purchase 1,178,535 shares of common stock at an exercise price of $1.89 per share, and warrants to purchase 1,090,145 shares of common stock at an exercise price of $1.55 per share. In February 2004, we completed a private offering that raised gross proceeds of $2,460,000. In this offering we issued 1,230,000 shares of common stock, warrants to purchase 615,000 shares of common stock at an exercise price of $3.00 per share, and warrants to purchase 615,000 shares of common stock at an exercise price of $2.50 per share. As part of these offerings, we agreed to register the resale of the shares issued, as well as the shares underlying the warrants issued. This prospectus is a part of the registration statement that we have filed to fulfill this registration obligation. In addition to the foregoing warrants, in connection with the above financings, we issued warrants to purchase 117,854 shares of our common stock at an exercise price of $1.89 per share, warrants to purchase 109,015 shares of our common stock at an exercise price of $1.55 per share, warrants to purchase 61,500 shares of our common stock at an exercise price of $2.50 per share, and warrants to purchase 61,500 shares of our common stock at an exercise price of $3.00 per share.

     In February 2004, we entered into a revolving credit facility with Laurus Master Fund, Ltd. Under the terms of the agreement, we can borrow up to $5,000,000 at an annual interest rate of prime plus .75% (with a minimum rate of 4.75%) based on our eligible accounts receivable balances. We are permitted to go over our borrowing limit, which is referred to as getting an "overadvance," if we get the approval of Laurus. These overadvances typically accrue interest at a rate of 1.5% per month, but until August 2004, we are not required to pay this interest amount on any overadvances. As of February 25, 2004, we had approximately $3.0 million outstanding on this credit facility. This credit facility is secured by all of our assets. At the option of the holder, the outstanding balance on the credit facility can be converted into shares of our common stock at a conversion price of $2.91 per share. In connection with execution of this credit facility, we issued Laurus a seven-year warrant to purchase 290,000 shares of our common stock at exercise prices ranging from $3.05 to $3.32 per share. We have the ability to prepay any amounts owed under this credit facility at 115% of the principal amount. Neither the conversion shares nor the shares underlying the warrants are being registered under this prospectus.

     We maintain a web site at www.elinear.com. Information contained on our web site is not part of this prospectus. Our principal executive offices are located at 2901 West Sam Houston Parkway Suite E-300, Houston, Texas 77043, and our telephone number is (713) 896-0500. All references to "we," "our," or "us" refer to eLinear, Inc., a Delaware corporation, and our subsidiaries.

THE OFFERING

SECURITIES OFFERED. . . .  The selling stockholders are offering a total of 7,138,962 shares, including a total of 3,848,549 shares underlying warrants.

COMMON STOCK OUTSTANDING.  As of June 30, 2004, we had 20,554,267 shares outstanding.

USE OF PROCEEDS . . . . .  We will not receive any of the proceeds from the sale of shares of our common stock offered by our selling stockholders.  We will receive the proceeds from the cash exercise of the warrants discussed in this prospectus.

MARKET FOR OUR SECURITIES  Our common stock currently trades on the American Stock Exchange under the symbol ELU.  The market for our common stock is highly volatile.

RISK FACTORS. . . . . . .  Investing in our common stock involves risks.  You should purchase our shares only if you can afford a complete loss of your investment.  A discussion of some of the risks associated with our company is in the
                           Risk Factors section beginning on page 4.

     The share information in the table above is based on 20,554,267 shares outstanding as of June 30, 2004 and excludes 6,460,342 shares of common stock issuable upon the exercise of outstanding stock options and warrants at a weighted average exercise price of $2.50 per share. Except for options to purchase 1,059,027 shares of common stock, all of the above options and warrants are currently exercisable. The above information also excludes any shares that may be issuable upon the conversion of any amounts under our credit facility with Laurus Master Fund, or the 290,000 shares of common stock issuable upon the exercise of warrants to Laurus at exercise prices ranging from $3.05 to $3.32 per share.

SUMMARY FINANCIAL INFORMATION

     The following financial information is derived from our audited financial statements for the fiscal years ended December 31, 2003 and 2002 and quarterly periods ended March 31, 2004 and 2003. This information is only a summary and does not provide all of the information contained in our financial statements and related notes. You should read the "Management's Discussion and Analysis" beginning on page 11 of this prospectus and our financial statements and related notes beginning on page F-1.


                                                               THREE MONTHS ENDED           YEAR ENDED
                                                               ------------------           ----------
                                                                   MARCH 31,               DECEMBER 31,
STATEMENTS OF OPERATIONS DATA:                                     ---------               ------------
                                                               2004         2003         2003         2002
                                                           ------------  ----------  ------------  -----------
                                                                  (Unaudited)

Revenue . . . . . . . . . . . . . . . . . . . . . . . . .  $ 4,175,078   $3,151,142  $13,501,140   $7,437,184
Cost of sales . . . . . . . . . . . . . . . . . . . . . .  $ 3,714,762   $2,563,403  $11,367,405   $6,461,162
Selling, general and administrative expenses. . . . . . .  $ 1,437,244   $  495,396  $ 3,151,263   $  756,555
Impairment of goodwill. . . . . . . . . . . . . . . . . .  $   451,925   $       --  $        --   $       --
Depreciation. . . . . . . . . . . . . . . . . . . . . . .  $     8,505   $    3,394  $    20,290   $    9,143
Interest expense. . . . . . . . . . . . . . . . . . . . .  $    43,272   $    4,394  $    30,775   $   10,930
Other income. . . . . . . . . . . . . . . . . . . . . . .  $        --   $       --  $    46,432   $       --
Net income (loss) before pro forma income tax expense (1)  $(1,480,630)  $   84,555  $(1,022,161)  $  199,394
Pro forma income tax expense (1). . . . . . . . . . . . .  $        --   $       --  $        --   $ (106,554)
Pro forma net income (loss) (1) . . . . . . . . . . . . .  $(1,480,630)  $   84,555  $(1,022,161)  $   92,840
Net income (loss) per common share (basic and diluted). .  $     (0.09)  $     0.01  $     (0.07)  $     0.01

(1) NetView was an S-Corporation in fiscal 2002 and upon the completion of the merger with eLinear, NetView terminated its S-Corporation status for income tax purposes. The pro forma income tax expense indicates the results as if we applied the current policy for income taxes.

                        March 31,   December 31,
                          2004          2003
                       (Unaudited)

Working capital . . .  $ 7,580,049  $     925,574
Total assets. . . . .  $10,322,181  $   4,429,696
Total liabilities . .  $ 2,672,178  $   1,502,389
Stockholders' equity.  $ 7,650,003  $   2,927,307

                                  RISK FACTORS

     Any investment in our securities involves a high degree of risk. You should carefully consider the following information about these risks, together with the other information contained in this prospectus, before you decide to buy our securities.

AS SUBSTANTIALLY ALL OF OUR REVENUE IS DERIVED FROM A RECENTLY FORMED BUSINESS THERE IS A LIMITED HISTORY OF OPERATIONS TO EVALUATE POTENTIAL FUTURE PERFORMANCE.

     In our financial statements, NetView accounted for 95% of our revenue for the three months ended March 31, 2004, 94% of our revenue during the fiscal year ended December 31, 2003 and 100% of our revenue for the fiscal year ended December 31, 2002. This business segment commenced operations in January 2002, acquired by us in April 2003 and, accordingly, it has a limited operating history upon which to base an investment decision. An investment in us is high-risk as we are an early-stage company with unforeseen costs and expenses.

WE ARE DEPENDENT ON A FEW LARGE CUSTOMERS, AND THE LOSS OF ANY ONE WOULD NEGATIVELY AFFECT OUR BUSINESS OPERATIONS.

     Four customers account for approximately 21%, 14%, 10% and 10% of our revenue for fiscal year 2003 and two customers account for approximately 19% and 16% of our revenue for the three months ended March 31, 2004. We do not maintain long-term contractual arrangements with any of these customers and, accordingly, there is no assurance that these customers will continue to conduct business with us in the future. The loss of any of these customers would have a material adverse effect on our business operations.

WE DO NOT MAINTAIN LONG-TERM AGREEMENTS WITH OUR PRODUCT FULFILLMENT CUSTOMERS, THERE IS NO ASSURANCE THAT THESE CUSTOMERS WILL CONTINUE TO CONDUCT BUSINESS WITH US IN THE FUTURE.

     Our business model relies upon negotiated sales transactions with our customers on a transaction by transaction basis. Because we do not enter into long-term contracts with our customers, there is no assurance that we will be able to conduct repeat business or long-term business with any one of our current customers. The failure of our customers to continue to do business with us would have a material adverse effect on our business operations.

WE HAVE A LARGE AMOUNT OF GOODWILL ON OUR BALANCE SHEET THAT, IF DEEMED IMPAIRED, WOULD NEGATIVELY EFFECT OUR FUTURE PROFITABILITY.

     As of March 31, 2004, we had $1,491,102 of goodwill on our balance sheet. Goodwill occurs when an acquisition is made and represents the excess of our cost over the fair value of the net tangible assets acquired. Goodwill is not amortized, but is subject to an impairment assessment at least annually which may result in a charge to operations if the fair value of the reporting segment in which the goodwill is reported declines. Due to the large amount of goodwill included in our financial reports, if an impairment is required our future financial results would be negatively affected.

IF WE NEED ADDITIONAL FINANCING, AND FINANCING IS UNAVAILABLE, WE MAY NOT BE ABLE TO EXPAND OUR BUSINESS.

     As of March 31, 2004, we had cash of $4,533,168 and a certificate of deposit in the amount of $500,000. During the first quarter of 2004, we have raised approximately $5.0 million through the sale of our common stock and warrants. During the quarter we also borrowed $3.0 million through our credit facility with Laurus Master Funds. We have historically financed our operations through private equity financings. During fiscal 2003, we did not generate positive cash flow from our operations. We anticipate that we will need additional capital in the future to expand our business operations. We do not have any commitments for funding at this time, and additional funding may not be available to us on favorable terms, if at all.

IT IS LIKELY THAT OUR EXISTING EXECUTIVE OFFICERS AND DIRECTORS WILL CONTINUE TO DICTATE SIGNIFICANT CORPORATE DECISIONS NOTWITHSTANDING THE SUCCESS OF OUR BUSINESS STRATEGY.

     As of June 30, 2004, our executive officers and directors beneficially owned an aggregate of approximately 63% of our outstanding common stock. These parties have the ability to determine the outcome of matters submitted to our stockholders for approval, including the election and removal of directors and any merger, consolidation or sale of all or substantially all of our assets. In addition, these persons have the ability to influence or control the management of our day-to-day operations, business and affairs. Accordingly, this concentration of ownership may harm the market price of our common stock by:

     -    delaying, deferring or preventing a change in control;

     - preventing a change in our management, even if our management is unsuccessful in executing our business strategy;

     - impeding a merger, consolidation, takeover or other business combination involving us; or

     - discouraging a potential acquiror from making a tender offer or otherwise attempting to obtain control of us.

WE HAVE RESERVED A SIGNIFICANT NUMBER OF SHARES OF OUR COMMON STOCK FOR ISSUANCE UPON THE EXERCISE OF WARRANTS, OPTIONS, AND UPON THE CONVERSION OF OUR CREDIT FACILITY. THE ISSUANCE OF THESE SHARES WILL HAVE A DILUTIVE EFFECT ON OUR COMMON STOCK AND MAY LOWER OUR STOCK PRICE.

     We have reserved a large number of shares to be issued on the exercise of outstanding warrants, options, and upon the conversion of our credit facility. In addition, we have a large number of shares reserved under our existing stock option plans. The majority of our outstanding warrants and options have exercise prices that are below our current market price. The warrants and options have exercise prices ranging from $.32 to $39.375 per share. Our Laurus credit facility has a conversion price of $2.91 per share. As of June 30, 2004, we have reserved 9,318,992 shares of common stock for issuance on the exercise of warrants and options, and upon the conversion of our convertible debt. This number includes shares underlying our existing option plans even if those shares or options have not yet been granted. The issuance of our common stock upon the exercise of these securities will be dilutive and may hurt our stock price.

THE TERMS OF OUR DEBT OBLIGATIONS TO LAURUS MASTER FUND SUBJECT US TO THE RISK OF FORECLOSURE ON ALL OF OUR ASSETS.

     To secure the payment of all obligations owed to Laurus, we have granted to Laurus a security interest and lien on all of our assets. The occurrence of an event of default under any of our obligations would subject us to foreclosure by Laurus to the extent necessary to repay any amounts due. If a foreclosure were to happen, it would have a material adverse effect on our financial condition.

IF WE DON'T HAVE SUFFICIENT FUNDS TO REPAY OUR PRINCIPAL OR INTEREST OBLIGATIONS TO LAURUS MASTER FUND, THE LENDER HAS THE RIGHT TO FORECLOSE ON ALL OF OUR ASSETS.

     We may not have sufficient funds to repay Laurus when our debt obligations to them become due. We are not required to establish a sinking fund for the repayment of our debt to Laurus, and we intend to use the funds received from Laurus for working capital. Accordingly, we may be required to obtain funds to repay Laurus either through refinancing or the issuance of additional equity or debt securities. We may be unable to obtain the funds needed, if any, to repay the obligations from any one or more of these other sources on favorable economic terms or at all. Failure to effect timely payment of our debt obligations would provide Laurus the right to foreclose on all of our assets.

OUR NET LOSS OF $1,480,630 IN THE FIRST QUARTER OF FISCAL 2004 AND $1,022,161 IN FISCAL YEAR 2003 INDICATES THAT WE MAY NOT BE PROFITABLE DURING THE CURRENT FISCAL YEAR.

     While we were profitable during fiscal 2002, we recorded a net loss of $1,022,161 during fiscal 2003 and $1,480,630 during the first fiscal quarter of 2004, and at March 31, 2004, we had an accumulated deficit of $2,876,389. We anticipate our future expense levels will continue to increase as we attempt to expand our business operations. If our revenue does not exceed our additional spending levels, we may not achieve or sustain profitability in the current fiscal year or in the future.

THE LOSS OF THE SERVICES OF MESSRS. TOMMY ALLEN AND KEVAN CASEY, THROUGH DEATH, DISABILITY OR THE DECISION TO PURSUE OTHER BUSINESS INTERESTS, COULD ADVERSELY EFFECT OUR BUSINESS OPERATIONS.

     If we lose the services of Tommy Allen, our president and a director, or Kevan Casey, our chief executive officer and a director, our ability to operate and expand our business may be seriously compromised. Messrs. Allen and Casey have been instrumental in determining our strategic direction and focus. Our employment agreements with Messrs. Allen and Casey are terminable by either party on 14 days notice. We do not maintain key person insurance on either Messrs. Allen or Casey.

BECAUSE OUR PRIMARY COMPETITORS ARE SMALL OPERATORS THAT COMPETE ON A RELATIONSHIP BASIS, WE COULD LOSE CURRENT CUSTOMERS IF OUR CUSTOMER CONTACT WAS REPLACED.

     The information technology industry includes equipment manufacturers that serve many of the same customers served by us. While we compete with many entities that have well-established brand names, large customer bases and greater resources than us, we believe that our primary competitors are smaller companies with business plans similar to ours that rely upon pre-existing relationships to generate repeat business. Without diminishing the competitive nature of these well-established companies, often it is the smaller capitalized company possessing special relationships with the decision making employees of our potential customers that pose the most competitive aspect of our business. Moreover, we expect numerous companies to enter our industry and expose us to continued price competition.

OUR STOCK PRICE IS HIGHLY VOLATILE AND, THEREFORE, THE VALUE OF YOUR INVESTMENT MAY FLUCTUATE SIGNIFICANTLY.

     The market price of our common stock has fluctuated and may continue to fluctuate. During the past year, the price of our common stock has ranged from $0.45 per share to $4.00 per share. These fluctuations may be exaggerated since the trading volume of our common stock is volatile. These fluctuations may or may not be based upon any business or operating results. Our common stock may experience similar or even more dramatic price and volume fluctuations.

OUR "BLANK CHECK" PREFERRED STOCK COULD BE ISSUED TO PREVENT A BUSINESS COMBINATION NOT DESIRED BY MANAGEMENT OR OUR CURRENT MAJORITY SHAREHOLDERS.

     Our certificate of incorporation authorizes the issuance of "blank check" preferred stock with designations, rights and preferences as may be determined by our board of directors without shareholder approval. Our preferred stock could be utilized as a method of discouraging, delaying, or preventing a change in our control and as a method of preventing shareholders from receiving a premium for their shares in connection with a change of control.

YOU LIKELY WILL NOT RECEIVE A RETURN ON YOUR INVESTMENT IN THE SHARES THROUGH DIVIDENDS PAID ON OUR COMMON STOCK.

     We do not anticipate paying any cash dividends on our common stock in the foreseeable future. While our dividend policy will be based on our operating results and capital needs, we anticipate that all earnings, if any, will be retained to finance our future operations. We are prohibited from paying dividends pursuant to the Laurus credit facility.

ANTI-TAKEOVER PROVISIONS IN OUR ORGANIZATIONAL DOCUMENTS AND DELAWARE LAW COULD MAKE A THIRD-PARTY ACQUISITION OF US DIFFICULT AND THEREFORE COULD LIMIT THE PRICE INVESTORS MAY BE WILLING TO PAY IN THE FUTURE FOR OUR COMMON STOCK.

     The anti-takeover provisions in our certificate of incorporation and in Delaware law could make it more difficult for a third party to acquire us without the approval of our board of directors. Under these provisions, we could delay, deter, or prevent a takeover attempt or third-party acquisition that our stockholders may consider to be in their best interests, including a takeover attempt that may result in a premium over the market price of our common stock. In addition, these provisions may prevent the market price of our common stock from increasing substantially in response to actual or rumored takeover attempts and also may prevent changes in our management. These anti-takeover provisions may limit the price investors are willing to pay in the future for shares of our common stock.

                SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

     Some of the statements contained in this prospectus discuss future expectations, contain projections of results of operations or financial condition, or state other "forward-looking" information. The words "believe," "intend," "plan," "expect," "anticipate," "estimate," "project" and similar expressions identify that a forward-looking statement was made. These statements are subject to known and unknown risks, uncertainties, and other factors that could cause our actual results to differ materially from those contemplated by the statements. The forward-looking information is based on various factors and is derived using numerous assumptions. Important factors that may cause results to differ from projections include, for example:

     - our ability to locate quality acquisition candidates to grow our business;

     -    our ability to integrate any new acquisitions;

     -    the loss of any of our large customers;

     -    the level of demand for our products or services; and

     -    our ability to develop or maintain strategic relationships.

     We do not promise to update forward-looking information to reflect actual results or changes in assumptions or other factors that could affect those statements. Future events and actual results could differ materially from those expressed in, contemplated by, or underlying any forward-looking statements.


                                 USE OF PROCEEDS

     We will not receive any proceeds from the resale of the common stock offered under this prospectus. We will receive the proceeds from the exercise of the warrants discussed in this prospectus, if they are exercised. We intend to utilize any proceeds from the warrants for general corporate purposes.


                  MARKET PRICE INFORMATION AND DIVIDEND POLICY

     Our common stock trades on the American Stock Exchange under the symbol ELU since April 1, 2004. Prior thereto, and for all periods described in the table below, our common stock traded on the OTC Bulletin Board. The market for our common stock is limited, sporadic, and highly volatile. The following table sets forth the approximate high and low closing sales prices for our common stock for the last two fiscal years and recent fiscal quarter. The quotations reflect inter-dealer prices, without retail markups, markdowns, or commissions and may not represent actual transactions.

                                High    Low
                              ---------------
Year 2004
    Quarter ended June 30       $3.25  $1.50
    Quarter ended March 31      $3.50  $1.85
Year 2003
    Quarter ended December 31   $2.75  $1.19
    Quarter ended September 30  $1.62  $0.65
    Quarter ended June 30       $1.00  $0.45
    Quarter ended March 31      $0.45  $0.45
Year 2002
    Quarter ended December 31   $0.55  $0.21
    Quarter ended September 30  $1.35  $0.32
    Quarter ended June 30       $6.00  $1.50
    Quarter ended March 31      $5.15  $1.70

     As of June 30, 2004, we had approximately 2,200 stockholders of record. To date, we have never declared or paid any cash dividends. Our current policy is to retain earnings, if any, to provide funds for operating and expansion of our business. This policy will be reviewed by our board of directors from time to time in light of our earnings and financial position. We are prohibited from paying dividends pursuant to the Laurus credit facility.

      MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND PLAN OF
                                   OPERATIONS

     The following discussion and analysis of our financial condition as of December 31, 2003 and March 31, 2004, and our results of operations for the annual periods ended December 31, 2003 and 2002, and quarterly periods ended March 31, 2004 and 2003, should be read in conjunction with the audited consolidated financial statements and notes included in this prospectus.


OVERVIEW

     Our business currently consists of three operating segments:

     - Product fulfillment and network and storage solutions. Through our wholly owned subsidiary, NetView, we offer a complete solution to our customers for the acquisition, management and configuration of complex storage and network server installations.

     - Communications deployment. Through our wholly owned subsidiary, NewBridge, we provide: (a) structured cabling, which is a set of cabling and connectivity products that integrate the voice, data, video and various management systems of a structure, (b) cabling infrastructure design and implementation, which is the design and implementation of the structured cabling systems, (c) security installation and monitoring, and (d) digital services of voice, data and video over fiber optic networks to residential and commercial customers.

     - Consulting services. We offer: (a) consulting services, (b) creative web site design, (c) web site content management software, and (d) technical project management and development services.

     We operated as a technology consulting business since December 1999. We acquired our Internet consulting business as a result of a reverse merger with Imagenuity in 1999. Since 1999 to date, our Internet consulting business consisted of Internet consulting services, creative web site design, web site content management and software and technical project management and development services. For the fiscal year ended December 31, 2003, the consulting segment contributed 4% of our revenue. From 1995, its inception, eLinear, which at the time was named Kinetics.com, Inc. (Kinetics.com"), was engaged in marketing proprietary software programs for use on the world wide web of the Internet. Kinetics.com marketed two software programs designed for use on the Web in 1995 and 1996. During 1996, several creditors of Kinetics.com obtained court judgements against it as a result of non-payment of financial obligations and in 1997, Kinetics.com transferred all of its assets to an unaffiliated third party. Subsequent to the asset transfer, the only activities of Kinetics.com consisted of negotiating settlements with its creditors and attempting to identify a suitable acquisition or merger candidate. While Kinetics.com was the survivor in the merger, from an accounting standpoint the transaction was accounted for as though it was a recapitalization of Imagenuity and a sale of shares by Imagenuity in exchange for the net assets of Kinetics.com. On July 31, 2000, we changed our name to eLinear, Inc.

     We completed the acquisitions of NetView and NewBridge during the last fiscal year. In April 2003, we issued 12,961,979 shares of common stock for all of the outstanding common stock of NetView. After the merger the stockholders of NetView owned approximately 90% of eLinear.

     Although NetView became our wholly owned subsidiary, for accounting purposes this transaction was treated as an acquisition of eLinear and a recapitalization of NetView using the purchase method of accounting. The acquisition resulted in goodwill of $451,920. Since NetView is deemed to be the acquiring company for accounting purposes, the financial information for the years ended December 31, 2002 and 2003 and quarter ended March 31, 2003, is information derived from the consolidated financial statements of NetView, which contributed 94% of our revenue for fiscal 2003.

     In July 2003, we completed the acquisition of all the outstanding shares of NewBridge. Pursuant to the transaction, we issued 850,000 shares of common stock valued at $1,230,500, using the stock price on the date of the merger, and options to purchase 300,000 shares of common stock valued at $274,000, using Black-Scholes, to the shareholders of NewBridge. The acquisition was accounted for using the purchase method of accounting resulting in goodwill of $1,491,102. NewBridge contributed 2% of our revenue for fiscal 2003.

     Our strategy is to expand our operations along the above three reporting segments through internal growth and through acquisitions. Whereas we have added two distinct reporting segments through the above listed acquisitions, we intend to expand our operations from all three reporting segments through the addition of personnel to increase sales. The changes in our business strategy have not affected our relationship with any of our customers. We intend to utilize the proceeds from our recent offerings discussed below, as well as through additional offerings, to finance our internal growth and for any acquisitions. We do not have any commitments to raise additional funds, and we may be unable to do so in the future. If we do raise additional funds, we may do so at below market prices, which would cause dilution to our shareholders.

RECENT DEVELOPMENTS

     In January 2004, we completed a private offering in which we raised gross proceeds of $2,533,850. In February 2004, we completed a private offering in which we raised gross proceeds of $2,460,000. Both of these agreements included warrants, which if exercised would bring in an additional $6,992,156. In each of these offerings we issued our common stock at prices below the then market price.

     In February 2004, we obtained a secured revolving note with Laurus Master Fund, Ltd. ("Laurus"). Under the terms of the agreement, we can borrow up to $5,000,000 at an annual interest rate of prime plus .75% (with a minimum rate of 4.75%). The agreement contains two notes: a minimum secured revolving note totaling $2,000,000 ("term note") and a revolving credit facility totaling $3,000,000 ("revolver") based on eligible accounts receivable.

Revolver

     The Laurus revolver provides for borrowings of up to the lesser of; (i) $3 million or (ii) 90% of the Company's eligible accounts receivable. As of March 31, 2004, eligible receivables would not support additional borrowings under the facility. We borrowed $1,000,000 under the revolving facility on the date of the agreement. The revolving credit facility has a term of three years and accrues interest on outstanding balances at the rate of prime (4.00% as of March 31, 2004) plus 0.75%. Laurus has the option to convert all or a portion of the advances under any secured convertible revolving note into shares of our common stock at any time, subject to certain limitations, at a fixed conversion price of $2.91 per share. As amounts are drawn on this line-of-credit, to the extent the current market price exceeds the fixed conversion price, additional interest expense will be recognized for this beneficial conversion feature. The revolving credit facility is secured by all of our assets. All stock conversion prices and exercise prices are subject to adjustment for stock splits, stock dividends or similar events. As of March 31, 2004, we had approximately $1,000,000 outstanding under the revolver.

Term Note

     The term note has a term of three years. We have the option of paying scheduled interest and principal, or prepaying all or a portion of the term note with shares of our common stock at the fixed conversion price of $2.91 per share, provided that the closing price of the common stock is greater than $3.20 per share for the five trading days immediately preceding the payment date and that the shares are registered with the Securities and Exchange Commission or with cash at 115% of the outstanding balance. Laurus also has the option to convert all or a portion of the term note into shares of our common stock at any time, subject to certain limitations, at a fixed conversion price of $2.91 per share. The term note is secured by a blanket lien on all of our assets. In conjunction with the term note, Laurus was paid a fee of $219,500 and received a seven-year warrant to purchase up to 290,000 shares of our common stock at prices ranging from $3.05 to $3.32 per share. The warrants, which are exercisable immediately, were valued at $478,200 using a modified Black-Scholes option pricing model. The value of these warrants and the fees paid to Laurus were recorded as a discount to the term note and will be amortized over the term of the loan using the effective interest method.

     The term note is considered to have a beneficial conversion feature since the fair market value of the common stock issuable upon conversion of the term note exceeded the value allocated to the term note on the date of issuance. The difference between the market value of the shares issuable upon conversion and the value allocated to the term note of $1,302,293 is considered to be the value of the beneficial conversion feature. The value of the beneficial conversion feature has also been recorded as a discount to the term note and will be amortized over the term of the loan using the effective interest method. In the event the investors convert the debentures prior to the maturity of the agreements, then generally accepted accounting principles require us to expense the unamortized balance of the debt discount in full.

     In addition to the $219,500 fee paid to Laurus, we paid $273,300 in finder's fees to vSource Capital. The $273,000 was capitalized as deferred financing costs and will be amortized using the effective interest method over the term of the loan agreement.

     As part of the above credit facility, we agreed to file a registration statement with the SEC in order to register the resale of any shares issuable upon conversion of up to $2 million of the credit facility and upon the exercise of the warrants. The terms of our agreement with Laurus require us to file the registration statement within a definitive period of time not to exceed 150 days from February 23, 2004. If we fail to meet this deadline, if the registration statement is not declared effective prior to the 90th day after filing the registration statement, if the registration statement ceases to remain effective, or certain other events occur, we have agreed to pay Laurus liquidated damages of 1.5% of the principal amount of the convertible portion of the note per month. Laurus is limited to owning or beneficially owning a maximum of 4.99% of our outstanding shares of common stock. In addition, each time we borrow $2 million under the credit facility, we will be required to file an additional registration statement covering the possible conversion of that amount of the note. Neither the conversion shares nor the shares underlying the warrants are being registered under this prospectus.

CRITICAL ACCOUNTING POLICIES

     General

     The consolidated financial statements and notes included in this prospectus contain information that is pertinent to this management's discussion and analysis. The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires us to make estimates and assumptions that affect the reported amounts of our assets and liabilities, and affect the disclosure of any contingent assets and liabilities. We believe these accounting policies involve judgment due to the sensitivity of the methods, assumptions, and estimates necessary in determining the related asset and liability amounts. The significant accounting policies are described in our financial statements and notes included in this prospectus.

     Revenue  Recognition

     Our revenue recognition policy is objective in that we recognize revenue when products are shipped or services are delivered. Accordingly, there are no estimates or assumptions that have caused deviation from our revenue recognition policy. Additionally, we have a limited amount of sales returns which would affect our revenue earned.

     We account for arrangements that contain multiple elements in accordance with EITF 00-21, "Revenue Arrangements with Multiple Deliverables". When elements such as hardware, software and consulting services are contained in a single arrangement, or in related arrangements with the same customer, we allocate revenue to each element based on its relative fair value, provided that such element meets the criteria for treatment as a separate unit of accounting. The price charged when the element is sold separately generally determines fair value. In the absence of fair value for a delivered element, we allocate revenue first to the fair value of the undelivered elements and allocate the residual revenue to the delivered elements. In the absence of fair value for an undelivered element, the arrangement is accounted for as a single unit of accounting, resulting in a delay of revenue recognition for the delivered elements until the undelivered elements are fulfilled. We limit the amount of revenue recognition for delivered elements to the amount that is not contingent on the future delivery of products or services or subject to customer-specified return or refund privileges.

     We recognize revenue from the sale of manufacturer's maintenance and extended warranty contracts in accordance with EITF 99-19 net of its costs of purchasing the related contracts.

     Goodwill

     As of March 31, 2004, we had $1,491,102 of goodwill resulting from the acquisition of NewBridge previously discussed above. Goodwill represents the excess of cost over the fair value of the net tangible assets acquired and is not amortized. However, goodwill is subject to an impairment assessment at least annually which may result in a charge to operations if the fair value of the reporting segment in which the goodwill is reported declines. Due to the large amount of goodwill presently included in our financial reports, if an impairment is required our financial condition and results would be negatively affected.

     Accounting  for  Stock-Based  Compensation

     We account for stock-based compensation based on the provisions of Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," as amended by the Financial Accounting Standards Board Interpretation No. 44, "Accounting for Certain Transactions Involving Stock Compensation." These rules state that no compensation expense is recorded for stock options or other stock-based awards to employees that are granted with an exercise price equal to or above the estimated fair value per share of the company's common stock on the grant date. We adopted the disclosure requirements of Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation," which requires compensation expense to be disclosed based on the fair value of the options granted at the date of the grant.

     In December 2002, the Financial Accounting Standards Board issued Statement No. 148, "Accounting for Stock-Based Compensation - Transition and Disclosure-an amendment of Financial Accounting Standards Board Statement No. 123." This statement amends Statement of Financial Accounting Standards No. 123, to provide alternative methods of transition for an entity that voluntarily changes to the fair value based method of accounting for stock-based employee compensation. It also amends the disclosure provisions of Statement of Financial Accounting Standards No. 123 to require prominent disclosure about the effects on reported net income of an entity's accounting policy decisions with respect to stock-based employee compensation. We did not voluntarily change to the fair value based method of accounting for stock-based employee compensation, therefore, the adoption of Statement of Financial Accounting Standards No. 148 did not have a material impact on our financial position. If we had used the fair value based method of accounting we would have incurred an additional expense of $103,768 for the year ended December 31, 2003 and no additional expense for the quarter ended March 31, 2004.

     Allowance  for  Doubtful  Accounts

     We maintain an allowance for doubtful accounts, which reflects the estimate of losses that may result from the inability of some of our customers to make required payments. The estimate for the allowance for doubtful accounts is based on known circumstances regarding collectability of customer accounts and historical collections experience. If the financial condition of one or more of our customers were to deteriorate, resulting in an impairment of their ability to make payments, additional allowances may be required. Material differences between the historical trends used to estimate the allowance for doubtful accounts and actual collection experience could result in a material change to our consolidated results of operations or financial position.

RESULTS OF OPERATIONS AND FINANCIAL CONDITION

     Our primary business focus is on solving well-defined customer problems or providing a need-proven service. We are focused on delivering reliable and effective IT solutions, managed services, software, security solutions, Internet telephony solutions and network and storage solutions that enable enterprises to restructure and integrate entire business processes while extending them across enterprise boundaries to customers, employees and suppliers. As our arsenal of products, services and solutions grows through internal and external initiatives, our sales force will be required to leverage our cross-selling potential. We earn our revenue through the sales efforts of our three distinct business segments. When products and/or services are purchased, we invoice our customers and subsequently receive payment for those products and/or services, which generates the cash needed to pay for those products and/or services. Due to our growth, we have been required to obtain various lines of credit to finance the purchase of these products.

     Prior to the acquisitions of NetView and NewBridge, we were a technology consulting services firm providing strategic consulting solutions, creative web site design, web site content management software and technical project management and development services to companies seeking to increase productivity or reduce costs through investing in technology. The information technology outsourcing and consulting industry in which we operate has declined drastically with substantial overall reductions in information technology investments. This has resulted in a dramatic reduction in spending for information technology services overall, and a significant decrease in the amount of services we are able to sell. In order to reduce costs we closed our offices in Denver during 2002 and have concentrated our marketing efforts in the Houston market. However, due to the failure of Enron Corp. and weakening financial conditions of companies such as Dynegy Energy and Reliant Resources, the Houston market for information technology services in 2002 and 2003 has been hit particularly hard.

     In order to diversify our business plan, we began seeking merger candidates. We selected NetView due to its list of customers and management with the view toward cross-selling our consulting services with its network and storage solutions customers. Our acquisition of NewBridge was determined by our desire to provide a total IT solutions product to our customers, which NewBridge provided the ability to expand our business in the area of communications deployment. In addition to our consulting services we previously provided, we now offer a full range of IT solutions. These acquisitions have in fact expanded our customer base and provided additional sales opportunities, which were not previously available to us. We intend to expand our business in all three segments in which we operate.

     eLinear is specifically focused on growing its business across all offerings. This growth will in some instances be pursued internally and in others, externally via acquisitions.

Internal Growth
---------------
     The primary focus internally will be on making strategic hires for our network solutions, IP Telephony solutions and security solutions. This has and will continue to include:
     1) account executives that bring to eLinear established relationships with customers and
     2) technical resources and engineers that can assess, architect, design, implement, support and maintain all the different aspects required by our solutions.

     Much of our internal growth will also come from leveraging our ability to cross-sell our diverse offerings to our entire customer base. We also plan to expand into the geographies that our current customers have presences in, and hence, would be relatively easier than expanding into other geographies without any inroads into them. More specifically, below are some current initiatives being worked on:
     1) IP Telephony - the design, architecting, implementation and roll-out of corporate Voice over Internet Protocol telephone systems integrated with data networks, eliminating the need for traditional switching telephone systems - we have identified several account executives and engineers that would enable broader customer coverage. Concurrently, we are in the process of upgrading our certification levels with partners in order to provide us with better services, pricing and opportunities primarily Cisco.
     2) Network Solutions - we continually hire account executives and engineers that enable broader customer coverage by bringing new customers and skills to eLinear. Most recent example is the hiring of nearly 25 people in Dallas as an extension of our Houston presence.
     3) Security Solutions - we are in the process of hiring security specific account executives to grow security system sales to our customers, with the solutions being enabled via strategic partnerships (Cisco, Netscreen, etc.)

     All of our solutions will be distributed through our internal sales and engineering forces. At this time, we will not be relying on a reseller channel.

External Growth
---------------

     The primary focus externally will be on making strategic acquisitions into areas that we feel we want to compete in but will not be able to establish and grow a competitive presence internally. The security systems arena is the main area where our acquisitions will be targeted. Intrusion technology firms and security consulting firms that can perform vulnerability assessments, penetration testing and security policy creation represent areas that we feel we can be more effective acquiring into. Several candidates have been identified however, we currently have no plans, proposals or arrangements, written, or otherwise, to engage in any business combination.

Financing Our Growth

     Currently, we have enough cash on our balance sheet and credit through our lines of credit to fund our internal working capital needs, which include internal growth initiatives over the next twelve months, and one acquisition. Moving forward, should we determine that it is strategically important to make multiple acquisitions, then we may need to pursue additional funding for those acquisitions.

Purchase of New Products

     From a procurement perspective, we have lines of credit with Textron and our three primary vendors Ingram Micro, Synnex and Tech Data that are needed in order to fund the purchase of hardware required for our solutions offerings. Our new products are purchased primarily through one of these three vendors. If the credit line at each vendor becomes over extended, then that vendor gets paid by Textron immediately at invoicing of the product. eLinear then has 30 days to pay Ingram Micro, Synnex and Tech Data and 45 days to pay Textron. This enables us to maintain liquidity and rapid procurement on behalf of our customers.

NetView Acquisition

     The acquisition of NetView brought to eLinear customers that need services in the network solutions market, including the design, procurement, implementation, support and maintenance of corporate networks. NetView's customer base ranges from the likes of the Fortune 2000 to small and medium businesses. Industry verticals that NetView customers are in, and hence are new markets to eLinear, include energy, healthcare, state and local governments, finance and several others. The opportunities acquired are general in nature and there was not any specific opportunity that was deemed material in making this acquisition. Network solutions will be selectively expanded through the hiring of key account executives with long-term, well-established client relationships.

NewBridge Acquisition

     The acquisition of NewBridge brought to eLinear customers that need services in the network infrastructure market; including the design, procurement, implementation, support and maintenance of physical network infrastructure such as structured cabling, network access points (drops), secure card access, closed circuit TV, and other services. NewBridge's customer base includes Houston based businesses, big and small, that require physical infrastructure for networks in new facilities, expansions, upgrades and for maintenance of existing facilities. Industry verticals that NewBridge customers are in include energy and state and local governments (Houston Independent School District and Klein Independent School District, Harris County, Texas) and several others. Part of the strategic reason for the acquisition was an opportunity to develop infrastructure services for residential communities, including security alarm installation and monitoring. That opportunity has not yet materialized. Network infrastructure solutions will be selectively expanded through the hiring of key account executives with long-term, well-established commercial client relationships. There is little emphasis on the residential aspect of the infrastructure.

Challenges and Risks

     1) Continued improvement in IT spending trends, specifically on security and regulatory compliance technology enablement, eLinear plans to address this by continually refocusing on solutions that are critical to clients, granting eLinear access to areas that warrant technology and strategic spending;
     2) General economic conditions, at the local, regional and national level; and
     3) Continued access to capital and human capital resources: eLinear continually attends conferences where capital sources are marketing their services and such relationships are continually maintained. eLinear continually utilizes the services of recruiters in order to ensure access to high quality human capital talent.

YEAR ENDED DECEMBER 31, 2003 VS DECEMBER 31, 2002

     Revenue. Total revenue for the year ended December 31, 2003 was $13,501,140 which was an increase of 82% over the prior year period of $7,437,184. Revenue from the consulting services business segment for fiscal 2003 was $608,370, which was 4% of total revenue. The consulting services business segment has seen a significant decline in customer utilization during 2002 and 2003. Due to the significant reduction in customers, we significantly reduced our number of full-time employees and contract personnel during this period in order to reduce costs and conserve our limited resources. We intend to concentrate on building additional customer relationships during the current fiscal year and, if successful, add additional personnel to increase our sales. In February 2004, we hired a primary consultant and several consulting engineers to replace our former CEO who resigned during 2003. The consultants' primary responsibilities are to identify opportunities for sales growth in the consulting services segment and assist in delivering those services to our customers.

     Revenue generated from the network and storage solutions business segment for fiscal 2003 was $12,686,133, which was an increase of $5,248,949, or 71% over fiscal 2002. The network and storage solutions business segment contributed 94% of total revenue for fiscal 2003. We were able to increase our revenue over the 2002 period primarily by the addition of sales personnel who had previous customer relationships. The increase in revenue was due to an increase in the amount of product sold and was not affected by an increase in pricing. We intend to focus on adding additional customers and personnel to service these customers. Revenue from the communications deployment business segment for fiscal 2003 was $206,637, which was 2% of total revenue.

     NetView began its operations in the first quarter of 2002 and began to earn revenue in February 2002 on a limited basis. The increase in revenue in fiscal 2003 was a result of a full twelve months of sales by NetView during the 2003 period, as well as an increase in the number of customers and orders that NetView procured during the period. The revenue percentage increase attributable to a full twelve months of operations during the 2003 period was 50% and the increase attributable to an increase in the number of customers was 16%. Additional increases in revenue resulted from the contribution by the consulting services and communications deployment business segments, which were not present in fiscal 2002. These business segments contributed 4% and 2%, respectively, of total revenue for fiscal 2003.

     Of the revenue generated for the period ended December 31, 2003, four customers provided in excess of 10% of our revenue. If we lose any of these customers, our financial results may be negatively affected.

     Cost of sales. Total cost of sales for the year ended December 31, 2003 was $11,357,405, an increase of $4,906,243, or 76%, over the 2002 period of
$6,461,162. For the network and storage solutions business segment, cost of sales is comprised primarily of the costs associated with acquiring hardware and software to fill customer orders. For the consulting services business segment, cost of sales consists primarily of full-time personnel and contract employee costs associated with projects we provide to our customers for a fee. For the communications deployment business segment, cost of sales consists primarily of materials and personnel to build the customer infrastructure. The primary component of the increase in cost of sales was the cost of procuring hardware and software to fill an expanded number of customer orders. Our principal suppliers of hardware and software products are Hewlett Packard and Cisco, which contributed approximately 65% of our sales for fiscal 2003. We anticipate they will continue to be our principal suppliers in the future. Total hardware and software costs amounted to $10,840,416 for fiscal 2003. We anticipate that cost of sales will increase as revenue increases.

     Gross profit. Total gross profit increased from $976,022 for the year ended December 31, 2002, to $2,133,735 for the year ended December 31, 2003.
The increase in gross profit was a result of an increase in revenue from all business segments. Total gross profit as a percentage of revenue increased from 13% for fiscal 2002 to 16% for fiscal 2003. The primary reason for the increase was a result of higher profit margin projects provided by the consulting services and communications deployment business segments.

     Operating expenses. Total operating expenses for the year ended December 31, 2003 was $3,171,553, an increase of $2,405,855, or 314%, over fiscal 2002 of
$765,698.  The various components of this increase are below.

     - We added additional personnel in our network and storage solutions business segment to facilitate the rapid increase in customer orders, and we have reduced personnel in our consulting services business segment, reflecting an increase in the use of subcontractors to execute on projects as opposed to hiring full-time employees. At the end of fiscal 2002, we employed 14 personnel in the network and storage solutions business segment, which had increased to 23 by the end of 2003. This resulted in an increase in payroll costs of approximately $480,000, excluding other payroll related costs. The number of employees in the consulting services business segment decreased from 11 at the beginning of fiscal 2002 to two as of December 31, 2003, and there were two employees in the communications deployment business segment. The net effect was an increase in payroll and related costs of $1,164,933, which costs are primarily composed of payroll, payroll taxes and health insurance. There were no payroll and related costs incurred during fiscal 2002 for the consulting services or communications deployment business segments.

     - Professional services, which is comprised of legal, accounting and consulting fees, increased from $114,409 for 2002 to $526,664 for fiscal 2003. Of this 2003 amount, $93,500 was invoiced to us as consulting fees from two of our officers. We do not anticipate incurring these fees in the future. Other increases attributable to fiscal 2003 were increased legal and accounting fees arising from the merger of NetView into eLinear and the acquisition of NewBridge.

     - Office administration expenses increased from $136,672 for the 2002 period to $175,159 for fiscal 2003. We increased the amount of office space under lease during fiscal 2003, and due to an increase in personnel incurred additional office administration expenses.

     - Other expenses increased from $125,976 for fiscal 2002 to $905,009 for fiscal 2003. The primary reason for the increase was due to an increase in fees paid for advertising to public relations firms and non-cash compensation expenses attributable to stock and stock option issuances.

     Net Loss. The net loss for the year ended December 31, 2003 was $1,022,161, or $0.07 per share basic and diluted, compared to pro forma net income of $92,840, or $0.01 per share basic and diluted, for fiscal 2002.

LIQUIDITY AND CAPITAL RESOURCES

     Changes in cash flow. We currently manage the payment of our current liabilities and other obligations on a monthly basis, as cash becomes available. Net cash used in operating activities for the year ended December 31, 2003, was $1,106,769 compared to net cash provided by operating activities of $241,253 for fiscal 2002. This was a reduction of $1,348,022 over the prior year. The primary components of net cash used in operating activities for fiscal 2003 were a net loss of $1,022,161, increases in our accounts receivable resulting from increased sales when compared to the prior fiscal year, and increased purchases of inventory associated with the increase in sales. We utilized a portion of our operating cash flow to reduce our accounts payable and to make payments on certain indebtedness due to two of our officers. Cash used by investing activities decreased from $46,527 for fiscal 2002 to $19,143 for fiscal 2003. Cash provided by financing activities increased from a use of $73,832 for fiscal 2002 to $1,559,501 in cash provided by financing activities for fiscal 2003. This increase was attributable to sales of common stock and through the exercise of stock options.

     Capital Resources. We have funded our operations through the sale of common stock, the exercise of stock options, short-term borrowings from two of our officers, and lines of credit. From September 2 to December 13, 2003, we sold shares of common stock in a private placement for aggregate net proceeds of $838,255. During the year ended December 31, 2003, we received $745,443 through the exercise of options. NetView has funded its operations by way of loans from Messrs. Allen and Casey. At December 31, 2003, the amount due these individuals was $215,703. These notes were subsequently repaid during January 2004.
NetView has funded its purchases of network and storage solutions products primarily through vendor provided financing arrangements. In March 2003, NetView obtained a $1 million line of credit from Textron Financial Corporation to fund purchases of network and storage solutions product for delivery to customers. This line of credit was secured by all of our assets. In February 2004, we retired this line of credit, and entered into a new credit facility with Laurus Master Fund discussed below.

     Liquidity. As of December 31, 2003, we had cash balances in non-restricted accounts of $554,483 and positive working capital of $925,574. In January 2004, we completed a private offering and raised gross proceeds of $2,533,850. In February 2004, we completed a private offering and raised gross proceeds of $2,460,000. Both of these agreements include warrants, which, if exercised, would bring an additional $8,029,621.

THREE MONTHS ENDED MARCH 31, 2004 VS MARCH 31, 2003

     Revenue. Total revenue for the quarter ended March 31, 2004 was $4,175,078 which was an increase of 33% over the prior year period of $3,151,142. Revenue from the consulting services business segment for the quarter ended March 31, 2004 was $46,945, which was 1% of total revenue. The consulting services business segment has seen a significant decline in customer utilization during 2004 and 2003. Due to the significant reduction in customers, we significantly reduced our number of full-time employees and contract personnel during this period in order to reduce costs and conserve its limited resources. In addition, our CEO and primary consultant resigned in May 2003 and we lost our primary consulting customer in March 2004. During February 2004, we hired a primary consultant and several consulting engineers and we intend to concentrate our efforts on building additional consulting services customer relationships during the current fiscal year and, if successful, add additional personnel to increase its sales. However, there are no guarantees that we will be successful in this endeavor. Revenue generated from the network and storage solutions business segment for the quarter ended March 31, 2004 was $3,956,625, which was an increase of $805,483, or 26% over the prior year quarter. The network and storage solutions business segment contributed 95% of total revenue for the current year quarter. We were able to increase our revenue over the 2003 period primarily by the addition of sales personnel who had previous customer relationships. The increase in revenue was due to an increase in the amount of products sold and was not affected by an increase in pricing. We intend to focus on adding additional customers and personnel to service these customers. Revenue from the communications deployment business segment for the quarter ended March 31, 2004 was $171,508, which was 4% of total revenue.

     Of the revenue generated for the quarter ended March 31, 2004, two customers provided in excess of 10% of our revenue with The Methodist Hospital contributing 19% and Michael's Stores, Inc. contributing 16% of total revenue. If we were to lose any of these customers, our financial results may be negatively affected.

     Cost of sales. Total cost of sales for the quarter ended March 31, 2004 was $3,714,762, an increase of $1,151,359, or 45%, over the prior year period of $2,563,403. Neither the consulting services nor communications deployment business segments had cost of sales in the 2003 period. We hired a consulting manager to replace our former CEO and added several consulting engineers during the quarter ended March 31, 2004, to begin growing our business through selling these services to our existing client base. Additionally for the network and storage solutions business segments, the cost of hardware and software as a percent of revenue increased from 81% for the 2003 period to 89% for the 2004 period which was a result of the addition of a major customer which received favorable pricing from us. In order to obtain and retain this customer, the Company lowered its standard pricing for the resale of computer hardware and software to this customer. The Company was unable to obtain a reduction in the cost of hardware and software purchased from its vendors, resulting in a decrease in its gross margin. This customer was not a customer of ours in the 2003 period. We do not anticipate the favorable pricing we have granted this customer will change in the future. The third component of the increase was an inventory adjustment of approximately $55,000, which adjustment did not occur in the 2003 period.

     For the network and storage solutions business segment, cost of sales is comprised of the costs associated with acquiring hardware and software to fill customer orders. For the consulting services business segment, cost of sales consists of full-time personnel and contract employee costs associated with projects eLinear provides to our customers for a fee. For the communications deployment business segment, cost of sales consists of materials and personnel to build the customer infrastructure. The increase in cost of sales was due to the cost of procuring hardware and software to fill an expanded number of customer orders. The Company's principal suppliers of hardware and software products are Hewlett Packard and Cisco, which contributed approximately 20% of its sales for the quarter ended March 31, 2004. The Company anticipates they will continue to be its principal suppliers in the future. Total hardware and software costs amounted to $3,514,148 for the quarter ended March 31, 2004. The Company anticipates that cost of sales will increase as revenue increases.

     Gross profit. Total gross profit decreased from $587,739 for the quarter ended March 31, 2003, to $460,316 for the quarter ended March 31, 2004. Total gross profit as a percentage of revenue decreased from 19% for the quarter ended March 31, 2003 to 11% for the current quarter. As described in the previous paragraph, we have hired additional personnel in our consulting services business segment in order to market those services to our existing customer base and have added a major customer which is contributing to our lower margins. We had not experienced an increase in revenue associated with the increased staffing costs during the quarter ended March 31, 2004, but anticipate our revenue and profit margin will improve in the future from this business segment

     Operating expenses. Total operating expenses for the quarter ended March 31, 2004 were $1,897,674, an increase of $1,398,884, or 281%, over the prior year quarter of $498,790. The various components of this increase are as follows:

     - We have added additional personnel in our network and storage solutions business segment to facilitate the rapid increase in customer orders, and we have reduced personnel in our consulting services business segment, reflecting an increase in the use of subcontractors to execute on projects as opposed to hiring full-time employees. At March 31, 2003, we employed 13 personnel in the network and storage solutions business segment, which had increased to 20 as of March 31, 2004. The number of employees in the consulting services and communications deployment business segments as of March 31, 2004 were 6 and 7, respectively. There were no payroll and related costs incurred during the prior fiscal quarter for the consulting services or communications deployment business segments. The net effect was an increase in payroll and related costs of $286,772, which costs are composed of payroll, payroll taxes and health insurance.

     - Office administration expenses increased from $63,248 for the 2003 period to $229,094 for the current fiscal quarter. The components of office administration are office rent expense, office expenses, travel and entertainment expenses and staff development.

     - Professional services, which are comprised of legal, accounting and consulting fees, increased from $167,825 for the previous year quarter to $300,991 for the current fiscal quarter. We have incurred additional legal, accounting and outside services fees during the current fiscal quarter in association with our financings and current litigation.

     - As previously discussed, in March 2004 the consulting services reporting unit lost its largest consulting contract and the other operations that had been acquired in the eLinear purchase had declined due to the loss of key employees after the acquisition. Based on projected future cash flows from the reporting unit, management determined a full impairment charge of $451,925 was required.

     - Other expenses increased from $16,097 for prior year quarter to $371,161 for the current fiscal quarter. We have initiated an investor awareness program/marketing program to reach out to current and potential investors and provide them with current news releases and information about eLinear as well as to establish nationwide name recognition to build the "eLinear" name brand for future business. This program consists of investor conferences, electronic media distribution, newspaper coverage, third party representation through introduction to institutional entities and radio coverage. The program was designed by in-house eLinear employees. The cost of this program during the quarter ended March 31, 2004, approximated $282,000. A majority of the remaining other expenses was the Company's listing fee to the American Stock Exchange.


     Interest Expense. Interest expense for the quarter ended March 31, 2004 increased to $43,272 from $4,394 for the prior year quarter. The increase was attributable to the amortization of debt discounts and interest charges associated with the Laurus credit facility.

     Net Loss. The net loss for the quarter ended March 31, 2004 was $1,480,630, or $0.09 per share basic and diluted, compared to net income of $84,555, or $0.01 per share basic and diluted, for the previous year quarter.

Liquidity and Capital Resources
-------------------------------

     Changes in cash flow. Net cash used in operating activities for the quarter ended March 31, 2004, was $3,203,909 compared to $108,598 for the prior year quarter. This was an increase of $3,095,311 over the prior year period. The primary components of net cash used in operating activities for fiscal 2003 were a net loss of $1,480,650, increases in accounts receivable resulting from increased sales when compared to the prior fiscal quarter and increased purchases of inventory associated with the increase in sales. We utilized a portion of the cash received from our sales of common stock to reduce our accounts payable, to purchase a certificate of deposit in the amount of $500,000 and to place $500,000 in a restrictive account. The cash used in operating activities was partially offset by non-cash charges totaling $736,829. Cash used in investing activities increased from $1,303 for the prior year fiscal quarter to $63,959 for the current fiscal quarter. We purchased property and equipment during the current period of $50,800 and paid a deposit on our new office lease, which increased deposits by $13,159. Cash provided by financing activities increased from $26,988 for the prior year fiscal quarter to $7,246,553 for the current fiscal quarter. This increase was attributable to sales of common stock of $4,584,591, net proceeds from the Laurus financing agreement of $2,539,515, and the exercise of stock options of $338,150. This was partially offset by the repayment of notes due to Messrs. Allen and Casey of $215,703.

     Capital Resources. We have funded our operations through the sale of common stock, the exercise of stock options, short-term borrowings from two of our officers, lines of credit and the Laurus financing agreement. During January and February 2004, we sold shares of common stock in two private placements for aggregate net proceeds of $4,584,591. During the quarter ended March 31, 2004, we received $338,150 through the exercise of stock options. NetView has funded its operations by way of loans from Messrs. Allen and Casey. At December 31, 2003, the amount due these individuals was $215,703. These notes were subsequently repaid during January 2004. NetView has funded its purchases of network and storage solutions products primarily through vendor provided financing arrangements. In March 2003, NetView obtained a $1 million line of credit from Textron Financial Corporation to fund purchases of network and storage solutions product for delivery to customers. This line of credit was secured by all of our assets. In February 2004, we retired this line of credit, and entered into a new credit facility with Laurus Master Fund discussed below.

     Liquidity. As of March 31, 2004, we had cash balances in non-restricted accounts of $4,533,168 and positive working capital of $7,580,049. In January 2004, we completed a private offering and raised gross proceeds of $2,533,850. In February 2004, we completed a private offering and raised gross proceeds of $2,460,000. Both of these agreements include warrants, which, if exercised, would raise an additional $8,029,621.

     In February 2004, we obtained a secured revolving note with Laurus Master Fund, Ltd. ("Laurus"). Under the terms of the agreement, we can borrow up to $5,000,000 at an annual interest rate of prime plus .75% (with a minimum rate of 4.75%). The agreement contains two notes: a minimum secured revolving note totaling $2,000,000 and a revolving credit facility totaling $3,000,000 based on eligible accounts receivable. At March 31, 2004 we had drawn down $2,000,000 under the revolver and $1,000,000 under the term note.

     As part of the above credit facility, we agreed to file a registration statement with the SEC in order to register the resale of any shares issuable upon conversion of up to $2 million of the credit facility and upon the exercise of the warrants within 15 days of this current SB-2 becoming effective or 150 days from February 23, 2004. If we do not file the SB-2 within the required timeframe we will be required to pay a 1.5% fee every thirty days. Laurus is limited to owning or beneficially owning a maximum of 4.99% of our outstanding shares of common stock.

     We believe we have sufficient capital to implement our business plan and to seek out acquisitions in order to more quickly grow our business. We believe we will begin to generate positive cash flow from operations during fiscal 2004 and believe that sufficient cash flow from operations will be available during the next twelve months to satisfy our short-term obligations. If expenses are in excess of our estimates or if revenues decline, we may need to obtain additional financing to fund our operations. If we are required to obtain additional financing, we will be required to do so on a best efforts basis, as we currently have no commitments for any further financing.

OFF-BALANCE SHEET ARRANGEMENTS

     We do not have any off-balance sheet arrangements.

NEW ACCOUNTING PRONOUNCEMENTS

     During December 2002, the FASB issued SFAS No. 148. Statement 148 establishes standards for two alternative methods of transition to the fair value method of accounting for stock-based employee compensation of FASB SFAS No. 123 "Accounting for Stock-Based Compensation" ("SFAS 123"). SFAS 148 also amends and augments the disclosure provisions of SFAS 123 and Accounting Principles Board Opinion 28 "Interim Financial Reporting" to require disclosure in the summary of significant accounting policies for all companies of the effects of an entity's accounting policy with respect to stock-based employee compensation on reported net income and earnings per share in annual and interim financial statements. The transition standards and disclosure requirements of SFAS 148 are effective for fiscal years and interim periods ending after December 15, 2002. We have adopted only the disclosure provisions of this statement.

     SFAS No. 150, "Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity," was issued in May 2003 and requires issuers to classify as liabilities (or assets under certain circumstances) three classes of freestanding financial instruments that represent obligations for the issuer. SFAS No. 150 is effective for financial instruments entered into or modified after May 31, 2003 and is otherwise effective at the beginning of the first interim period beginning after December 15, 2003. The adoption of this statement did not have a material effect on our financial position, results of operations or cash flows.

                                  OUR BUSINESS

OVERVIEW

     We are a total IT solutions provider of technology consulting, and network and storage solutions infrastructure. We are also a provider of digital voice, data, video and security services for both commercial and residential customers. Our typical customers are Fortune 2000 and small to medium sized business organizations. Our services are offered to companies seeking to increase productivity or reduce costs through investing in technology. A majority of our customers are located in Houston, Texas.

     PRODUCT FULFILLMENT AND NETWORK AND STORAGE SOLUTIONS. Through our subsidiary NetView Technologies, Inc. (which we refer to as NetView in this prospectus), we provide network and storage solutions through:

     -    product fulfillment;
     -    network and infrastructure design; and
     -    data storage architecture.

     COMMUNICATIONS DEPLOYMENT. Through our subsidiary NewBridge Technologies, Inc. (which we refer to as NewBridge in this prospectus), we provide:

     - structured cabling, which is a set of cabling and connectivity products that integrate the voice, data, video and various management systems of a structure;
     - cabling infrastructure design and implementation, which is the design and implementation of the structured cabling systems;
     -    security installation and monitoring; and
     - digital services of voice, data and video over fiber optic networks to our residential and commercial customers.

     CONSULTING SERVICES.  We provide IT consulting services through:

     -    consulting solutions;
     -    creative web site design;
     -    web site content management software; and
     -    technical project management and development services.

ORGANIZATIONAL HISTORY

     We operated as a technology consulting business since December 1999. We acquired our Internet consulting business as a result of a reverse merger with Imagenuity in 1999. Since 1999 to date, our Internet consulting business consisted of Internet consulting services, creative web site design, web site content management and software and technical project management and development services. For the fiscal year ended December 31, 2003, the consulting segment contributed 4% of our revenue. Immediately prior to acquiring the business of Imagenuity, eLinear, which at the time was named Kinetiks.com did not engage in any business activities except for negotiating and compromising debt and searching for merger candidates. While Kinetics.com was the survivor in the merger, from an accounting standpoint the transaction was accounted for as though it was a recapitalization of Imagenuity and a sale of shares by Imagenuity in exchange for the net assets of Kinetics.com. On July 31, 2000, we changed our name to eLinear, Inc.

     As a result of the demise of Enron, Dynegy and other companies in Houston, Texas, IT consulting was extremely limited and in order to grow our business, we determined we should expand our offerings and accordingly, acquired NetView and NewBridge.

     In April 2003, we completed the acquisition of all of the shares of NetView. In the transaction, we issued a total of 12,961,979 shares of our common stock to the five shareholders of NetView.

     In July 2003, we completed the acquisition of all the shares of NewBridge. In the transaction, we issued a total of 850,000 shares of our common stock and options to purchase 300,000 shares of our common stock.

OUR PRODUCTS AND SERVICES

     We offer our products and services through three distinct business segments:

     1. Product Fulfillment and Network and Storage Solutions. We offer a complete solution to our customers for the acquisition, management and configuration of complex storage and network server installations.

     2. Communications Deployment. We provide structured cabling, cabling infrastructure design and implementation, security installation and monitoring and digital services of voice, data and video over fiber optic networks to residential and commercial customers.

     3. Consulting services. We provide strategic consulting services, creative web site design, web site content management software, and technical project management and development services.

     We believe that the combination of these three business segments provides a total IT solution to our customers.

     The products we sell are "off the shelf" products and we do not incur expenses associated with research and development. We do not intend to incur research and development costs in the future as we rely on our vendors and suppliers of products to provide the product upgrades. Our strategy is for our customers to purchase the upgrades from us.

     PRODUCT FULFILLMENT AND NETWORK AND STORAGE SOLUTIONS

     We are a supplier of IT product fulfillment and network and storage solutions. NetView is classified as a value-added reseller and has resell agreements and certifications with Fortune 500 companies. However, our customers are typically Fortune 2000 businesses and small to medium sized business organizations. We market our products and services through our own direct sales and marketing team, direct mail, and trade shows.

     The products that we sell include all types of computer hardware and software. We buy our products either directly from the manufacturer or through the appropriate distribution channel. We have non-exclusive agreements in place with various manufacturers to purchase products. These products are typically financed directly by the vendor, through an inventory financing line, or by cash prepayment. We do not provide financing or lease arrangements to our customers. The products we resell are usually available from multiple sources.

     The majority of the product fulfillment sales we make are one-time purchases from existing customers that may or may not be combined with any other services that we may offer. As such, we rely to a large extent on our relationships with customers and vendors for future orders.

     COMMUNICATIONS DEPLOYMENT

     We entered the communications deployment market through our acquisition of NewBridge. We now provide structured cabling, cabling infrastructure design and implementation, security installation and monitoring, and digital services of voice, data and video over fiber optic networks to residential and commercial customers. We market these products and services through our own direct sales and marketing team. Typical customers are government agencies, school districts, and new home construction residential sub-divisions.

     We buy product through wholesale distribution channels and directly from manufacturers. Most equipment is purchased outright, while some key components may be financed through long-term lease facilities. The majority of our infrastructure deployment business is with repeat customers. Our contracts for the delivery of voice, video and data services are based on long-term contracts.

     CONSULTING SERVICES

     Our technology consulting segment offers a full set of services ranging from traditional technology consulting to managing complex technology integration projects. We focus on providing solutions to technology related issues ranging from managing a software selection process to installation and integration of complex software products. Typically, our contracts are cancelable at any time with 14-30 days notice. We market our services through our in-house sales staff.

     In addition to providing customer technology services, we market a software product called "LinearCMS." This product is designed to allow non-technical personnel to develop and maintain web pages on one or more web sites through a web browser. It allows collaboration between subject matter experts, web site copywriters, and business users, creating a working environment that intelligently differentiates web site content from design, and separates content within pages so it can be presented, transformed, and syndicated for multiple purposes. We do not have any patents or copyrights on this product.

SALES AND MARKETING

     We utilize our in-house staff of 21 sales and sales support personnel to market our products and services. We intend to increase this staff to fully implement our business plan. We believe we can obtain a greater market share by cross-selling our products and services to our existing customer base and identifying new customers which can benefit from our total IT solutions products and services. A majority of our customers are located in Houston, Texas. However, we intend to expand our marketing strategy through acquisitions of complimentary businesses.

     With respect to the source of our revenue, we had four customers, each which provided more than 10% of our revenue for the fiscal year ended December 31, 2003, and two customers, each which provided more than 10% of our revenue for the quarter ended March 31, 2004.

COMPETITION

     The information technology marketplace is intensely competitive and subject to rapid technological change. Our competitors include other information technology solutions firms, Internet professional service firms, software firms, product and service fulfillment companies for the acquisition, management and configuration of storage and network installations, and providers of communications deployment. These competitors are national, regional, and local, including recognizable companies such as EDS, IBM, CompuCom and Accenture.
While we compete with many entities that have well established brand names, large customer bases and greater resources than us, we believe that our primary competitors are smaller companies with business plans similar to ours that rely upon pre-existing relationships to generate repeat business. We anticipate that we will face additional competition from new entrants that provide significant performance, price, or other advantages over those that we offer. Many of these competitors have greater name recognition and resources.

     Our primary focus is on solving well-defined customer problems or providing a need-proven service. We are focused on delivering reliable and effective IT consulting solutions, managed services, software, security solutions, internet telephony solutions, and network and storage solutions that enable enterprises to restructure and integrate entire business processes, extending them across enterprise boundaries to employees, customers and suppliers. We believe that as our line of products, services and solutions grows through internal and external initiatives, eLinear's sales force will be presented with cross-selling potential. With appropriate training, our goal is that each customer sales representative will be responsible for selling all the eLinear offerings.

CUSTOMERS

     Four customers account for approximately 21%, 14%, 10% and 10% of our revenue for fiscal year 2003 and two customers account for approximately 19% and 16% of our revenue for the quarter ended March 31, 2004. We do not maintain long-term contractual arrangements with any of these customers. The loss of any of these customers would have a material adverse effect on our business operations. Our business model relies upon negotiated sales transactions with our customers on a transaction by transaction basis. Because we do not enter into long-term contracts with our customers, there is no assurance that we will be able to conduct repeat business or long-term business with any one of our current customers.

INTELLECTUAL PROPERTY, PROPRIETARY RIGHTS AND LICENSES

     Our success depends to a significant degree on our methodologies and software applications. We do not have any patents or registered copyrights or registered trademarks. We rely, instead, on laws protecting trade secrets, common law rights with respect to copyrights and trademarks, as well as non-disclosure and other contractual agreements to protect proprietary rights. We cannot guarantee that those laws, and the procedures we use to protect our business, will prevent misappropriation of our proprietary software and web site applications. In addition, those protections do not preclude competitors from developing products with similar features, which would be detrimental to our future growth.

     Although we believe our products and services are unique and do not infringe upon the proprietary rights of others, claims may be brought against us in the future. Any claim could result in costly litigation or have a material adverse effect on our business.

GOVERNMENT REGULATION

     Our communications deployment business sometimes requires licensing when dealing with a government agency. NewBridge is licensed by the State of Texas as an alarm installation company. Additionally, NewBridge is in the process of applying for CLEC status to provide voice services. The residential communities that we provide video and data services are not in "franchised" areas. The utility easements in which we deploy the infrastructure are public and are therefore unregulated.

RESEARCH AND DEVELOPMENT

     We rely on the providers of the products we sell to upgrade their products through research and development. Consequently, we do not perform research and development and have not incurred any research and development costs during the two previous fiscal years and do not anticipate incurring any such costs in the current fiscal year.

EMPLOYEES

     As of March 31, 2004, we had 33 full-time employees. None of our employees are covered by any collective bargaining agreements. We believe that our relations with our employees are good, and we have not experienced any work stoppages attributable to employee disagreements.

FACILITIES

     Our executive and administrative offices are located at 2901 West Sam Houston Parkway, Suite E-300, Houston, Texas 77043. We lease these facilities. Our lease covers approximately 25,300 square feet and expires on December 31, 2005. Our lease payments are $18,023 per month. We also have a marketing and sales office in Dallas, Texas. We lease these facilities. Our lease covers approximately 8,776 square feet and expires on May 31, 2009. Our lease payments are $10,604 per month. Our executive and administrative offices were previously located in another location in Houston, Texas. Our obligation on this space is $5,103 per month and expires October 31, 2004. We believe that suitable additional or replacement space will be available to us if required. We have no present plans to invest in real estate, real estate mortgages, or persons or entities primarily engaged in real estate activities.

LEGAL PROCEEDINGS

     On December 16, 1999, eLinear and Imagenuity were served with a complaint captioned Chris Sweeney v. Kinetics.com, Inc. and Imagenuity, Inc., Circuit Court, Duval County, Florida, Civil Case Number 1999-7252-CA. The complaint alleged a breach of an alleged oral modification of a written employment agreement between the plaintiff, Chris Sweeney, and Imagenuity and alleged breaches by eLinear and Imagenuity of fiduciary obligations which the plaintiff claims were owed to him. Plaintiff is seeking as damages 20% of our common stock received by the sole shareholder of Imagenuity in connection with the merger of Imagenuity with and into eLinear's subsidiary. After the filing of the complaint, eLinear's subsidiary, eLinear Corporation, was added as a defendant. We intend to vigorously contest the case. While we believe the case to have no merit, at this stage it is impossible to predict the amount or range of potential loss, if any.

     In December 1999, we counter-sued Chris Sweeney in a lawsuit captioned eLinear Corporation v. Chris Sweeney, United States District Court, District of Colorado, Case Number 99-WM-2434. The complaint sought a determination of the rights of the parties with respect to the termination of Chris Sweeney's employment agreement with Imagenuity. The lawsuit was indefinitely stayed pending resolution of the Florida litigation discussed above.

     On March 27, 2003, we filed a motion to dismiss for failure to prosecute, since the plaintiff has failed to file any "record activity" in the case for a period of more than one year. On June 13, 2003, the motion to dismiss was denied and the case is moving forward. We intend to vigorously contest all claims in this case which is currently in the discovery phase.

     On October 17, 2003, we filed a civil suit against Jon Ludwig, our former CEO, for the following causes of action: breach of fiduciary duty; negligent misrepresentation; theft of trade secrets; theft/conversion of property; wrongful interference with existing and prospective contracts; and civil conspiracy. This case is currently in the 127th Judicial District in the District Court of Harris County, Texas. As of March 31, 2004, we have not requested a specific damage amount. Discovery in this case is at the beginning stages. Ipath, a direct competitor of ours and the current employer of defendant Ludwig, was added as an additional defendant. We have claimed against Ipath for complicity with Ludwig in the latter's breach of fiduciary duty.

                              SELLING STOCKHOLDERS

     The following table sets forth information regarding beneficial ownership of our common stock by the selling stockholders as of June 30, 2004. For purposes of presentation, we have assumed that the selling stockholders will sell all shares offered hereby, including the shares issuable on the exercise of warrants. All of the warrants set forth below are immediately exercisable. Assuming these sales, none of the selling stockholders will thereafter beneficially hold in excess of 1% of our common stock. Each selling stockholder acquired the shares to be sold by the selling stockholder in the ordinary course of business and, at the time of acquisition of the shares, no selling stockholder had any agreement or understanding, directly or indirectly, to distribute the shares.

                                               SHARES BENEFICIALLY    AMOUNT    SHARES BENEFICIALLY
STOCKHOLDER                                   OWNED BEFORE OFFERING   OFFERED   OWNED AFTER OFFERING
--------------------------------------------  ---------------------  ---------  --------------------
Bridges and Pipes, LLC (1)                                  250,581    250,581                    --
--------------------------------------------  ---------------------  ---------  --------------------
David Klugman (2)                                           167,054    167,054                    --
--------------------------------------------  ---------------------  ---------  --------------------
Gross Foundation, Inc. (3)                                  167,054    167,054                    --
--------------------------------------------  ---------------------  ---------  --------------------
Vertical Ventures, LLC (4)                                  584,690    584,690                    --
--------------------------------------------  ---------------------  ---------  --------------------
Generation Capital Associates (5)                           334,109    334,109                    --
--------------------------------------------  ---------------------  ---------  --------------------
Professional Traders Fund, LLC (6)                          167,054    167,054                    --
--------------------------------------------  ---------------------  ---------  --------------------
Yokim Asset Management (7)                                  167,054    167,054                    --
--------------------------------------------  ---------------------  ---------  --------------------
Bristol Investment Fund, Ltd. (8)                           584,690    584,690                    --
--------------------------------------------  ---------------------  ---------  --------------------
Wayne Saker (9)                                             167,054    167,054                    --
--------------------------------------------  ---------------------  ---------  --------------------
Excalibur Limited Partnership (10)                          417,635    417,635                    --
--------------------------------------------  ---------------------  ---------  --------------------
Marketwise Trading, Inc. (11)                               250,581    250,581                    --
--------------------------------------------  ---------------------  ---------  --------------------
The Alpha Group (12)                                        501,163    501,163                    --
--------------------------------------------  ---------------------  ---------  --------------------
Notzer Chesed (13)                                          167,054    167,054                    --
--------------------------------------------  ---------------------  ---------  --------------------
F Berdon & Co., L.P.(14)                                    143,528    143,528                    --
--------------------------------------------  ---------------------  ---------  --------------------
SRG Capital, LLC (15)                                       340,075    340,075                    --
--------------------------------------------  ---------------------  ---------  --------------------
AS Capital Partners LLC(16)                                 183,528    183,528                    --
--------------------------------------------  ---------------------  ---------  --------------------
JM Investors (17)                                           100,000    100,000                    --
--------------------------------------------  ---------------------  ---------  --------------------
West End Convertible Fund L.P. (18)                         100,000    100,000                    --
--------------------------------------------  ---------------------  ---------  --------------------
StoneStreet L.P. (19)                                       300,000    300,000                    --
--------------------------------------------  ---------------------  ---------  --------------------
Culbart Birnet L.P. (20)                                    100,000    100,000                    --
--------------------------------------------  ---------------------  ---------  --------------------
Ellis International Ltd., Inc. (21)                         100,000    100,000                    --
--------------------------------------------  ---------------------  ---------  --------------------
Greenwich Growth Fund Ltd. (22)                             100,000    100,000                    --
--------------------------------------------  ---------------------  ---------  --------------------
RHP Master Fund, Ltd. (23)                                  200,000    200,000                    --
--------------------------------------------  ---------------------  ---------  --------------------
Blumfield Investments Inc. (24)                             100,000    100,000                    --
--------------------------------------------  ---------------------  ---------  --------------------
Platinum Partners Value Arbitrage
Fund, LP (25)                                               100,000    100,000                    --
--------------------------------------------  ---------------------  ---------  --------------------
Elliott International, L.P. (26)                            300,000    300,000                    --
--------------------------------------------  ---------------------  ---------  --------------------
Elliott Associates, L.P. (27)                               200,000    200,000                    --
--------------------------------------------  ---------------------  ---------  --------------------
Basso Multi-Strategy Holding Fund, Ltd. (28)                200,000    200,000                    --
--------------------------------------------  ---------------------  ---------  --------------------
Basso Equity Opportunity Holding
Fund, Ltd. (29)                                             200,000    200,000                    --
--------------------------------------------  ---------------------  ---------  --------------------


                                       18

                                               SHARES BENEFICIALLY    AMOUNT    SHARES BENEFICIALLY
STOCKHOLDER                                   OWNED BEFORE OFFERING   OFFERED   OWNED AFTER OFFERING
--------------------------------------------  ---------------------  ---------  --------------------
Michael J. Draper (30)                                       87,467     87,467                    --
--------------------------------------------  ---------------------  ---------  --------------------
Robert Gray (31)                                             87,467     87,467                    --
--------------------------------------------  ---------------------  ---------  --------------------
Broad & Wall Equities, LLC (32)                             174,934    174,934                    --
--------------------------------------------  ---------------------  ---------  --------------------
Wall Street Capital Funding (33)                             22,590     22,590                    --
--------------------------------------------  ---------------------  ---------  --------------------
Capital Research Group, Inc. (34)                            30,000     30,000                    --
--------------------------------------------  ---------------------  ---------  --------------------
Roy Sahachaisere (35)                                        13,600     13,600                    --
--------------------------------------------  ---------------------  ---------  --------------------
InvestSource, Inc. (36)                                      30,000     30,000                    --
--------------------------------------------  ---------------------  ---------  --------------------
    Total                                                 7,138,962  7,138,962
--------------------------------------------  ---------------------  ---------  --------------------

__________________________

(1) The "Amount Offered" in the table for Bridges and Pipes, LLC includes 134,302 shares underlying warrants. The beneficial ownership is a result of the January 2004 funding. David Fuchs exercises voting and dispositive power over all of the shares beneficially owned by Bridges and Pipes, LLC.
(2) The "Amount Offered" in the table for David Klugman includes 89,535 shares underlying warrants. The beneficial ownership is a result of the January 2004 funding.
(3) The "Amount Offered" in the table for Gross Foundation, Inc. includes 89,535 shares underlying warrants. The beneficial ownership is a result of the January 2004 funding. Chayim Gross exercises voting and dispositive power over all of the shares beneficially owned by Gross Foundation, Inc.
(4) The "Amount Offered" in the table for Vertical Ventures, LLC includes 313,372 shares underlying warrants. The beneficial ownership is a result of the January 2004 funding. Josh Silverman exercises voting and dispositive power over all of the shares beneficially owned by Vertical Ventures, LLC.
(5) The "Amount Offered" in the table for Generation Capital Associates includes 179,070 shares underlying warrants. The beneficial ownership is a result of the January 2004 funding. David Rappaport exercises voting and dispositive power over all of the shares beneficially owned by Generation Capital Associates.
(6) The "Amount Offered" in the table for Professional Traders Fund, LLC includes 89,535 shares underlying warrants. The beneficial ownership is a result of the January 2004 funding. Mark Swickle exercises voting and dispositive power over all of the shares beneficially owned by Professional Traders Fund, LLC.
(7) The "Amount Offered" in the table for Yokim Asset Management includes 89,535 shares underlying warrants. he beneficial ownership is a result of the January 2004 funding. Mike Marechal exercises voting and dispositive power over all of the shares beneficially owned by Yokim Asset Management.
(8) The "Amount Offered" in the table for Bristol Investment Fund, Ltd. includes 313,372 shares underlying warrants. The beneficial ownership is a result of the January 2004 funding. Paul Kessler exercises voting and dispositive power over all of the shares beneficially owned by Bristol Investment Fund, Ltd.
(9) The "Amount Offered" in the table for Wayne Saker includes 89,535 shares underlying warrants. The beneficial ownership is a result of the January 2004 funding.
(10) The "Amount Offered" in the table for Excalibur Ltd. includes 223,837 shares underlying warrants. The beneficial ownership is a result of the January 2004 funding. Will Hechter exercises voting and dispositive power over all of the shares beneficially owned by Excalibur Ltd.
(11) The "Amount Offered" in the table for Marketwise Trading, Inc. includes 134,302 shares underlying warrants. The beneficial ownership is a result of the January 2004 funding. Rachel Gershon exercises voting and dispositive power over all of the shares beneficially owned by Marketwise Trading, Inc.
(12) The "Amount Offered" in the table for The Alpha Group includes 268,605 shares underlying warrants. The beneficial ownership is a result of the January 2004 funding. Konrad Ackerman exercises voting and dispositive power over all of the shares beneficially owned by The Alpha Group.
(13) The "Amount Offered" in the table for Notzer Chesed includes 89,535 shares underlying warrants. The beneficial ownership is a result of the January 2004 funding. Abraham Nussbaum exercises voting and dispositive power over all of the shares beneficially owned by Notzer Chesed.
(14) The "Amount Offered" in the table for F Berdon & Co., L.P. includes 74,767 shares underlying warrants. The beneficial ownership is a result of the January and February 2004 funding. Frederick Berdon exercises voting and dispositive power over all of the shares beneficially owned by Berdon & Co., L.P.


                                       19

(15) The "Amount Offered" in the table for SRG Capital, LLC includes 175,075 shares underlying warrants. The beneficial ownership is a result of the January and February 2004 funding. Edwin Mecak and Tai Maylee, jointly, exercises voting and dispositive power over all of the shares beneficially owned by SRG Capital.
(16) The "Amount Offered" in the table for AS Capital Partners LLC includes 94,767 shares underlying warrants. The beneficial ownership is a result of the January and February 2004 funding. Michael Coughlin exercises voting and dispositive power over all of the shares beneficially owned by AS Capital Partners LLC.
(17) The "Amount Offered" in the table for JM Investors includes 50,000 shares underlying warrants. The beneficial ownership is a result of the February 2004 funding. Jeffrey Rubin exercises voting and dispositive power over all of the shares beneficially owned by JM Investors.
(18) The "Amount Offered" in the table for West End Convertible Fund L.P. includes 50,000 shares underlying warrants. The beneficial ownership is a result of the February 2004 funding. Ethan Benovitz exercises voting and dispositive power over all of the shares beneficially owned by West End Convertible Fund L.P.
(19) The "Amount Offered" in the table for StoneStreet L.P. includes 150,000 shares underlying warrants. The beneficial ownership is a result of the February 2004 funding. Michael Finklestein exercises voting and dispositive power over all of the shares beneficially owned by StoneStreet L.P.
(20) The "Amount Offered" in the table for Culbart Birnet L.P. includes 50,000 shares underlying warrants. The beneficial ownership is a result of the February 2004 funding. Ezra Birenbaum exercises voting and dispositive power over all of the shares beneficially owned by Culbart Birnet L.P.
(21) The "Amount Offered" in the table for Ellis International Ltd., Inc. includes 50,000 shares underlying warrants. The beneficial ownership is a result of the February 2004 funding. William Unger exercises voting and dispositive power over all of the shares beneficially owned by Ellis International Ltd., Inc.
(22) The "Amount Offered" in the table for Greenwich Growth Fund Ltd. includes 50,000 shares underlying warrants. The beneficial ownership is a result of the February 2004 funding. Evan Schemenauer exercises voting and dispositive power over all of the shares beneficially owned by Greenwich Growth Fund Ltd.
(23) The "Amount Offered" in the table for RHP Master Fund, Ltd. includes 100,000 shares underlying warrants. The beneficial ownership is a result of the February 2004 funding. Wayne Blake exercises voting and dispositive power over all of the shares beneficially owned by RHP Master Fund, Ltd.
(24) The "Amount Offered" in the table for Blumfield Investments, Inc. includes 50,000 shares underlying warrants. The beneficial ownership is a result of the February 2004 funding. Mosi Kraus exercises voting and dispositive power over all of the shares beneficially owned by Blumfield Investments, Inc.
(25) The "Amount Offered" in the table for Platinum Partners Value Arbitrage Fund, LP includes 50,000 shares underlying warrants. The beneficial ownership is a result of the February 2004 funding. Mark Nordlicht exercises voting and dispositive power over all of the shares beneficially owned by Platinum Partners Value Arbitrage Fund, LP.
(26) The "Amount Offered" in the table for Elliot International, L.P. includes 150,000 shares underlying warrants. The beneficial ownership is a result of the February 2004 funding. Paul Singer exercises voting and dispositive power over all of the shares beneficially owned by Elliot International, L.P.
(27) The "Amount Offered" in the table for Elliot Associates, L.P. includes 100,000 shares underlying warrants. The beneficial ownership is a result of the February 2004 funding. Paul Singer exercises voting and dispositive power over all of the shares beneficially owned by Elliot Associates, L.P.
(28) The "Amount Offered" in the table for Basso Multi-Strategy Holding Fund, Ltd. includes 100,000 shares underlying warrants. The beneficial ownership is a result of the February 2004 funding. Howard Fischer exercises voting and dispositive power over all of the shares beneficially owned by Basso Multi-Strategy Holding Fund, Ltd.
(29) The "Amount Offered" in the table for Basso Equity Opportunity Holding Fund, Ltd. includes 100,000 shares underlying warrants. The beneficial ownership is a result of the February 2004 funding. Howard Fischer exercises voting and dispositive power over all of the shares beneficially owned by Basso Equity Opportunity Holding Fund, Ltd.
(30) The "Amount Offered" in the table for Michael J. Draper consists of 87,467 shares underlying warrants. The beneficial ownership is a result of the January and February 2004 funding.
(31) The "Amount Offered" in the table for Robert Gray consists of 87,467 shares underlying warrants. The beneficial ownership is a result of the January and February 2004 funding.
(32) The "Amount Offered" in the table for Broad & Wall Equities, LLC consists of 174,934 shares underlying warrants. The beneficial ownership is a result of the January and February 2004 funding. Robert Gray exercises voting and dispositive power over all of the shares beneficially owned by Broad & Wall Equities, LLC.
(33) The shares beneficially owned relate to shares issued for consulting services rendered. Phillip Cardwell exercises voting and dispositive power over all of the shares beneficially owned by Wall Street Capital Funding.
(34) The shares beneficially owned relate to shares issued for consulting services rendered. Charles Tamburello exercises voting and dispositive power over all of the shares beneficially owned by Capital Research Group. Inc.
(35) The shares beneficially owned relate to shares issued for consulting services rendered.
(36) The shares beneficially owned relate to shares issued for consulting services rendered. Roy Sahachaisere exercises voting and dispositive power over all of the shares beneficially owned by InvestSource, Inc.

JANUARY 2004 FINANCING

     In January 2004, we entered into an agreement with several accredited investors under which we agreed to sell, and the investors agreed to purchase for an aggregate amount of $2,533,850:

     - an aggregate of 1,964,225 shares of our common stock at a purchase price of $1.29 per share;

     - five-year warrants to purchase an aggregate of 1,178,535 shares of common stock at an exercise price of $1.89 per share; and

     - warrants to purchase 1,090,145 shares of common stock at an exercise price of $1.55 per share expiring on the earlier of March 2005 or eight months from the date the registration statement of which this prospectus is a part becomes effective.

     All of the warrants are exercisable immediately. Subject to some exceptions, in the event that on or before the date on which the five year warrants with an exercise price of $1.89 per share are exercised we sell any shares of our common stock, grant rights or options to purchase shares of our common stock, or warrants to exercise or convert outstanding derivative securities for less than the exercise price of the warrants, then the exercise price of the warrants will be adjusted to equal the consideration we sold the common stock for. However, if the exercise price of the warrants is adjusted to a $1.00 per share, any additional issuances will only further reduce the exercise price of the warrants in accordance with a weighted average formula contained in the warrants. Additionally, in the event we effect a stock split, the number of shares exercisable, as well as the purchase price, shall be adjusted proportionately.

     As part of the above financing, we agreed to file a registration statement with the SEC in order to register the resale of the shares purchased and the shares issuable upon exercise of the warrants. This prospectus is part of that registration statement. If (i) the registration statement is not declared effective prior to the 120th day after the closing date of this financing, which date was January 12, 2004, (ii) we fail to respond to the comments provided by the SEC to our registration statement within ten days of receipt of comments; or
(iii) the registration statement has been declared effective by the SEC and it ceases to remain continuously effective until all the registered securities are resold, we have agreed to pay the investors 1.5% of the aggregate purchase price for the first month, and if the event continues to occur, 2.0% of the purchase price per month thereafter.

FEBRUARY 2004 FINANCING

     In February 2004, we entered into an agreement with several accredited investors under which we agreed to sell, and the investors agreed to purchase for an aggregate amount of $2,460,000:

     - an aggregate of 1,230,000 shares of our common stock at a purchase price of $2.00 per share;

     - five-year warrants to purchase an aggregate of 615,000 shares of common stock at an exercise price of $3.00 per share; and

     - warrants to purchase 615,000 shares of common stock at an exercise price of $2.50 per share expiring on the earlier of February 2006 or one year from the date the registration statement of which this prospectus is a part becomes effective.

     All of the warrants are exercisable immediately. Subject to some exceptions, in the event that on or before the date on which the warrants are exercised we sell any shares of our common stock, grant rights or options to purchase shares of common stock, or warrants to exercise or convert outstanding derivative securities for less than the exercise price of the warrants, then the exercise price of the warrants will be reduced in accordance with a weighted average formula contained in the warrants. Additionally, in the event we effect a stock split, the number of shares exercisable, as well as the purchase price, shall be adjusted proportionately.

     As part of the above financing, we agreed to file a registration statement with the SEC in order to register the resale of the shares purchased and the shares issuable upon exercise of the warrants. This prospectus is part of that registration statement. If (i) the registration statement is not declared effective prior to the 120th day after the closing date of this financing, which date was February 4, 2004, (ii) , we have agreed to pay the investors 1.5% of the aggregate purchase price for the first month, and if the event continues to occur, 2.0% of the purchase price per month thereafter.

                              PLAN OF DISTRIBUTION

     The selling stockholders and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling stockholders may use any one or more of the following methods when selling shares:

     - ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

     - block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

     - purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

     - an exchange distribution in accordance with the rules of the applicable exchange;

     -    privately negotiated transactions;

     - settlement of short sales entered into after the date of this prospectus;

     - broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

     -    a combination of any such methods of sale;

     - through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise; or

     -    any other method permitted pursuant to applicable law.

     The selling stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

     Broker-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

     In connection with the sale of our common stock or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The selling stockholders may also sell shares of our common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

     The selling stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. The selling stockholders have informed us that they do not have any agreement or understanding, directly or indirectly, with any person to distribute the common stock being registered for resale in this prospectus.

     We are required to pay the fees and expenses incident to the registration of the shares. We have agreed to indemnify most of the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

     Our executive officers and directors, and their ages and positions as of June 30, 2004 are as follows:

NAME              AGE  POSITION
----------------  ---  --------

Kevan M. Casey     32  Chief Executive Officer, Treasurer, and Director
Tommy Allen        40  President and Director
Ramzi M. Nassar    32  Chief Operating Officer
J. Leonard Ivins   68  Director and Secretary
Carl A. Chase      54  Director
Ryan Cravey        32  Director


     Kevan M. Casey has served as our president since April 16, 2003, and as a director since May 2003. He and Mr. Allen founded NetView Technologies, Inc. in December 2001 and Mr. Casey served as its president from its inception. In 1998, he founded United Computing Group and United Consulting Group, a value-added retailer and an information technology consulting firm, where he served as president and chief executive officer. In December 1999, United Computing Group and United Consulting Group were acquired by ClearWorks.net, Inc., and Mr. Casey continued as president of the companies until December 2001.

     Tommy Allen served as our senior vice president and as a director of the company since April 16, 2003, and became our president in June 2003. He and Mr. Casey founded NetView Technologies, Inc. in December 2001 and Mr. Allen served as its secretary and treasurer from its inception. From July 1999 to December 2001, Mr. Allen served as vice president for United Computing Group and United Consulting Group, a value-added reseller and an information technology consulting firm. In December 1999, United Computing Group and United Consulting Group were acquired by ClearWorks.net, Inc., and Mr. Allen continued as vice president of the companies until December 2001. From 1996 to June 1999, Mr. Allen served as senior account executive for ComputerTech, Inc.

     Ramzi M. Nassar has served as our chief operating officer since January 2004. From June 2003 until joining eLinear, Mr. Nassar worked with De Bellas & Co., where he was involved in the firm's merger and acquisition projects and valuation engagements. From July 2002 until October 2003, Mr. Nassar worked at CIBC World Markets and from July 1999 until May 2001, Mr. Nassar worked at Morgan Stanley, each in their M&A groups. From 1993 until 1997, Mr. Nassar worked in various capacities with Computer Sciences Corporation in the consulting and systems integration division. Mr. Nassar is a graduate of Rice University with a double major in Economics and Managerial Studies, and Mr. Nassar earned an MBA from the MIT Sloan School of Management.

     J. Leonard Ivins has served as our director since November 2000. Mr. Ivins also serves as chairman of our compensation committee, as a member of our audit committee, and as our corporate secretary. Since 1995, he has been a private investor. Previously, Mr. Ivins was a founder and co-owner of a privately held company that was an FDIC and RTC contractor. From 1979 to 1981, Mr. Ivins was a turnaround and workout consultant to small, publicly held oil and gas companies. From 1970 to 1975, Mr. Ivins was president of The Woodlands Development Corporation and a director of Mitchell Energy and Development Corp.

     Carl A. Chase has served as our director since April 16, 2003. Mr. Chase also serves as chairman of our audit committee and as a member of our compensation committee. Since April 2001, Mr. Chase has served as senior vice president - budgets & controls for Rockport Healthcare Group, Inc., a preferred provider organization for work-related injuries and illnesses. Prior to joining Rockport, Mr. Chase was an independent consultant to Rockport from June 2000. From August 1999 to May 2000, Mr. Chase was chief financial officer of ClearWorks.net, Inc. Mr. Chase also served as chief financial officer of Bannon Energy Incorporated, an independent oil and gas company, from December 1992 to August 1999.

     Ryan Cravey has served as our director since March 5, 2004. Mr. Cravey also serves as a member of our audit committee. Since April 1, 2002, Mr. Cravey has been the owner of IQUEST Networking Solutions, a privately held IT consulting company for the small to medium business market in Houston, Texas. Prior to forming IQUEST, Mr. Cravey was operations manager for United Computing Group, a value-added reseller of computer hardware and software, from October 1998 to March 31 2002, where he managed sales accounts and the purchasing, receiving and shipping of over $24 million in product.

BOARD COMPOSITION

     Our board of directors currently consists of five members. Each of our directors is elected annually at our annual meeting.

BOARD COMMITTEES

     Our board of directors will have, among others, the following committees: an audit committee and a compensation committee. The composition and responsibilities of each committee are described below.

     AUDIT COMMITTEE

     Our audit committee oversees our corporate accounting and financial reporting process. Among other duties, it:

     - evaluates our independent auditors' qualifications, independence and performance;
     -    determines the engagement of the independent auditors;
     - approves the retention of our independent auditors to perform any proposed permissible non-audit services;
     -    reviews our financial statements;
     -    reviews our critical accounting policies and estimates;
     -    oversees our internal audit function; and
     - discusses with management and the independent auditors the results of the annual audit and the review of our quarterly financial statements.

     The current members of our audit committee are Messrs. Chase, who is the committee chair, and Ivins and Cravey. Mr. Chase is our audit committee financial expert.

     COMPENSATION COMMITTEE

     The duties of our compensation committee include:

     - reviewing and recommending policy relating to compensation and benefits of our officers and employees;
     - reviewing and approving corporate goals and objectives relevant to the compensation of our chief executive officer and other senior officers;
     - evaluating the performance of these officers in light of those goals and objectives; and
     -    setting compensation of these officers based on such evaluations.

          The compensation committee attempts to structure executive compensation to align management with shareholder interests. The key components of compensation involve base salary, bonus and stock options, with an emphasis on long-term, at risk compensation. In reviewing the amount of compensation paid to executive officers, the compensation committee reviews peer companies, including CompuCom and Pomeroy Computer, as an established medium for determining market compensation. The committee reviews this peer group in determining base salary, bonuses and total cash compensation for all of its executive officers. During the 2003 fiscal year, we did not consider specific goals and objectives to determine the compensation for our chief executive officer. The compensation committee has established specific goals and objectives in determining the compensation of our chief executive officer for fiscal 2004. These goals and objectives contemplate that the base salary will remain the same in fiscal 2004, but a bonus up to 125% of our chief executive officer's base salary will be paid relating to the amount of funding we obtain during the fiscal year and the number of mergers and acquisitions we successfully complete and close during the fiscal year. During January 2005, the compensation committee will meet and review the goals and objectives established for our chief executive officer and determine if the contemplated goals and objectives were met and the amount of additional compensation to be awarded to our chief executive officer.

     The compensation committee also administers the issuance of stock options and other awards under our stock incentive plans. The current members of our compensation committee members are Messrs. Ivins, who is the committee chair, and Mr. Chase.

DIRECTOR COMPENSATION

     Directors who are also employees do not receive any compensation for serving as directors. All directors are reimbursed for ordinary and necessary expenses incurred in attending any meeting of the board of directors or any board committee or otherwise incurred in their capacities as directors.

     Mr. Ivins receives $4,500 per quarter for his services as chairman of our compensation committee, and $1,500 per quarter for services as a member of our audit committee. Mr. Ivins also receives the reimbursement of expenses for his services as a director, and $200 per board meeting attended. Mr. Chase receives $4,500 per quarter for his services as chairman of our audit committee, and $1,500 per quarter for services as a member of our compensation committee. Mr. Cravey receives $1,500 per quarter for his services as a member of our audit committee and $200 per board meeting attended. Upon joining our board in April 2003, Mr. Chase received an option to purchase 250,000 shares of our stock at an exercise price of $.50 per share expiring in April 2007. In April 2003, in connection with his board services, Mr. Ivins received an option to purchase 100,000 shares of our stock at an exercise price of $.50 per share expiring in March 2008. Upon joining our board in March 2004, Mr. Cravey received an option to purchase 50,000 shares of our common stock at an exercise price of $2.75 per share expiring March 2008.

EXECUTIVE COMPENSATION

     The following table provides information about the compensation received during the last three fiscal years by the two individuals who served as our Chief Executive Officer during those periods. During the fiscal year ended December 31, 2003, Mr. Ludwig served as our Chief Executive Officer until his resignation in May 2003, after which Mr. Casey served as our Chief Executive Officer. These individuals are referred to as our "named executive officers" in this prospectus. None of our other employees received greater than $100,000 in salary and bonus during the last three fiscal years.

                              SUMMARY COMPENSATION TABLE

                                                          LONG TERM
                                                         COMPENSATION
                                 ANNUAL COMPENSATION        AWARDS
                               ---------------------  ------------------
                                                          Securities
Name and                         Salary     Bonus         Underlying
Principal Position       Year     ($)        ($)      Options / SARs (#)
-----------------------  ----  ----------  ---------  ------------------
Kevan M. Casey,
Chief Executive Officer  2003  70,154 (1)  24,000(2)             100,000
-----------------------  ----  ----------  ---------  ------------------

-----------------------  ----  ----------  ---------  ------------------
Jon V. Ludwig,
Chief Executive Officer  2003  42,138 (3)       --               125,000
-----------------------  ----  ----------  ---------  ------------------
                         2002     99,600        --                    --
-----------------------  ----  ----------  ---------  ------------------
                         2001     85,326        --               200,000
-----------------------  ----  ----------  ---------  ------------------

(1) Mr. Casey joined eLinear in April 2003. This amount includes all compensation paid to Mr. Casey since April 2003.
(2)     Includes $9,000 for a $1,000 per month auto and home office allowance.
(3) Represents compensation paid to Mr. Ludwig from January 1, 2003 until his resignation in May 2003.


OPTION ISSUANCES

     The following table sets forth information concerning individual grants of stock options made during our last fiscal year to our named executive officers. No stock appreciation rights were issued during the fiscal year.

                              OPTION GRANTS IN LAST FISCAL YEAR
                                     (Individual Grants)

                     Number of
                    Securities       Percent of Total Options
                Underlying Options    Granted to Employees in   Exercise or Base   Expiration
Name                Granted (#)             Fiscal Year           Price ($/Sh)        Date
--------------  -------------------  -------------------------  -----------------  ----------
Kevan M. Casey              100,000                       7.3%               0.50   4/16/2007
--------------  -------------------  -------------------------  -----------------  ----------
Jon V. Ludwig               100,000                       7.3%               0.50   3/31/2008
--------------  -------------------  -------------------------  -----------------  ----------
Jon V. Ludwig                25,000                       1.8%               0.45   3/31/2008
--------------  -------------------  -------------------------  -----------------  ----------

     In April 2003, we issued Mr. Allen an option to purchase 100,000 shares of our common stock at an exercise price of $0.50 per share, expiring in April 2007. In January 2004, we issued Mr. Nassar an option to purchase 460,000 shares of our common stock at an exercise price of $2.00 per share, expiring in January 2009, which vests over a period of four years.

                      AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                                 AND FY-END OPTION VALUES

                 Shares
                Acquired                Number of Unexercised      Value of Unexercised
                   on      Value    Securities Underlying Options      In-the-Money
                Exercise  Realized          at FY-End                Options at FY-End
Name               (#)      (#)                ($)                       ($) (1)
------------------------------------------------------------------------------------------
                                    Exercisable  Unexercisable  Exercisable  Unexercisable
                                    -----------  -------------  -----------  -------------
Kevan M. Casey        --        --      100,000             --      151,000             --

Jon V. Ludwig.        --        --      425,000             --      190,000             --

(1)     The closing price of our common stock as of the end of our fiscal year ended
December 31, 2003 was $2.01 per share.

EMPLOYMENT AGREEMENTS AND CHANGE IN CONTROL AGREEMENTS

     We have entered into identical employment agreements with Messrs. Casey and Allen. Under the terms of the agreements, they are to receive as compensation a monthly salary of $8,000, a quarterly retention bonus of $3,000, and additional monthly compensation to cover auto expenses and the cost of a home office totaling $1,000 per month. The amount of the quarterly retention bonus was subsequently raised to $5,000. The agreements are terminable with 14 days written notice with no additional compensation due upon termination.

     In January 2004, we entered into a two year agreement with Mr. Nassar. Under the terms of the agreement, Mr. Nassar will receive monthly compensation of $8,000, a quarterly bonus of $5,000, a home office and car allowance of $1,000 per month, and a to be determined annual performance bonus. Mr. Nassar also received a five-year employee option to purchase 460,000 shares of our common stock at an exercise price of $2.00 per share. The vesting schedule for the shares is 25% upon the one-year anniversary of the agreement and 25% each subsequent year thereafter, provided that no vesting can occur unless Mr. Nassar is employed on the respective vesting date. However, if we terminate Mr. Nassar during the two year term for any reason other than for cause, the options due Mr. Nassar will be prorated in relation to the date of Mr. Nassar's employment termination and the prorated amount will vest immediately. If we undergo a change of control, all of Mr. Nassar's options will vest immediately. If we terminate Mr. Nassar for any reason other than cause, we have agreed to pay Mr. Nassar the lesser of six months salary or the salary due Mr. Nassar through the end of the two-year term.


CERTAIN TRANSACTIONS

     At December 31, 2003, notes payable and accrued liabilities due to two of our officers, Messrs. Allen and Casey, totaled $252,039. The two notes earned interest at 7% per annum, were due July 1, 2004 and had a principal balances due of $81,303 and $134,400, respectively. Additionally, there was accrued liabilities totaling $36,336 of which $31,336 was accrued interest on these notes. These notes and accrued liabilities were retired during the first quarter of fiscal 2004.

     As part of the acquisition of NetView by eLinear, Messrs. Allen and Casey were to receive a distribution of the shareholder equity in NetView immediately prior to closing. Messrs. Allen and Casey were paid a total of $90,500 for the NetView shareholder equity.

     Mr. Ivins, a director of the Company, has an agreement with the Company whereby he earns $2,850 per month for services provided as a director and as a member of certain committees of the Board of Directors of the Company. Mr. Ivins is also paid $200 for each meeting of the Board of Directors that he attends in person. In addition to the foregoing, Mr. Ivins was granted 100,000 non-qualified stock options at an exercise price of $0.50 per share expiring March 31, 2008, and the extension of expiration dates of previously issued options to March 31, 2008 and December 29, 2010. During the twelve months ended December 31, 2003, Mr. Ivins earned approximately $20,115 pursuant to this agreement. The original termination date of this agreement was January 15, 2004, but was extended by the Board of Directors to July 15, 2004.

     During 2003, we issued Mr. Ludwig, our former director and CEO, 25,000 non-qualified stock options at an exercise price of $0.45 per share as payment for certain travel related and other reimbursable expenses.


                              CHANGE OF ACCOUNTANTS

     On September 2, 2003, we received and accepted the resignation of Gerald R. Hendricks & Company, P.C. as our independent public accountants. We subsequently retained the services of Malone & Bailey, PLLC as independent public accountants to audit our consolidated financial statements for the year ending December 31, 2003. We filed a Form 8-K on September 8, 2003, which was amended on September 22, 2003 reporting this event.


                             PRINCIPAL STOCKHOLDERS

     As of June 30, 2004, 20,554,267 shares of our common stock were outstanding. The following table sets forth, as of such date, information with respect to shares beneficially owned by


     - each person who is known by us to be the beneficial owner of more than 5% of our outstanding shares of common stock;
     -    each of our directors;
     -    each of our named executive officers; and
     -    all of our directors and executive officers as a group.

     Beneficial ownership has been determined in accordance with Rule 13d-3 of the Exchange Act. Under this rule, shares may be deemed to be beneficially owned by more than one person (if, for example, persons share the power to vote or the power to dispose of the shares). In addition, shares are deemed to be beneficially owned by a person if the person has the right to acquire shares (for example, upon exercise of an option) within 60 days of the date of this table. In computing the percentage ownership of any person, the amount of shares includes the amount of shares beneficially owned by the person by reason of these acquisition rights. As a result, the percentage of outstanding shares of any person does not necessarily reflect the person's actual voting power.

     To our knowledge, except as indicated in the footnotes to this table and pursuant to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them. Unless otherwise indicated, the business address of the individuals listed is 2901 West Sam Houston Parkway North, Suite E-300, Houston, Texas 77043.

NAME AND ADDRESS OF                          NUMBER OF SHARES       PERCENTAGE OF
BENEFICIAL OWNER                            BENEFICIALLY OWNED   OUTSTANDING SHARES
------------------------------------------  -------------------  -------------------

Kevan M. Casey                                    6,430,989 (1)                31.2%
Tommy Allen                                       6,430,990 (2)                31.2%
J. Leonard Ivins                                    490,822 (3)                 2.3%
Carl A. Chase                                       128,891 (4)         Less than 1%
All Executive Officers and Directors as a
group (6 persons)                                13,481,692 (5)                63.1%
Jon V. Ludwig                                       401,000 (6)                 1.9%

______________________
(1) Includes options to purchase 100,000 shares of common stock at an exercise price of $0.50 per share expiring April 16, 2007. Includes 6,210,370 shares held by Mr. Casey's wife.
(2) Includes options to purchase 100,000 shares of common stock at an exercise price of $0.50 per share expiring April 16, 2007. Includes 6,210,371 shares held by Mr. Allen's wife.
(3) Includes options to purchase 490,000 shares of common stock at exercise prices ranging from $0.50 to $3.00 per share expiring from March 31, 2008 to December 29, 2010. Mr. Ivins' business address is 2036 Brentwood Drive, Houston, Texas 77019.
(4) Includes options to purchase 128,891 shares of common stock at an exercise price of $0.50 per share expiring April 16, 2007. Mr. Chase's business address is 3122 White Oak Dr., Houston, Texas 77007.
(5)  Includes options to purchase 818,891 shares of common stock.
(6) Mr. Ludwig is no longer affiliated with eLinear. The amounts listed in the table are based upon our records, and have not been verified by Mr. Ludwig.


                            DESCRIPTION OF SECURITIES

GENERAL

     We are authorized to issue 100,000,000 shares of common stock, $.02 par value, and 10,000,000 shares of preferred stock, $0.02 par value.

COMMON STOCK

     As of June 30, 2004, there were 20,554,267 shares of common stock issued and outstanding that were held of record by approximately 2,200 shareholders.

     The holders of common stock are entitled to one vote per share with respect to all matters required by law to be submitted to stockholders. The holders of common stock have the sole right to vote, except as otherwise provided by law or by our certificate of incorporation, including provisions governing any preferred stock. The common stock does not have any cumulative voting, preemptive, subscription or conversion rights. Election of directors and other general stockholder action requires the affirmative vote of a majority of shares represented at a meeting in which a quorum is represented. The outstanding shares of common stock are validly issued, fully paid and non-assessable.

     Subject to the rights of any outstanding shares of preferred stock, the holders of common stock are entitled to receive dividends, if declared by our board of directors out of funds legally available. In the event of liquidation, dissolution or winding up of the affairs of eLinear, the holders of common stock are entitled to share ratably in all assets remaining available for distribution to them after payment or provision for all liabilities and any preferential liquidation rights of any preferred stock then outstanding.

PREFERRED STOCK

     Our board of directors has the authority, without action by our stockholders, to designate and issue preferred stock in one or more series. Our board of directors may also designate the rights, preferences, and privileges of each series of preferred stock, any or all of which may be greater than the rights of the common stock. It is not possible to state the actual effect of the issuance of any shares of preferred stock on the rights of holders of the common stock until the board of directors determines the specific rights of the holders of the preferred stock. However, these effects might include:

     -    restricting dividends on the common stock;
     -    diluting the voting power of the common stock;
     -    impairing the liquidation rights of the common stock; and
     - delaying or preventing a change in control of eLinear without further action by the stockholders.

We have no present plans to issue any shares of preferred stock.

WARRANTS

     In connection with our first private offering conducted in January 2004, we issued a Class A Warrant and a Class B Warrant to the investors in the offering. In total, we issued Class A Warrants to purchase an aggregate of 1,178,535 shares of our common stock and Class B Warrants to purchase an aggregate of 1,090,145 shares of our common stock. The Class A Warrants have an exercise price of $1.89 per share and expire in January 2009. The Class A Warrants have an exercise price of $1.55 per share and expire on the earlier of March 2005 or eight months from the date the registration statement of which this prospectus is a part of becomes effective. In addition to the foregoing warrants, in connection with the above financing, we issued warrants to purchase 117,854 shares of our common stock at an exercise price of $1.89 per share and warrants to purchase 109,015 shares of our common stock at an exercise price of $1.55 per share.

     In connection with our second private offering conducted in February 2004, we issued a Class A Warrant and a Class B Warrant to the investors in the offering. In total, we issued Class A Warrants to purchase an aggregate of 615,000 shares of our common stock and Class B Warrants to purchase an aggregate of 615,000 shares of our common stock. The Class A Warrants have an exercise price of $3.00 per share and expire in January 2009. The Class A Warrants have an exercise price of $2.50 per share and expire on the earlier of January 2006 or one year from the date the registration statement of which this prospectus is a part of becomes effective. In addition to the foregoing warrants, in connection with the above financing, we issued warrants to purchase 61,500 shares of our common stock at an exercise price of $2.50 per share and warrants to purchase 61,500 shares of our common stock at an exercise price of $3.00 per share.

     In connection with our Laurus credit facility we issued Laurus a seven-year warrant to purchase 290,000 shares of our common stock at exercises prices ranging from $3.05 to $3.32 per share.

     Anti-Dilution Adjustments. The exercise price and the number of shares of common stock purchasable upon exercise of the Class A, Class B Warrants, or Laurus warrants are subject to adjustment upon the occurrence of events, including a stock dividend, a stock split or reverse stock split, reclassifications, reorganizations, consolidations and mergers. In addition, in the event that on or before the date on which the Class A Warrants are exercised, we issue or sell any shares of our common stock for consideration per share less than the exercise price of the Class A Warrants, then the exercise price of the warrants will be adjusted to equal the consideration per share issued or sold, provided that if the exercise price is adjusted to $1.00 per share, any additional issuances shall only further reduce the exercise price of the warrants in accordance with a weighted average formula contained in the warrants. In the event that on or before the date on which the Class B Warrants and Laurus warrants are exercised, we issue or sell any shares of our common stock for consideration per share less than the exercise price of those warrants, then the exercise price of the warrants will be adjusted in accordance with a weighted average formula contained in the warrants.

$5 MILLION CREDIT FACILITY

     In February 2004, we obtained a secured revolving note with Laurus Master Fund, Ltd. ("Laurus"). Under the terms of the agreement, we can borrow up to $5,000,000 at an annual interest rate of prime plus .75% (with a minimum rate of 4.75%). The agreement contains two notes: a minimum secured revolving note totaling $2,000,000 and a revolving credit facility totaling $3,000,000 based on eligible accounts receivable. At March 31, 2004, we had drawn down $2,000,000 under the revolver and $1,000,000 under the term note.

     As part of the above credit facility, we agreed to file a registration statement with the SEC in order to register the resale of any shares issuable upon conversion of up to $2 million of the credit facility and upon the exercise of the warrants. The terms of our agreement with Laurus require us to file the registration statement and have the registration statement declared effective within a definitive period of time not to exceed 150 days from February 23, 2004. If we fail to meet this deadline, if the registration statement is not declared effective prior to the 90th day after filing the registration statement, if the registration statement ceases to remain effective, or certain other events occur, we have agreed to pay Laurus liquidated damages of 1.5% of the principal amount of the convertible portion of the note per month. Laurus is limited to owning or beneficially owning a maximum of 4.99% of our outstanding shares of common stock. In addition, each time we borrow $2 million under the credit facility, we will be required to file an additional registration statement covering the possible conversion of that amount of the note. Neither the conversion shares nor the shares underlying the warrants are being registered under this prospectus.

DELAWARE ANTI-TAKEOVER STATUTE AND CHARTER PROVISIONS

     Delaware anti-takeover statute.  We are subject to the provisions of
Section 203 of the Delaware General Corporation Law, an anti-takeover law. Subject to some exceptions, the statute prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless:

     - Before this date, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

     - Upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned:

          -    by persons who are directors and also officers, and

          - by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be offered in a tender or exchange offer; or

          - On or after the date the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock, which is not owned by the interested stockholder.

     For purposes of Section 203, a "business combination" includes a merger, asset sale, or other transaction resulting in a financial benefit to the interested stockholder, and an "interested stockholder" is a person who, together with affiliates and associates, owns, or within three years before the date of determination whether the person is an "interested stockholder," did own, 15% or more of the corporation's voting stock.

     Certificate of incorporation. Our certificate of incorporation provides for the authorization of our board of directors to issue, without further action by the stockholders, up to 10,000,000 shares of preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions on the preferred stock.

     These provisions are intended to enhance the likelihood of continuity and stability in the composition of our board of directors and in the policies formulated by our board of directors and to discourage transactions that may involve an actual or threatened change of control of eLinear. These provisions are designed to reduce the vulnerability of eLinear to an unsolicited proposal for a takeover of eLinear. However, these provisions could discourage potential acquisition proposals and could delay or prevent a change in control of eLinear. These provisions may also have the effect of preventing changes in the management of eLinear.

TRANSFER AGENT

     The transfer agent and registrar for our common stock is Computershare Limited.

      DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT
                                   LIABILITIES

     Our Certificate of Incorporation provides our directors with protection for breaches of their fiduciary duties to us or our stockholders. In addition, we have entered into indemnification agreements with our directors and officers that would indemnify them against liability arising under the Securities Act.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons as provided in the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is unenforceable.

     In the event that a claim for indemnification against such liabilities, other than the payment by us of expenses incurred or paid by a director, officer or controlling person in the successful defense of any action, suit or proceeding, is asserted by a director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                     EXPERTS

     The financial statements appearing in this registration statement for the year ended December 31, 2003 have been audited by Malone & Bailey, PLLC, independent auditors. The financial statements appearing in this registration statement for the year ended December 31, 2002 have been audited by Gerald R. Hendricks & Company, P.C., independent auditors. These financial statements are included in this prospectus in reliance on their report, given on their authority as experts in accounting and auditing.

                                  LEGAL MATTERS

     The validity of the shares of common stock to be sold in this offering will be passed upon by Brewer & Pritchard, P.C., Houston, Texas.


                       WHERE YOU CAN FIND MORE INFORMATION

     This prospectus is part of a registration statement on Form SB-2 that we have filed registering the common stock to be sold in this offering. We also file annual, quarterly and current reports, proxy statements and other information with the SEC. You may access and read our SEC filings, including this registration statement and all of the exhibits to the registration statement, through the SEC's website (http:www.sec.gov). This site contains reports, proxy and information statements and other information regarding registrants, including us, that file electronically with the SEC. This registration statement, including the exhibits and schedules filed as a part of the registration statement, may be inspected at the public reference facility maintained by the SEC at its public reference room at 450 Fifth Street, NW, Washington, DC 20549 and copies of all or any part thereof may be obtained from that office. You may call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room.

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors of
  eLinear, Inc.
  Houston, Texas

We have audited the accompanying balance sheet of eLinear, Inc., as of December 31, 2003 and the related statements of operations, stockholders' equity (deficit), and cash flows for the year ended December 31, 2003. These financial statements are the responsibility of eLinear's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of eLinear, Inc. as of December 31, 2003, and the results of its operations and cash flows for the year ended December 31, 2003, in conformity with accounting principles generally accepted in the United States of America.




Malone  &  Bailey,  PLLC
www.malone-bailey.com
Houston,  Texas


January 22, 2004, except Note 14 dated February 29, 2004

                          INDEPENDENT AUDITORS' REPORT


To the Stockholders
NetView Technologies, Inc.
Houston, Texas

We have audited the accompanying statement of operations, changes in stockholders' deficit and cash flows for the year ended December 31, 2002 of NetView Technologies, Inc. (the Company) (an S Corporation). These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the results of its operations and its cash flows for the year ended December 31, 2002, in conformity with accounting principles generally accepted in the Unites States of America.

In April 2003, certain stockholders of the Company received common stock in connection with the merger with eLinear, Inc., as discussed in notes 3 and 7 to the financial statements. eLinear, Inc. retroactively applied the recapitalization in the accompanying statement of stockholders' equity to reflect the common stock outstanding giving effect to the merger. We did not audit this transaction, and accordingly, did not express an opinion on this transaction.


Gerald R. Hendricks & Company, P.C.

Westminster,  Colorado
March  31,  2003

                                       ELINEAR, INC.
                                      AND SUBSIDIARIES
                                 CONSOLIDATED BALANCE SHEET
                                      DECEMBER 31, 2003


                                                                                  Restated
                                                                                ------------
                                     ASSETS
Current assets:
    Cash                                                                        $   554,483
    Accounts receivable, net of allowance of $69,289 and $54,000 at
      December 31, 2003 and 2002, respectively                                    1,637,217
    Inventory                                                                       190,555
    Other current assets                                                             45,708
                                                                                ------------
        Total current assets                                                      2,427,963
                                                                                ------------

Property and equipment, net                                                          43,662
Goodwill                                                                          1,943,022
Deposits                                                                             15,049
                                                                                ------------
Total assets                                                                    $ 4,429,696
                                                                                ============

                      LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
    Accounts payable, trade                                                     $ 1,101,603
    Payable to officers                                                              36,336
    Accrued liabilities                                                             148,747
    Notes payable, shareholders                                                     215,703
                                                                                ------------
        Total current liabilities                                                 1,502,389
                                                                                ------------
Commitments and contingencies
Shareholders' equity:
    Preferred stock, $.02 par value, 10,000,000 shares authorized, none issued           --
    Common stock, $.02 par value, 100,000,000 shares authorized,
      17,020,754 shares issued and outstanding at
      December 31, 2003                                                             340,415
    Additional paid-in capital                                                    3,982,631
    Accumulated deficit                                                          (1,395,739)
                                                                                ------------
        Total shareholders' equity                                                2,927,307
                                                                                ------------
Total liabilities and shareholders' equity                                      $ 4,429,696
                                                                                ============

See accompanying notes to consolidated financial statements.

                                  ELINEAR, INC.
                                 AND SUBSIDIARIES
                       CONSOLIDATED STATEMENTS OF OPERATIONS
                  FOR THE YEARS ENDED DECEMBER 31, 2003 AND 2002


                                                            2003          2002
                                                        --------------------------
Revenue:
  Products                                               12,623,092     7,437,184
  Services                                                  878,048            --
                                                        --------------------------
        Total revenue                                    13,501,140     7,437,184
                                                        --------------------------

Cost of revenue:
  Products                                               10,840,416     6,461,162
  Services                                                  526,989
                                                        --------------------------
        Total cost of revenue                            11,367,405     6,461,162
                                                        --------------------------

        Gross profit                                      2,133,735       976,022
                                                        --------------------------

Operating expenses:
  Selling, general and administrative expenses:
    Payroll and related expenses                          1,544,431       379,498
    Office administration                                   175,159       136,672
    Professional services                                   526,664       114,409
    Other                                                   905,009       125,976
                                                        --------------------------
  Total selling, general and administrative               3,151,263       756,555
  Depreciation                                               20,290         9,143
                                                        --------------------------
        Total operating expenses                          3,171,553       765,698
                                                        --------------------------

Income (loss) from operations                            (1,037,818)      210,324
                                                        --------------------------

Other income (expense):
    Interest, net                                           (30,775)      (10,930)
    Other income                                             46,432            --
                                                        --------------------------
        Total other income (expense)                         15,657       (10,930)
                                                        --------------------------

Income (loss) before pro forma net income tax expense    (1,022,161)      199,394
Pro forma income tax expense                                     --      (106,554)
                                                        --------------------------
Pro forma net income (loss)                             $(1,022,161)  $    92,840
                                                        ==========================

Net income (loss) per share:
    Basic and diluted                                   $     (0.07)  $      0.01
                                                        ==========================

Weighted average number of common shares outstanding:
    Basic and diluted                                    14,382,140    12,961,979
                                                        ==========================

See accompanying notes to consolidated financial statements.

                                               ELINEAR, INC.
                                              AND SUBSIDIARIES
                    CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY (DEFICIT)
                               FOR THE YEARS ENDED DECEMBER 31, 2003 AND 2002


                                                Common Stock    Additional                      Total
                                           --------------------   Paid-in    Accumulated     Shareholders'
                                             Shares     Amount    Capital      Deficit     Equity (Deficit)
                                           -----------------------------------------------------------------

Balances, January 1, 2002                          --  $     --  $       --  $        --   $             --
Stock issued to founders for cash          12,961,979   259,240          --     (572,972)          (313,732)
Net income                                         --        --          --      199,394            199,394
                                           -----------------------------------------------------------------
Balances December 31, 2002                 12,961,979   259,240          --     (373,578)          (114,338)
Stock issued in reverse acquisition         1,043,761    20,875     429,843           --            450,718
Stock issued for cancellation of warrants     134,750     2,695      51,205           --             53,900
Exercise of stock options                     573,700    11,474     733,969           --            745,443
Issuance of stock options for
    forgiveness of debt                            --        --      13,188           --             13,188
Stock issued for services                     126,000     2,520     340,789           --            343,309
Stock options issued for services                  --        --     114,493           --            114,493
Stock issued for cash, net of costs         1,330,564    26,611     811,644           --            838,255
Stock options issued for acquisition               --        --     274,000           --            274,000
Stock issued for acquisition                  850,000    17,000   1,195,500           --          1,230,500
Net loss                                           --        --          --   (1,022,161)        (1,022,161)
                                           -----------------------------------------------------------------
Balances, December 31, 2003                17,020,754  $340,415  $3,982,631  $(1,395,739)  $      2,927,307
                                           =================================================================

See accompanying notes to consolidated financial statements.

                                          ELINEAR, INC.
                                        AND SUBSIDIARIES
                              CONSOLIDATED STATEMENTS OF CASH FLOWS
                         FOR THE YEARS ENDED DECEMBER 31, 2003 AND 2002


                                                                          2003          2002
                                                                      --------------------------
Cash flows provided by (used in) operating activities:
    Net income (loss)                                                 $(1,022,161)  $   199,394
    Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
        Depreciation                                                       20,290         9,143
        Stock and stock option based compensation                         511,702            --
        Bad debt expense                                                       --        54,000
        Changes in assets and liabilities:
            Accounts receivable                                          (311,486)   (1,616,653)
            Inventory                                                    (173,608)      (16,947)
            Other current assets                                          (45,708)           --
            Accounts payable                                             (115,517)    1,456,952
            Payable to officers                                           (59,000)       64,000
            Accrued liabilities                                            88,719        91,364
                                                                      --------------------------
Net cash provided by (used in) operating activities                    (1,106,769)      241,253
                                                                      --------------------------

Cash flows from investing activities:
    Purchase of property and equipment                                     (9,886)      (40,735)
    Deposits                                                               (9,257)       (5,792)
                                                                      --------------------------
Net cash used in investing activities                                     (19,143)      (46,527)
                                                                      --------------------------

Cash flows from financing activities:
    Proceeds from notes payable due to officers                           161,262       357,000
    Repayment on notes payable due to officers                           (185,459)     (117,100)
    Proceeds from exercise of stock options                               745,443            --
    Proceeds from sale of common stock                                    838,255         1,000
    Distribution to S Corporation shareholders                                 --      (314,732)
                                                                      --------------------------
Net cash provided by (used in) financing activities                     1,559,501       (73,832)
                                                                      --------------------------
Net increase in cash                                                      433,589       120,894
Cash and cash equivalents, beginning of year                              120,894            --
                                                                      --------------------------
Cash and cash equivalents, end of year                                $   554,483   $   120,894
                                                                      ==========================


Non-cash transactions:
    Issuance of stock in reverse acquisition                          $   450,718   $        --
                                                                      ==========================
    Issuance of stock for acquisition                                 $ 1,504,500   $        --
                                                                      ==========================
    Issuance of options for forgiveness of debt                       $    13,188   $        --
                                                                      ==========================

See accompanying notes to consolidated financial statements.

                                  ELINEAR, INC.
                                AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                DECEMBER 31, 2003

Note 1. Organization and Nature of Business

     On April 15, 2003, eLinear, Inc. issued 12,961,979 shares of common stock for 100% of the outstanding common stock of NetView Technologies, Inc. ("NetView"). After the merger the stockholders of NetView owned approximately 90% of the combined entity. For financial reporting purposes this transaction was treated as an acquisition of eLinear and a recapitalization of NetView using the purchase method of accounting. (See Note 3.)

     eLinear, Inc. is a technology consulting services firm providing strategic consulting solutions, creative web site design, web site content management software, and technical project management and development services to companies seeking to increase productivity or reduce costs through investing in technology. The Company's current customers are based in the United States.

     NetView was incorporated in the State of Texas in December 2001 as an S-Corporation and commenced operations on January 1, 2002. NetView is an information technology solutions company that provides its customers with network and storage solutions infrastructure and related services. NetView's focus is on creating recurring revenue streams from a diverse client base. NetView markets its products and services through its own direct sales and marketing team, direct mail and trade shows. NetView sells to entities throughout the United States; however, a majority of its revenue is earned from sales in the State of Texas.

     On July 31, 2003, eLinear completed the acquisition of all the issued and outstanding shares of NewBridge Technologies, Inc. (formerly MMGD, Inc.). (See
Note 3.) NewBridge Technologies, Inc. ("NewBridge") is a digital provider of voice, data, video and security services to residential and commercial developments. These services are over a fiber or wireless infrastructure. NewBridge markets its services through its own sales force and the majority of its revenue is earned in Texas.

     Hereinafter, all references to eLinear include the operations and financial condition of NetView for the two years ended December 31, 2003, and the operations of eLinear consolidated with NetView since April 15, 2003 and with NewBridge consolidated since July 31, 2003 (see Note 3).

Note 2. Summary of Significant Accounting Policies

a)   Consolidation

     As of December 31, 2003, eLinear had three wholly owned subsidiaries, eLinear Corporation, NetView Technologies, Inc. and NewBridge Technologies, Inc. All material inter-company balances and inter-company transactions have been eliminated.

b)   Cash and Cash Equivalents

     Cash and cash equivalents consist of cash on hand and held in banks in unrestricted accounts. The Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents.

c)   Property and Equipment

     Property and equipment are stated at cost. Depreciation is computed using the straight-line method over the estimated economic lives of the assets that range between three and fifteen years.

d)   Income Taxes

     The Company accounts for income taxes using the liability method, under which the amount of deferred income taxes is based on the tax effects of the differences between the financial and income tax basis of the Company's assets, liabilities and operating loss carryforwards at the balance sheet date based upon existing tax laws. Deferred tax assets are recognized if it is more likely than not that the future income tax benefit will be realized. Since utilization of net operating loss carryforwards is not assured, no benefit for future offset of taxable income has been recognized in the accompanying financial statements.

e)   Goodwill

     Goodwill represents the excess of purchase price over net assets acquired. Goodwill is not amortized, but is tested at least annually for impairment. The impairment testing is performed at a reporting unit level and consists of two steps. In the first step, the Company compares the fair value of each reporting unit to its carrying value. The Company determines the fair value of its reporting units using the income approach, which requires the Company to calculate the fair value of a reporting unit based on the present value of estimated future cash flows. If the fair value of the reporting unit exceeds the carrying value of the net assets assigned to that unit, goodwill is not impaired and the Company is not required to perform further testing. If the carrying value of the net assets assigned to the reporting unit exceeds the fair value of the reporting unit, then the Company must perform the second step in order to determine the implied fair value of the reporting unit's goodwill and compare it to the carrying value of the reporting unit's goodwill. If the carrying value of a reporting unit's goodwill exceeds its implied fair value, then the Company must record an impairment loss equal to the difference.

f)   Long-lived Assets

     The Company reviews for the impairment of long-lived assets whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. An impairment loss would be recognized when estimated future cash flows expected to result from the use of the asset and its eventual disposition are less than its carrying amount. The Company has not identified any such impairment losses.

g)   Use of Estimates

     The preparation of the Company's financial statements in conformity with generally accepted accounting principles requires the Company's management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

h)   Comprehensive Income (Loss)

     Comprehensive income is defined as all changes in shareholders' equity, exclusive of transactions with owners, such as capital instruments. Comprehensive income includes net income or loss, changes in certain assets and liabilities that are reported directly in equity such as translation adjustments on investments in foreign subsidiaries, changes in market value of certain investments in securities and certain changes in minimum pension liabilities. The Company's comprehensive loss was equal to its net loss for the year ended December 31, 2003 and the Company's comprehensive income was equal to its net income for the year ended December 31, 2002.

i)   Revenue Recognition

     Consulting  Services  Segment  -  Revenue  from  time-and-materials service
     -----------------------------
     contracts, maintenance agreements and other services are recognized as services are provided.

     Communications  Deployment  Segment  -Revenues  from  fixed-price contracts
     -----------------------------------
     related to the delivery of voice, video and data services are recognized in the period the services are performed. These services are generally provided over a period of one to four weeks, depending on the size of the contract.

     Network  Storage  and Solutions Segment - Revenues on the sale of products,
     ---------------------------------------
     which are shipped from eLinear's stock of inventory, are recognized when the products are shipped provided that appropriate signed documentation of the arrangement, such as a signed contract, purchase order or letter of agreement, has been received, the fee is fixed or determinable and collectability is reasonably assured. In accordance with Emerging Issues Task Force ("EITF") Issue No. 99-19 "Recording Revenue Gross as a Principal Versus Net as an Agent", revenue from drop shipments of third-party hardware and software sales are recognized upon delivery, and recorded at the gross amount when eLinear is responsible for fulfillment of the customer order, has latitude in pricing, has risk of loss during shipment of the inventory, incurs credit risk on the receivable and has discretion in the selection of the supplier.

     The Company accounts for arrangements that contain multiple elements in accordance with EITF 00-21, "Revenue Arrangements with Multiple
     Deliverables". When elements such as hardware, software and consulting services are contained in a single arrangement, or in related arrangements with the same customer, the Company allocates revenue to each element based on its relative fair value, provided that such element meets the criteria for treatment as a separate unit of accounting. The price charged when the element is sold separately generally determines fair value. In the absence of fair value for a delivered element, the Company allocates revenue first to the fair value of the undelivered elements and allocates the residual revenue to the delivered elements. In the absence of fair value for an undelivered element, the arrangement is accounted for as a single unit of accounting, resulting in a delay of revenue recognition for the delivered elements until the undelivered elements are fulfilled. The Company limits the amount of revenue recognition for delivered elements to the amount that is not contingent on the future delivery of products or services or subject to customer-specified return or refund privileges.

     The Company recognizes revenue from the sale of manufacturer's maintenance and extended warranty contracts in accordance with EITF 99-19 net of its costs of purchasing the related contracts.

     The Company performs ongoing credit evaluations of its customers' financial condition and maintains reserves for potential credit losses based upon the expected collectability of total accounts receivable. To date, losses resulting from uncollectible receivables have not exceeded management's expectations.

j)   Earnings (Loss) Per Share

     The Company computes net income (loss) per share pursuant to Statement of Financial Accounting Standards No. 128 "Earnings Per Share". Basic net loss per share is computed by dividing income or loss applicable to common shareholders by the weighted average number of shares of the Company's common stock outstanding during the period. Diluted net loss per share is determined in the same manner as basic net loss per share except that the number of shares is increased assuming exercise of dilutive stock options and warrants using the treasury stock method and dilutive conversion of the Company's convertible preferred stock.

     During the year ended December 31, 2003, options to purchase 1,990,183 shares of common stock and warrants to purchase 26,611 shares of common stock were excluded from the calculation of earnings per share since their inclusion would be antidilutive. During the years ended December 31, 2003 and 2002 there was no convertible preferred stock outstanding.

k)   Stock-Based Compensation

     The Company accounts for compensation costs associated with stock options and warrants issued to employees under the provisions of Accounting Principles Board Opinion No. 25 ("APB 25") whereby compensation is recognized to the extent the market price of the underlying stock at the date of grant exceeds the exercise price of the option granted. (See Note 8, "Stock Options and Warrants"). Accordingly, no compensation expense has been recognized for grants of options to employees with the exercise prices at or above market price of the Company's common stock on the measurement dates. eLinear recognized compensation expense totaling $62,000 in 2003 under the intrinsic value method for stock options issued to employees and $52,493 under the fair value method for options issued to consultants.

     Had compensation expense been determined based on the estimated fair value at the measurement dates of awards under those plans consistent with the method prescribed by SFAS No. 123, the Company's December 31, 2003 , net loss and the Company's December 31, 2002, net income would have been changed to the pro forma amounts indicated below.

                                                         December 31,   December 31,
                                                              2003           2002
                                                         -----------------------------

     Net income (loss):
       As reported                                       $  (1,022,161)  $     199,394
       Stock based compensation under fair value method       (103,768)             --
                                                         -----------------------------
       Pro forma                                         $  (1,125,929)  $     199,394
                                                         =============================

     Net income (loss) per share - basic and diluted:
       As reported                                       $       (0.07)  $        0.01
       Stock based compensation under fair value method          (0.01)             --
                                                         -----------------------------
       Pro forma                                         $       (0.08)  $        0.01
                                                         =============================

     The fair value of each option grant was estimated on the date of grant using the Black-Scholes option pricing model with the following assumptions: risk free rate of 3.5%; volatility of 206% for 2003 and 2002 with no assumed dividend yield; and expected lives of six months.

l)   Fair Value of Financial Instruments

     Financial instruments that are subject to fair disclosure requirements are carried in the financial statements at amounts that approximate fair value and include cash and cash equivalents, accounts receivable and accounts payable. Fair values are based on assumptions concerning the amount and timing of estimated future cash flows and assumed discount rates reflecting varying degrees of perceived risk.

m)   New Accounting Pronouncements

     The Company does not expect the adoption of recently issued accounting pronouncements to have a significant impact on its results of operations, financial position or cash flow.

n)   Vendor  Rebates

     Through May 2003, the Company received vendor rebates for achieving certain purchase or sales volume. The Emerging Issues Task Force ("EITF") Issue No. 02-16, "Accounting by a Customer (including a Reseller) for Certain Consideration Received from a Vendor" ("EITF 02-16") is effective for arrangements with vendors initiated on or after January 1, 2003. EITF 02-16 addresses the accounting and income statement classification for consideration given by a vendor to a retailer in connection with the sale of the vendor's products or for the promotion of sales of the vendor's products. The EITF concluded that such consideration received from vendors should be reflected as a decrease in prices paid for inventory and recognized in cost of sales as the related inventory is sold, unless specific criteria are met qualifying the consideration for treatment as reimbursement of specific, identifiable incremental costs. The provisions of this consensus have been applied prospectively. The adoption of EITF 02-16 did not have a material impact on the Company's financial statements as a whole.

Reclassifications

     Certain amounts as previously presented in the 2002 financial statements have been reclassified to conform to the current year presentation.

Note 3. Acquisitions

     On April 15, 2003, eLinear, Inc. issued 12,961,979 shares of common stock for 100% of the outstanding common stock of NetView Technologies, Inc. ("NetView"). After the merger the stockholders of NetView owned approximately 90% of the combined entity. For financial reporting purposes this transaction was treated as an acquisition of eLinear and a recapitalization of NetView using the purchase method of accounting. For accounting purposes, the outstanding shares of eLinear immediately prior to the acquisition was accounted for as the consideration paid by NetView for the acquisition of eLinear and was valued at $450,718 using the stock price on such date. The excess purchase price over the fair value of net tangible assets was $451,920, all of which was allocated to goodwill. NetView's historical financial statements replace eLinear's in the accompanying financial statements.

     On July 31, 2003, eLinear completed the acquisition of all the issued and outstanding shares of NewBridge Technologies, Inc. (formerly MMGD, Inc.). Pursuant to the transaction, eLinear issued 850,000 shares of its common stock valued at $1,230,500, using the stock price on the date of the merger (See Note
15), and options to purchase 300,000 shares of common stock valued at $274,000 using Black-Scholes to the shareholders of NewBridge. As of the effective date NewBridge became a wholly owned subsidiary of eLinear. The acquisition was accounted for using the purchase method of accounting resulting in an excess purchase price over the fair value of net tangible assets was $1,491,102, all of which was allocated to goodwill.

     The following table summarizes the estimated fair value of the net assets acquired and liabilities assumed at the acquisition dates.

                                   eLinear   NewBridge     Total
                                   --------  ----------  ----------

     Current assets                $110,467  $  126,455  $  236,922
     Property and equipment          11,392      11,082      22,474
     Goodwill                       451,920   1,491,102   1,943,022
                                   --------  ----------  ----------
       Total assets acquired        573,779   1,628,639   2,202,418
                                   --------  ----------  ----------

     Current liabilities            123,061     124,139     247,200
                                   --------  ----------  ----------
       Net assets acquired         $450,718  $1,504,500  $1,955,218
                                   ========  ==========  ==========

     The consolidated statement of operations in the accompanying financial statements for the year ended December 31, 2003 includes the operations of eLinear from April 15, 2003 through December 31, 2003 and NewBridge from July 31, 2003 through December 31, 2003. The following are pro forma condensed statements of operations for the years ended December 31, 2003 and 2002, as though the acquisitions had occurred on January 1, 2002.

                                           Twelve Months Ended
                                               December 31,
                                        -------------------------
                                            2003         2002
                                        ------------  -----------
Revenue                                 $14,059,714   $8,824,164
Net loss                                $(1,093,213)  $ (264,814)
Net loss per share - basic and diluted  $     (0.08)  $    (0.02)



Note 4. Property and Equipment



     Property  and  equipment  consist of the following at December 31, 2003:

                                 Estimated Lives
                                 ---------------
     Automobile                         5 years   $ 12,806
     Computer equipment                 3 years     72,411
     Furniture and equipment            7 years     20,159
                                                  ---------
                                                   105,376
     Accumulated depreciation                      (61,714)
                                                  ---------
     Net property and equipment                   $ 43,662
                                                  =========


Note 5. Commitments and Contingent Liabilities

     As of December 31, 2003 the Company's executive and administrative offices were located at 7240 Brittmoore, Suite 118, Houston, Texas 77041, which facilities are leased by the Company. The Company's lease on these premises covers approximately 8,100 square feet and expires on October 31, 2004. The Company is required to make monthly payments of $5,103.

     The Company has subleased its previous office space located at 8800 Jameel Road, Suite 170, Houston, Texas 77040, for $1,800 per month which substantially offsets the $1,900 per month obligation to the Company. This lease expires
October 31, 2004. Both of the Company's office leases expire on October 31, 2004 with future minimum rent totaling approximately $70,000.

Note 6. Credit Facilities

     On March 25, 2003, NetView entered into a financing agreement with Textron Financial ("Textron") whereby Textron will finance up to $1 million of inventory purchases. Advances under the agreement are paid directly from the financing company to the supplier. The agreement calls for interest at prime rate, as quoted in the Wall Street Journal, plus six percent (6%) and is secured by essentially all the assets of the Company and NetView and the personal guarantees of two officers and their wives. The agreement requires NetView to maintain certain financial ratios. NetView was in compliance with these covenants as of December 31, 2003.

     The balance outstanding at December 31, 2003 was $775,982 and is included in trade accounts payable in the accompanying balance sheet.

Note 7. Common Stock

     On April 15, 2003, eLinear, Inc. issued 12,961,979 shares of common stock for 100% of the outstanding common stock of NetView Technologies, Inc. ("NetView"). After the merger the stockholders of NetView owned approximately 90% of the combined entity. For financial reporting purposes this transaction was treated as an acquisition of eLinear and a recapitalization of NetView using the purchase method of accounting. eLinear retroactively applied the recapitalization in the accompanying statement of stockholders equity to reflect the common stock outstanding (See Note 3). The 1,043,761 shares of common stock retained by the eLinear shareholders is reflected as being issued in 2003.

     During 2003, certain warrant holders agreed to terminate their warrant agreements and were issued 134,750 shares of restricted common stock valued at $0.40 per share. In exchange for the issuance of these shares, the warrant holders agreed to forgo their rights to register these shares. eLinear recorded $53,900 of expense related to the terminated warrants.

     eLinear issued 573,700 shares of common stock for options exercised during 2003 resulting in proceeds totaling $745,443.

     eLinear issued 126,000 shares valued at $349,309 to third parties for consulting services during 2003. eLinear measured the transactions at the date of issuance at the quoted market price. There are no performance commitments or penalties for non-performance, therefore eLinear recorded the services at the date of issuance.

     eLinear sold 1,330,564 shares of common stock during 2003 and received proceeds totaling $838,255, net of offering costs totaling $119,621.

     eLinear issued 850,000 shares of common stock valued at $945,000 related to the acquisition of NewBridge. (See Note 3.)

Note 8. Stock Options and Warrants

     Stock  Option  Plans

     On March 31, 2000, the directors of the Company approved the 2000 Stock Option Plan (the "2000 Plan") under which up to 1,000,000 shares of the Company's common stock may be issued. The 2000 Plan was approved by the Company's shareholders at its annual shareholder meeting. Under the 2000 Plan, incentive and nonqualified stock options may be granted to employees, directors and consultants of the Company. Awards under the 2000 Plan will be granted as determined by the Company's Board of Directors. The options that may be granted pursuant to the 2000 Plan may be either incentive stock options qualifying for beneficial tax treatment for the recipient or nonqualified stock options. The term of the options granted under the 2000 Plan will be fixed by the Company, provided the maximum option term may not exceed ten years from the grant date (incentive stock options are granted at an exercise price of not less than 100% (110% for individuals owning 10% or more of the Company's common stock at the time of grant) of the common stock's fair market value at the date of grant. Nonqualified stock options may be granted at an exercise price determined by the Company's Board of Directors. Vesting rights will be fixed by the Company's
Board of Directors provided, however, that an outside director not have the right to exercise more than 50% of the shares granted until six months after the grant date. As of December 31, 2003, incentive stock options to purchase 23,100 shares exercisable at prices ranging from $0.32 to $0.45 per share that vest immediately to over a two-year period were outstanding. As of December 31, 2003, non-qualified stock options to purchase 93,750 shares exercisable at prices ranging from $1.30 to $39.38 per share that vest immediately to over a four-year period were outstanding. Of these amounts, 90,600 options were vested as of December 31, 2003.

     During March 2003, the Company issued 25,000 non-qualified stock options at an exercise price of $0.45 per share to Mr. Jon Ludwig, its former chief executive officer, as payment for certain travel related and other reimbursable expenses.

     On April 15, 2003, the Company issued a total of 200,000 stock options at an exercise price of $0.50 per share immediately exercisable to two directors of the Company, one of which is no longer with the Company.

     On April 16, 2003, the Board of Directors adopted the 2003 Stock Option Plan (the "2003 Plan"), which allows for the issuance of up to 2,000,000 stock options to directors, executive officers, employees and consultants of the Company. The 2003 Plan was approved by the Company's shareholders at its annual shareholder meeting. Under the 2003 Plan, incentive and nonqualified stock options may be granted to employees, directors and consultants of the Company. Awards under the 2003 Plan will be granted as determined by the Company's Board of Directors. The options that may be granted pursuant to the 2003 Plan may be either incentive stock option qualifying for beneficial tax treatment for the recipient or nonqualified stock options. The term of the options granted under the 2003 Plan will be fixed by the Company, provided the maximum option term may not exceed ten years from the grant date (incentive stock options are granted at an exercise price of not less than 100% (110% for individuals owning 10% or more of the Company's common stock at the time of grant) of the common stock's fair market value at the date of grant. Nonqualified stock options may be granted at an exercise price determined by the Company's Board of Directors. Vesting rights will be fixed by the Company's Board of Directors. As of December 31, 2003, incentive stock options to purchase 95,000 shares exercisable at prices ranging from $0.67 to $1.60 per share that vest immediately to over a two-year period were outstanding. As of December 31, 2003, non-qualified stock options to purchase 630,000 shares exercisable at $0.50 per share that vest immediately to over a three-year period were outstanding. Of these amounts, 413,333 options were vested as of December 31, 2003.

     Stock  option  activity  during  the  periods  indicated  is  as  follows:

                                                                Weighted
                                                Number of       Average
                                                  Shares    Exercise Price
                                                ---------------------------

     Outstanding, January 1, 2002               1,474,083   $          5.11
         Granted                                  191,000              2.28
         Exercised                                (29,500)             1.57
         Forfeited                               (448,500)             3.58
         Expired                                       --                --
                                                ---------------------------
     Outstanding, December 31, 2002             1,187,083              5.44
         Granted                                1,376,800              0.73
         Exercised                               (573,700)             1.31
         Forfeited                                     --                --
         Expired                                       --                --
                                                ---------------------------
     Outstanding, December 31, 2003             1,990,183   $          3.38
                                                ===========================
     Exercisable, December 31, 2003             1,652,266   $          3.91
                                                ===========================

     At December 31, 2003, the range of exercise prices and weighted average remaining contractual life of outstanding options was $0.32 to $39.38 and 7.8 years, respectively. The weighted average grant date fair value of the options issued in 2003 and 2002 amounted to $1.72 and $2.28, respectively.

     Common  Stock  Warrants

     Effective April 15, 2003, certain warrant holders agreed to terminate outstanding warrant agreements and were issued 134,750 shares of common stock valued at $0.40 per share. In exchange for the issuance of these shares, the warrant holders agreed to forgo their rights to register these shares.

     In connection with a private placement completed during December 2003, the Company issued warrants to purchase 26,611 shares of common stock with an exercise price of $0.70 per share.

Note 9. Related Party Transactions


     Notes payable and accrued liabilities due to officers of the Company at December 31, 2003 consist of the following:

          Note payable to an officer with interest at 7% per annum and principal and interest due July 1, 2004, without collateral. $ 81,303

          Note payable to an officer with interest at 7% per annum and
          principal and interest due July 1, 2004, without collateral.   134,400

          Accrued liabilities due to officers                             36,336
                                                                        --------
              Total                                                     $252,039
                                                                        ========

     Accrued liabilities includes $31,336 of accrued interest related to the notes payable to officers and $5,000 in advances from an officer.

     See Note 8 for stock options issued to the Company's former chief executive Officer.

     Mr. Ivins, a director of the Company, has an agreement with the Company whereby he earns $2,850 per month for services provided as a director and as a member of certain committees of the Board of Directors of the Company. Mr. Ivins is also paid $200 for each meeting of the Board of Directors that he attends in person. In addition to the foregoing, Mr. Ivins was granted 100,000 non-qualified stock options at an exercise price of $0.50 per share expiring March 31, 2008, and the extension of expiration dates of previously issued options to March 31, 2008 and December 29, 2010. During the twelve months ended December 31, 2003, Mr. Ivins earned approximately $20,115 pursuant to this agreement. The original termination date of this agreement was January 15, 2004, but was extended by the Board of Directors to July 15, 2004.

Note 10. Industry Segments

     The Company has adopted the provisions of Statements of Financial Accounting Standards No. 131, "Disclosures about Segments of an Enterprise and Related Information" ("SFAS 131"). At December 31, 2003, the Company's three business units, NetView, NewBridge and eLinear, have separate management teams and infrastructures that offer different products and services;.

                            FOR THE YEAR ENDED DECEMBER 31, 2003

                                                     Network
                                       Consulting  Storage and  Communication
Dollars ($)                             Services    Solutions    Deployment    Consolidated
                                       ----------  -----------  -------------  ------------
Revenue                                   608,370   12,686,133        206,637    13,501,140
Segment loss                              717,565      216,303         88,293     1,022,161
Total assets                            1,071,083    1,695,284      1,663,329     4,429,696
Capital expenditures                           --        9,886             --         9,886
Depreciation                                2,686       15,568          2,036        20,290

                            FOR THE YEAR ENDED DECEMBER 31, 2002

                                                     Network
                                       Consulting  Storage and  Communication
Dollars ($)                             Services    Solutions    Deployment    Consolidated
                                       ----------  -----------  -------------  ------------
Revenue                                        --    7,437,184             --     7,437,184
Segment profit                                 --      199,394             --       199,394
Total assets                                   --    1,737,878             --     1,737,878
Capital expenditures                           --       40,735             --        40,735
Depreciation                                   --        9,143             --         9,143

     The accounting policies of the reportable segments are the same. The Company evaluates the performance of its operating segments based on income before net interest expense, income taxes, depreciation expense, accounting changes and non-recurring items.

Note 11. Income Taxes

     eLinear has incurred net losses since the merger with NetView (See Note 3.) and, therefore, has no tax liability. The net deferred tax asset generated by the loss carry-forward has been fully reserved. The valuation allowance increased by approximately $170,000. The cumulative operating loss carry-forward is approximately $500,000 at December 31, 2003, and will expire in 2023.

     Deferred income taxes consist of the following at December 31, 2003:

                                         December 31,
                                     -------------------
                                        2003     2002
                                     -------------------
Deferred tax assets                  $ 170,000   $    --
Valuation allowance                   (170,000)       --
                                     -------------------
                                     $      --   $    --
                                     ===================

     NetView was an S-Corporation in 2002 and upon the completion of the merger with eLinear (See Note 3.), NetView terminated its S-Corporation status for income tax purposes. The pro forma income tax expense shown in the accompanying financial statements indicates the results as if the Company applied the current policy for income taxes.

Note 12. Litigation

     eLinear is subject to legal proceedings and claims which have arisen in the ordinary course of its business. Management has determined these actions will not have a material effect on results of operations or the financial condition of the Company.


Note 13. Significant Concentration

     Four customers accounted for approximately 21%, 14% and 10% of sales for the year ended December 31, 2003. No other customers represented more than 10% of sales of the Company for the year ended December 31, 2003. The Company had two customers, each which had in excess of 10% of the Company's accounts receivable balance at December 31, 2003. These two customers had 30% and 15%, respectively, of the Company's accounts receivable balance.

Note 14. Subsequent Events

Securities  Purchase  Agreements  -  Funding

     The Company entered into a Securities Purchase Agreement dated February 4, 2004 with several accredited investors pursuant to which eLinear agreed to sell, and the investors agreed to purchase, an aggregate of 1,230,000 shares of the Company's common stock at a price of $2.00 per share, together with five-year warrants to purchase an aggregate of 615,000 shares of common stock at an exercise price of $3.00 per share (the "Class A Warrants"), and warrants to purchase 615,000 shares of common stock at an exercise price of $2.50 per share expiring on the earlier of two years from the closing date or one year from the date a registration statement registering the resale of the shares underlying the warrants and the shares becomes effective the "Class B Warrants" for an aggregate purchase price of $2,460,000, in a private placement transaction.

     All of the warrants are exercisable immediately. Subject to certain exceptions, in the event that on or before the date on which the warrants are exercised, the Company issues or sells, or is deemed to have issued or sold in accordance with the terms of the warrants, any shares of common stock for consideration per share less than the exercise price of the warrants as then in effect, then the exercise price of the warrants will be adjusted in accordance with a weighted average formula contained in the warrants.

     The Company entered into a Securities Purchase Agreement dated January 12, 2004 with several accredited investors pursuant to which eLinear agreed to sell, and the investors agreed to purchase, an aggregate of 1,964,225 shares of the Company's common stock at a price of $1.29 per share, together with five-year warrants to purchase an aggregate of 1,178,535 shares of common stock at an exercise price of $1.89 per share (the "Class A Warrants"), and warrants to purchase 1,090,145 shares of common stock at an exercise price of $1.55 per share expiring on the earlier of fourteen months from the closing date or eight months from the date a registration statement registering the resale of the shares underlying the warrants and the shares becomes effective the "Class B Warrants" for an aggregate purchase price of $2,533,850, in a private placement transaction.

     All of the warrants are exercisable immediately. Subject to certain exceptions, in the event that on or before the date on which the warrants are exercised, the Company issues or sells, or is deemed to have issued or sold in accordance with the terms of the warrants, any shares of common stock for consideration per share less than the exercise price of the warrants as then in effect, then the exercise price of the warrants will be adjusted to equal the consideration per share of common stock issued or sold or deemed to have been issued and sold in such dilutive issuance, provided that if such exercise price is adjusted to a $1.00 per share of common stock, any additional issuances shall only further reduce the exercise price of the warrants in accordance with a weighted average formula contained in the warrants.

     The Company has agreed to file a registration statement with the Securities and Exchange Commission within 45 days after the closing of the initial funding in order to register the resale of the shares and the shares of common stock issuable upon exercise of the warrants. If the Company fails to meet this deadline, if the registration statement is not declared effective prior to the 120th day after the respective closing dates, if the Company fails to respond to comments made by the SEC within 10 days, if the registration statement ceases to remain effective, or certain other events occur, the Company has agreed to pay the investors 1.5% of the aggregate purchase price for the first month of such event, and if such event continues to occur, 2.0% of the purchase price per month thereafter.

     In February 2004, eLinear obtained a revolving credit facility with Laurus Master Fund, Ltd. Under the terms of the agreement, eLinear can borrow up to $5,000,000 at an annual interest rate of prime plus .75% (with a minimum rate of 4.75%) based on our eligible accounts receivable balances. eLinear is permitted to go over our borrowing limit, which is referred to as getting an overadvance, if we get the approval of Laurus. These overadvances typically accrue interest at a rate of 1.5% per month, but until August 2004, no interest is required on overadvances. This credit facility is secured by all of our assets. At the option of the holder the outstanding balance on the note payable can be converted into shares of our common stock at a price of $2.91 per share. In connection with execution of this credit facility, we issued Laurus a seven-year warrant to purchase 290,000 shares of our common stock at exercises prices ranging from $3.05 to $3.32 per share. eLinear can prepay amounts owed under this credit facility with cash at 115% of the principal amount.

     eLinear received $3,000,000 from the revolving credit facility in February 2004 and paid $221,000 in financing costs which will be recorded as deferred financing costs and amortized as interest expense over the term of the agreement.

     As part of the above credit facility, the Company agreed to file a registration statement with the SEC in order to register the resale of any shares issuable upon conversion of up to $2 million of the credit facility and upon the exercise of the warrants within 15 days of the Company's current SB-2 becoming effective or 150 days from February 23, 2004. If the Company does not file the SB-2 within the required timeframe it will be required to pay a 1.5% fee every thirty days. Laurus is limited to owning or beneficially owning a maximum of 4.99% of the Company's outstanding shares of common stock.

Notes  Payable,  Shareholders

     During January 2004, the Company repaid $215,703 principal amount of two promissory notes due to two officers of the Company.

Note  15.     Restatement  of  Previously  Reported  Balance  Sheet

     The Company originally filed the financial statements and accounted for the stock issued in the acquisition of NewBridge using an average stock price fifteen days prior to and subsequent to the date of the merger. The Company has revised the average stock price and calculated the purchase price using the stock price on the date of the merger. The balance sheet was restated to increase goodwill and additional paid in capital for the change in the value of the stock. A summary of the restatement is as follows:

                                          ELINEAR, INC.
                                         AND SUBSIDIARIES
                                    CONSOLIDATED BALANCE SHEET
                                        DECEMBER 31, 2003

                                                           Previously
                                                            Reported    Restatement   Restated
                                                           ------------  ----------  ------------
ASSETS
Current assets:
    Cash                                                   $   554,483               $   554,483
    Accounts receivable, net of allowance of $69,289 and
      $54,000 at December 31, 2003 and 2002, respectively    1,637,217                 1,637,217
    Inventory                                                  190,555                   190,555
    Other current assets                                        45,708                    45,708
                                                           --------------------------------------
        Total current assets                                 2,427,963                 2,427,963
                                                           --------------------------------------

Property and equipment, net                                     43,662                    43,662
Goodwill                                                     1,647,522      295,500    1,943,022
Deposits                                                        15,049                    15,049
                                                           --------------------------------------
Total assets                                               $ 4,134,196               $ 4,429,696
                                                           ======================================

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
    Accounts payable, trade                                $ 1,101,603               $ 1,101,603
    Payable to officers                                         36,336                    36,336
    Accrued liabilities                                        148,747                   148,747
    Notes payable, shareholders                                215,703                   215,703
                                                           --------------------------------------
        Total current liabilities                            1,502,389           --    1,502,389
                                                           --------------------------------------
Commitments and contingencies
Shareholders' equity:
    Preferred stock, $.02 par value                                 --                        --
    Common stock, $.02 par value                               340,415                   340,515
    Additional paid-in capital                               3,687,131      295,500    3,982,631
    Accumulated deficit                                     (1,395,739)               (1,395,739)
                                                           --------------------------------------
        Total shareholders' equity                           2,631,807                 2,927,307
                                                           --------------------------------------
Total liabilities and shareholders' equity                 $ 4,134,196               $ 4,429,696
                                                           ======================================

                                            ELINEAR, INC.
                                     CONSOLIDATED BALANCE SHEETS

                                                                         March 31,     December 31,
                                                                            2004           2003
                                                                        ----------------------------
                                                                        (Unaudited)     (Restated)
                                                                        (Restated)
                                       ASSETS

Current assets:
    Cash                                                                $ 4,533,168   $     554,483
    Certificate of deposit                                                  500,000              --
    Cash in restricted accounts                                             500,000              --
    Accounts receivable, net of allowance of $94,288 at March 31, 2004
      and $69,289 at December 31, 2003, respectively                      2,553,099       1,637,217
    Inventory                                                               308,155         190,555
    Other current assets                                                     62,881          45,708
                                                                        ----------------------------
        Total current assets                                              8,457,303       2,427,963
                                                                        ----------------------------
Property and equipment, net                                                  85,957          43,662
Goodwill                                                                  1,491,102       1,943,022
Deferred financing costs, net                                               259,611              --
Deposits                                                                     28,208          15,049
                                                                        ----------------------------
Total assets                                                            $10,322,181   $   4,429,696
                                                                        ============================

                        LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
    Accounts payable, trade                                             $   652,571   $   1,101,603
    Payable to officers                                                          --          36,336
    Accrued liabilities                                                     224,683         148,747
    Notes payable, officers                                                      --         215,703
                                                                        ----------------------------
        Total current liabilities                                           877,254       1,502,389
    Long-term debt, net                                                   1,794,924              --
Shareholders' equity:
    Preferred stock, $.02 par value, 10,000,000 shares authorized,
      none issued                                                                --              --
    Common stock, $.02 par value, 100,000,000 shares authorized,
      20,530,167 and 17,020,754 shares issued and outstanding at
      March 31, 2004 and December 31, 2003, respectively                    410,603         340,415
    Additional paid-in capital                                           10,115,789       3,982,631
    Accumulated deficit                                                  (2,876,389)     (1,395,739)
                                                                        ----------------------------
         Total shareholders' equity                                       7,650,003       2,927,307
                                                                        ----------------------------
Total liabilities and shareholders' equity                              $10,322,181   $   4,429,696
                                                                        ============================

See accompanying notes to unaudited consolidated financial statements.

                                   ELINEAR, INC.
                       CONSOLIDATED STATEMENTS OF OPERATIONS
                FOR THE THREE MONTHS ENDED MARCH 31, 2004 AND 2003
                                    (UNAUDITED)


                                                            2004          2003
                                                        ------------  ------------
Revenue:
    Products                                            $ 3,956,625   $ 3,060,618
    Services                                                218,453        90,524
                                                        ------------  ------------
        Total revenue                                     4,175,078     3,151,142
                                                        ------------  ------------

Cost of revenue:
    Products                                              3,514,148     2,485,082
    Services                                                200,614        78,321
                                                        ------------  ------------
        Total cost of revenue                             3,714,762     2,563,403
                                                        ------------  ------------
Gross profit                                                460,316       587,739
                                                        ------------  ------------

Operating expenses:
    Payroll and related expenses                            534,998       248,226
    Office administration                                   229,094        63,248
    Professional services                                   300,991       167,825
    Impairment of goodwill                                  451,925            --
    Other                                                   372,161        16,097
    Depreciation                                              8,505         3,394
                                                        ------------  ------------
     Total operating expenses                             1,897,674       498,790
                                                        ------------  ------------

Income (loss) from operations                            (1,437,358)       88,949
Interest, net                                               (43,272)       (4,394)
                                                        ------------  ------------
Net income (loss)                                       $(1,480,630)  $    84,555
                                                        ============  ============

Net income (loss) per share:
    Basic and diluted                                        ($0.09)  $      0.01
                                                        ============  ============

Weighted average number of common shares outstanding:
    Basic and diluted                                    16,917,987    13,932,238
                                                        ============  ============

See accompanying notes to unaudited consolidated financial statements.

                                      eLINEAR, INC.
                          CONSOLIDATED STATEMENTS OF CASH FLOWS
                    FOR THE THREE MONTHS ENDED MARCH 31, 2004 AND 2003
                                       (UNAUDITED)


                                                                     2004         2003
                                                                 ------------  ----------
Cash flows used in operating activities:
    Net income (loss)                                            $(1,480,650)  $  84,555
    Adjustments to reconcile net income (loss) to cash used in operating activities:
        Depreciation                                                   8,505       3,394
        Impairment of goodwill                                       451,920          --
        Amortization of debt discounts                                54,044          --
        Stock  based compensation                                    239,474          --
        Changes in assets and liabilities:
            Certificate of deposit                                  (500,000)         --
            Cash in restricted accounts                             (500,000)         --
            Accounts receivable                                     (915,881)   (114,353)
            Note receivable                                               --     (53,500)
            Inventory                                               (117,600)   (175,771)
            Other current assets                                     (17,173)     (2,943)
            Accounts payable                                        (449,032)     63,449
            Payable to officers                                      (31,336)     91,000
            Accrued liabilities                                       53,820      (4,429)
                                                                 ------------  ----------
Net cash used in operating activities                             (3,203,909)   (108,598)
                                                                 ------------  ----------

Cash flows from investing activities:
    Purchase of property and equipment                               (50,800)         --
    Deposits                                                         (13,159)     (1,303)
                                                                 ------------  ----------
Net cash used in investing activities                                (63,959)     (1,303)
                                                                 ------------  ----------

Cash flows from financing activities:
    Proceeds from notes payable due to officers                           --      52,038
    Repayment on notes payable due to officers                      (215,703)    (25,050)
    Proceeds from financing agreement                              2,539,515          --
    Proceeds from exercise of stock options                          338,150          --
    Proceeds from sale of common stock                             4,584,591          --
                                                                 ------------  ----------
Net cash provided by financing activities                          7,246,553      26,988
                                                                 ------------  ----------

Net increase (decrease) in cash                                    3,978,685     (82,913)
Cash and cash equivalents, beginning of period                       554,483     120,894
                                                                 ------------  ----------
Cash and cash equivalents, end of period                         $ 4,553,168   $  37,981
                                                                 ============  ==========

Supplemental cash flow information:
    Interest paid                                                $     6,342   $      --
                                                                 ============  ==========

See accompanying notes to unaudited consolidated financial statements.

                                  ELINEAR, INC.
              NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
                                 MARCH 31, 2004


Note 1.   Organization and Nature of Business

     STATEMENT  OF  INFORMATION  FURNISHED

     The accompanying unaudited consolidated financial statements of eLinear, Inc. and Subsidiaries (the "Company" or "eLinear") have been prepared pursuant to the rules and regulations for interim financial information and the instructions to Form 10-QSB and Regulation S-B. Accordingly, certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles in the United States have been omitted. In the opinion of management, the unaudited consolidated financial statements contain all adjustments (consisting of only normal recurring accruals) necessary to present fairly the financial position as of March 31, 2004, and the results of operations and cash flows for the three months ended March 31, 2004 and 2003.

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and reported amounts of revenue and expenses during the reporting period. Operating results for interim periods are not necessarily indicative of the results that may be expected for the complete fiscal year. The accompanying unaudited condensed consolidated financial statements should be read in conjunction with the audited consolidated financial statements and notes thereto included in the Company's Annual Report on Form 10-KSB for the year ended December 31, 2003, previously filed with the Securities and Exchange Commission.

Stock Options

     At March 31, 2004, the Company had stock-based compensation plans, which are more fully described in Note 8 in the Company's Annual Report on Form 10-KSB as filed on February 13, 2004. In addition, on February 10, 2004, the Board of Directors adopted the 2004 Stock Option Plan (the "2004 Plan"), which allows for the issuance of up to 2,000,000 stock options to directors, executive officers, employees and consultants of the Company who are contributing to the Company's success. In order to remain fully effective, the Plan must be approved by the shareholders prior to February 10, 2005. There were no options issued pursuant to the 2004 Plan as of March 31, 2004.

     The Company applies and intends to continue to apply the recognition and intrinsic value measurement principles of Accounting Principles Board (APB) Opinion No. 25, "Accounting for Stock Issued to Employees," and related Interpretations in accounting for those plans. No stock-based compensation expense was reflected in the net loss for the three month period ended March 31, 2004 because no options granted under the plans had an exercise price less than the market value of the underlying common stock on the date of the grant and did not begin to vest until after March 31, 2004.

     The following table illustrates the effect on net income and earnings per share if eLinear had applied the fair value recognition provisions of FASB
Statement No. 123, Accounting for Stock-Based Compensation, to stock-based employee compensation.

                                                         Three Months Ended
                                                               March 31,
                                                      ------------------------
                                                          2004         2003
                                                      ------------  ----------
     Net income (loss), as reported                   $(1,480,630)  $   84,555
     Deduct: Total stock-based employee
     compensation expense determined under the fair
     value based method for all awards                         --           --
                                                      ------------  ----------
     Pro forma net income (loss)                      $(1,480,630)  $   84,555
                                                      ============  ==========

     Net income (loss) per share:
         Basic and diluted - as reported                   ($0.09)  $     0.01
                                                      ============  ==========
         Basic and diluted - pro forma                     ($0.09)  $     0.01
                                                      ============  ==========

     The fair value of each option granted is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted average assumptions: dividend yield 0.0%, expected volatility of 225%, risk-free interest rate of 1.5%, and expected life of 48 months.


Note 2.   Impairment

     In March 2004, the Company recorded impairment expense totaling $451,925 related to 100% of the goodwill related to the 2003 eLinear acquisition. In March 2004, the consulting services reporting unit lost its largest consulting contract and the other operations that had been acquired in the eLinear purchase had declined due to the loss of key employees after the acquisition. Based on projected estimated future cash flows from the reporting unit purchased in 2003, management determined a full impairment charge was required.

Note 3.   Credit Facilities

     In February 2004, the Company obtained a secured revolving note with Laurus Master Fund, Ltd. ("Laurus"). Under the terms of the agreement, the Company can borrow up to $5,000,000 at an annual interest rate of prime plus .75% (with a minimum rate of 4.75%). The agreement contains two notes: a minimum secured revolving note totaling $2,000,000 ("term note") and a revolving credit facility totaling $3,000,000 ("revolver") based on eligible accounts receivable.

Revolver

     The Laurus revolver provides for borrowings of up to the lesser of; (i) $3 million or (ii) 90% of the Company's eligible accounts receivable. As of March 31, 2004, eligible receivables would not support additional borrowings under the facility. The Company borrowed $1,000,000 under the revolving facility on the date of the agreement. The revolving credit facility has a term of three years and accrues interest on outstanding balances at the rate of prime (4.00% as of March 31, 2004) plus 0.75%. Laurus has the option to convert all or a portion of the advances under any secured convertible revolving note into shares of the Company's common stock at any time, subject to certain limitations, at a fixed conversion price of $2.91 per share. As amounts are drawn on this line-of-credit, to the extent the current market price exceeds the fixed conversion price, additional interest expense will be recognized for this beneficial conversion feature. The revolving credit facility is secured by all of the assets of the Company. All stock conversion prices and exercise prices are subject to adjustment for stock splits, stock dividends or similar events. As of March 31, 2004, the Company had approximately $1,000,000 outstanding under the revolver.

Term  Note

     The term note has a term of three years. The Company has the option of paying scheduled interest and principal, or prepaying all or a portion of the term note with shares of its common stock at the fixed conversion price of $2.91 per share, provided that the closing price of the common stock is greater than $3.20 per share for the five trading days immediately preceding the payment date and that the shares are registered with the Securities and Exchange Commission or with cash at 115% of the outstanding balance. Laurus also has the option to convert all or a portion of the term note into shares of the Company's common stock at any time, subject to certain limitations, at a fixed conversion price of $2.91 per share. The term note is secured by a blanket lien on all of the Company's assets. In conjunction with the term note, Laurus was paid a fee of $219,500 and received a seven-year warrant to purchase up to 290,000 shares of the Company's common stock at prices ranging from $3.05 to $3.32 per share. The warrants, which are exercisable immediately, were valued at $529,338 using a modified Black-Scholes option pricing model. The value of these warrants and the fees paid to Laurus were recorded as a discount to the term note and will be amortized over the term of the loan using the effective interest method.

     The term note is considered to have a beneficial conversion feature since the fair market value of the common stock issuable upon conversion of the term note exceeded the value allocated to the term note on the date of issuance. The difference between the market value of the shares issuable upon conversion and the value allocated to the term note of $510,282 is considered to be the value of the beneficial conversion feature. The value of the beneficial conversion feature has also been recorded as a discount to the term note and will be amortized over the term of the loan using the effective interest method. In the event the investors convert the debentures prior to the maturity of the agreements, then generally accepted accounting principles require the Company to expense the unamortized balance of the debt discount in full.

     In addition to the $219,500 fee paid to Laurus, the Company paid $273,300 in finder's fees to vSource Capital. The $273,000 was capitalized as deferred financing costs and will be amortized using the effective interest method over the term of the loan agreement.

     As part of the above credit facility, the Company agreed to file a registration statement with the SEC in order to register the resale of any shares issuable upon conversion of up to $2 million of the credit facility and upon the exercise of the warrants. The terms of its agreement with Laurus require it to file the registration statement and have the registration statement declared effective by a definitive period of time, not to exceed 150 days from February 23, 2004. If the Company fails to meet this deadline, if the registration statement is not declared effective prior to the 90th day after filing the registration statement, if the registration statement ceases to remain effective, or certain other events occur, the Company has agreed to pay
Laurus liquidated damages of 1.5% of the principal amount of the convertible portion of the note per month. Laurus is limited to owning or beneficially owning a maximum of 4.99% of the Company's outstanding shares of common stock. In addition, each time the Company borrows $2 million under the credit facility, the Company will be required to file an additional registration statement covering the possible conversion of that amount of the note.

Note 4.   Common Stock

     During the three months ended March 31, 2004, the Company issued 119,190 shares of common stock for services valued at $239,474 using the stock price on the date issued.

     During the three months ended March 31, 2004, the Company issued 196,000 shares of common stock related to the exercise of stock options. The Company received proceeds totaling $338,150.

     In February 2004, the Company sold 1,230,000 shares of its common stock at a price of $2.00 per share, together with five-year warrants to purchase an aggregate of 676,500 shares of common stock at an exercise price of $3.00 per share (the "Class A Warrants"), and warrants to purchase 676,500 shares of common stock at an exercise price of $2.50 per share (the "Class B Warrants") expiring on the earlier of two years from the closing date or one year from the date a registration statement registering the resale of the shares underlying the warrants and the shares becomes effective for an aggregate purchase price of $2,460,000, in a private placement transaction. The Company received proceeds totaling $2,257,800, net of offering costs of $202,200.

     All of the warrants are exercisable immediately. Subject to certain exceptions, in the event that on or before the date on which the warrants are exercised, the Company issues or sells, or is deemed to have issued or sold in accordance with the terms of the warrants, any shares of common stock for consideration per share less than the exercise price of the warrants as then in effect, then the exercise price of the warrants will be adjusted in accordance with a weighted average formula contained in the warrants.

     In January 2004, the Company sold 1,964,223 shares of its common stock at a price of $1.29 per share, together with five-year warrants to purchase an aggregate of 1,178,535 shares of common stock at an exercise price of $1.89 per share (the "Class A Warrants"), and warrants to purchase 1,090,145 shares of common stock at an exercise price of $1.55 per share (the Class B Warrants"), expiring on the earlier of fourteen months from the closing date or eight months from the date a registration statement registering the resale of the shares underlying the warrants and the shares becomes effective for an aggregate purchase price of $2,533,850, in a private placement transaction. The Company received proceeds totaling $2,326,481, net of offering costs of $207,369.

     All of the warrants are exercisable immediately. Subject to certain exceptions, in the event that on or before the date on which the warrants are exercised, the Company issues or sells, or is deemed to have issued or sold in accordance with the terms of the warrants, any shares of common stock for consideration per share less than the exercise price of the warrants as then in effect, then the exercise price of the warrants will be adjusted to equal the consideration per share of common stock issued or sold or deemed to have been issued and sold in such dilutive issuance, provided that if such exercise price is adjusted to a $1.00 per share of common stock, any additional issuances shall only further reduce the exercise price of the warrants in accordance with a weighted average formula contained in the warrants.

     As part of the above financings, the Company agreed to file a registration statement with the SEC in order to register the resale of the shares purchased and the shares issuable upon exercise of the warrants. If (i) the registration statement is not declared effective prior to the 120th day after the closing date of each financing, (ii) the Company fails to respond to the comments provided by the SEC to its registration statement within ten days of receipt of comments; or (iii) the registration statement has been declared effective by the SEC and it ceases to remain continuously effective until all the registered securities are resold, the Company has agreed to pay the investors 1.5% of the aggregate purchase price for the first month, and if the event continues to occur, 2.0% of the purchase price per month thereafter.


Note 5.   Common Stock Warrants

     In connection with the equity (Note 3) and debt (Note 4) fundings, the Company issued warrants to acquire common stock at various prices. The following table summarizes the warrants outstanding as of March 31, 2004:

                                          Outstanding
     Exercise Price                        Warrants    Expiration Date
     -----------------------------------------------------------------

                    0.70                      26,166    December 2005
                    1.55                   1,199,155     March 2005
                    1.89                   1,296,388    January 2009
                    2.50                     676,500    February 2006
                    3.00                     676,500    February 2009
                                          -----------
     Total                                  3,874,709
                                          ===========

All warrants are exercisable at March 31, 2004.

Note 5.   Industry Segments

     The Company has adopted the provisions of Statements of Financial Accounting Standards No. 131, "Disclosures about Segments of an Enterprise and Related Information" ("SFAS 131"). At March 31, 2004, the Company's three business units, NetView (network and storage solutions), NewBridge (communications deployment) and eLinear (consulting services), have separate management teams and infrastructures that offer different products and services;

                           FOR THE QUARTER ENDED MARCH 31, 2004

                                           Network
                            Consulting   and Storage  Communications
     Dollars ($)             Services     Solutions     Deployment     Consolidated
                            --------------------------------------------------------
     Revenue                    46,945     3,956,625         171,508      4,175,078
     Segment profit (loss)  (1,273,293)       94,503        (112,834)    (1,480,630)
     Total assets            4,653,444     3,929,364       1,739,373     10,322,181
     Capital expenditures       15,375        34,860             565         50,800
     Depreciation                2,721         4,159           1,626          8,505

                           FOR THE QUARTER ENDED MARCH 31, 2003

                                        Network and
                            Consulting    Storage    Communications
     Dollars ($)             Services    Solutions     Deployment    Consolidated
                            -----------------------------------------------------
     Revenue                        --    3,151,142              --     3,151,142
     Segment profit                 --       84,555              --        84,555
     Total assets                   --    1,999,441              --     1,999,441
     Capital expenditures           --           --              --            --
     Depreciation                   --        3,394              --         3,394

     The accounting policies of the reportable segments are the same. The Company evaluates the performance of its operating segments based on income before net interest expense, income taxes, depreciation expense, accounting changes and non-recurring items.

Note 6.     Restatement

     The company incorrectly calculated the value of the beneficial conversion feature on the Laurus Funding (see note 3) proceeds of $2,000,000 and allocating the value of the warrants calculated using Black Scholes to the $2,000,000 term note. The Company should have allocated the warrants on a relative fair value method utilizing the entire $3,000,000 funding and then calculated the beneficial conversion feature using the entire $3,000,000 proceeds. After allocating the value of the warrants on a relative fair value basis to the entire $3,000,000 drawn under the credit facility and recalculating the beneficial conversion feature using the entire $3,000,000, the Company has reclassified $739,368 from additional paid-in capital (decrease) to long-term debt (increase). This reclassification is reflected in the accompanying restated balance sheet as of March 31, 2004.

                                7,138,962 Shares




                                  eLinear, Inc.


                                   Prospectus

                                     Shares




                              ____________________




     You should only rely on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. This prospectus is not an offer to sell and it is not seeking an offer to buy these securities in any jurisdiction where this offer or sale is not permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of common stock.

     Until ninety days after the effective date of this registration statement of which this prospectus is a part, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as managing placement agents and with respect to their unsold allotments or subscriptions.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Delaware law authorizes corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breach of directors' fiduciary duty of care. The certificate of incorporation of eLinear limits the liability of directors to eLinear or its stockholders to the fullest extent permitted by Delaware law. Specifically, directors will not be personally liable for monetary damages for breach of a director's fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the company or its stockholders, (ii) for acts or omissions not in good faith that constitute a breach of duty of the director to the company or an act or omission which involves intentional misconduct or a knowing violation of law, (iii) for an act or omission for which the liability of a director is expressly provided by an applicable statute, or
(iv) for any transaction from which the director received an improper personal benefit, whether the benefit resulted from an action taken within the scope of the director's office.

     The inclusion of this provision in the certificate of incorporation may have the effect of reducing the likelihood of derivative litigation against directors, and may discourage or deter stockholders or management from bringing a lawsuit against directors for breach of their duty of care, even though such an action, if successful, might otherwise have benefited the company and its stockholders.

     eLinear has also entered into Indemnification Agreements with its executive officers and directors. These agreements include provisions meant to facilitate the indemnities' receipt of benefits. These provisions cover, among other things: (i) specification of the method of determining entitlement to indemnification and the selection of independent counsel that will in some cases make such determination, (ii) specification of certain time periods by which certain payments or determinations must be made and actions must be taken, and
(iii) the establishment of certain presumptions in favor of an indemnitee. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the company pursuant to the foregoing provisions, the company has been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

ITEM 25.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth the estimated expenses to be incurred in connection with the distribution of the securities being registered. The expenses shall be paid by eLinear.

     SEC Registration Fees . . . . . . . . . . . . . . . . . . . . .  2,533.00
     Legal fees. . . . . . . . . . . . . . . . . . . . . . . . . . .         *
     Accounting fees . . . . . . . . . . . . . . . . . . . . . . . .         *

     *  To be provided by amendment


          TOTAL                                                      $2,533.00

ITEM 26.  RECENT SALES OF UNREGISTERED SECURITIES


     All of the following transactions were completed pursuant to Section 4(2) of the Securities Act (except for the private offering placed by NevWest Securities Corporation which in addition to reliance upon Section 4(2) also relied on Rule 505 of Regulation D.) With respect to issuances made pursuant to
Section 4(2) of the Securities Act, the transactions did not involve any public offering and were sold to a limited group of persons. Each recipient either received adequate information about the Company or had access, through employment or other relationships, to such information, and the Company determined that each recipient had such knowledge and experience in financial and business matters that they were able to evaluate the merits and risks of an investment in the Company.

     With respect to the placement made by NevWest Securities Corporation, such issuances were made pursuant to Rule 505 of Regulation D of the Securities Act, the Company determined that each purchaser was an "accredited investor" as defined in Rule 501(a) under the Securities Act, or if such investor was not an accredited investor, that such investor received the information required by Regulation D.

     Except as otherwise noted, all sales of the Company's securities were made by officers of the Company who received no commission or other remuneration for the solicitation of any person in connection with the respective sales of securities described above. The recipients of securities represented their intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the share certificates and other instruments issued in such transactions.

     During the quarter September 30, 2001, eLinear sold 22,000 units consisting of its common stock and warrants to three accredited investors for an aggregate consideration of $62,700.

     In March and September 2002, eLinear sold 99,000 shares of its common stock to one sophisticated investor for a total of $70,800.

     In July 2002, eLinear issued 5,000 shares of its common stock to a former chief executive officer.

     In November 2002, eLinear issued J. Leonard Ivins, a director, 25,625 shares of its common stock for payment of services and expenses, and issued a former employee 4,166 shares of its common stock for payment of services.

     In April 2003, eLinear completed the acquisition of all of the issued and outstanding shares of NetView Technologies, Inc. ("NetView"). Pursuant to the transaction, eLinear issued an aggregate of 12,961,979 shares to the five shareholders of NetView. In April 2003, eLinear issued 25,000 shares of its common stock for payment of legal services. In April 2003, eLinear issued 134,750 shares of its common stock to five holders of its warrants in exchange for their termination of such warrants. The warrant holders were sophisticated investors.

     In July 2003, NewBridge Technologies, Inc. ("NewBridge") was acquired by eLinear. eLinear issued 850,000 shares of its common stock and an option to purchase 300,000 shares of common stock at exercise prices ranging from $0.50 to $1.70 per share to two shareholders of NewBridge in exchange for all of the outstanding common stock of NewBridge.

     In August 2003, eLinear issued 5,000 shares of its common stock to a consultant for services.

     Between September and December 2003, eLinear completed a private placement transaction in which it issued to an aggregate of 88 investors (69 who were accredited) an aggregate of 1,330,564 shares of common stock for an aggregate purchase price of $931,395. eLinear used the services of NevWest Securities Corporation, a registered broker-dealer, as placement agent to assist it in this private placement, which received sales commission of between 7-10% of the gross proceeds of the offering, as well as warrants to purchase 26,611 shares of eLinear common stock at an exercise price of $0.70 per share.

     In October 2003, eLinear issued 66,000 shares of its common stock to an entity and a natural person for investor relations services. In January and February 2004, eLinear issued 66,190 shares of its common stock to two entities and a natural person for investor relations services. The parties were sophisticated persons.

     In January 2004, eLinear entered into a Securities Purchase Agreement with 16 accredited investors, pursuant to which it agreed to sell, and the Investors agreed to purchase, an aggregate of 1,964,225 shares of common stock, at a price of $1.29 per share, together with five-year warrants to purchase an aggregate of 1,178,535 shares of common stock at an exercise price of $1.89 per share, and warrants to purchase 1,090,145 shares of common stock at an exercise price of $1.55 per share expiring on the earlier of March 2005 or eight months from the date this registration statement becomes effective.

     In February 2004, eLinear entered into a Securities Purchase Agreement with 16 accredited investors, pursuant to which it agreed to sell, and the Investors agreed to purchase, an aggregate of 1,230,000 shares of common stock, at a price of $2.00 per share, together with five-year warrants to purchase an aggregate of 615,000 shares of common stock at an exercise price of $3.00 per share, and warrants to purchase 615,000 shares of common stock at an exercise price of $2.50 per share expiring on the earlier of February 2006 or one year from the date this registration statement becomes effective.

     In February 2004, eLinear entered into a revolving credit facility with an accredited investor. Payment of interest and principal can, under certain circumstances, be made with shares of eLinear common stock at a conversion price of $2.91 per share. In connection with execution of this credit facility, eLinear issued a seven-year warrant to purchase 290,000 shares of our common stock at exercise prices ranging from $3.05 to $3.32 per share.

     In March 2004, eLinear issued 3,000 shares of its common stock to an individual for consulting services. The individual was a sophisticated person.

     In March 2004, eLinear issued 50,000 shares of its common stock to an entity for legal services. The party was a sophisticated person.

ITEM 27. EXHIBITS

EXHIBIT LIST

EXHIBIT NO.                  IDENTIFICATION OF EXHIBIT

2.1 Agreement and Plan of Merger, dated October 11, 1999, between Registrant, eLinear Corporation and Imagenuity, Inc. (incorporated by reference to Exhibit A-1 to Registrant's Current Report on Form 8-K, dated October 25, 1999)
2.2 Agreement and Plan of Merger, dated April 15, 2003, between Registrant, NetView Acquisition Corp. and NetView Technologies, Inc. (incorporated by reference to Exhibit 2.2 to Registrant's Annual Report on form 10-KSB, dated April 15, 2002)
3.1 Articles of Incorporation of Registrant (incorporated by reference to Registrant's Form 10-KSB for the period ended December 31, 1995)
3.2 Bylaws of Registrant (incorporated by reference to Registrant's Form 10-KSB for the period ended December 31, 1995)
3.3 Amended and Restated Certificate of Incorporation of Registrant (incorporated by reference to Registrant's Form 10-QSB for the period ended June 30, 2000)
4.1 Specimen of Registrant's Common Stock Certificate (incorporated by reference to Registrant's Form 10-KSB for the period ended December 31, 1995)
5.1           Opinion of Brewer & Pritchard, P.C. (to be provided by amendment)
10.1 Employment Agreement with Kevan M. Casey (incorporated by reference to Exhibit 10.2 to Registrant's Annual Report on Form 10-KSB, dated April 15, 2003) *
10.2 Employment Agreement with Tommy Allen (incorporated by reference to Exhibit 10.3 to Registrant's Annual Report on Form 10-KSB, dated April 15, 2003) *
10.3 2000 Stock Option Plan (incorporated by reference to Exhibit 4.1 to Registrant's Definitive Proxy Statement on Schedule 14A, dated June 30, 2000) *
10.4 Amendment No. 1 to Registrant's 2000 Stock Option Plan (incorporated by reference to Exhibit 4.2 to Registrant's Form S-8, dated July 31, 2001) *
10.5 Amended and Restated 2003 Stock Option Plan (incorporated by reference to Exhibit 10.1 to Registrant's Form S-8, dated January 14, 2003) *
10.6 Form of Indemnification Agreement for all officers and directors of Registrant (incorporated by reference to Registrant's Form 10-QSB filed with the Commission on October 24, 2000)
10.7 Agreement between eLinear, Inc. and J. Leonard Ivins dated April 15, 2003 (incorporated by reference to Exhibit 10.10 to Registrant's Annual Report on Form 10-KSB, dated April 15, 2003)*
10.8 Securities Purchase Agreement dated as of January 12, 2004 between eLinear, Inc. and the Investors named therein (incorporated by reference to Exhibit 10.1 to Registrant's Form 8-K, dated January 28, 2004)

10.9 Form of Class A Warrant issued to each of the Investors in the Securities Purchase Agreements dated as of January 12, 2004 (incorporated by reference to Exhibit 10.2 to Registrant's Form 8-K, dated January 28, 2004)
10.10 Form of Class B Warrant issued to each of the Investors in the Securities Purchase Agreements dated as of January 12, 2004 (incorporated by reference to Exhibit 10.3 to Registrant's Form 8-K, dated January 28, 2004)
10.11 Registration Rights Agreement issued to each of the Investors in the Securities Purchase Agreements dated as of January 12, 2004 (incorporated by reference to Exhibit 10.4 to Registrant's Form 8-K, dated January 28, 2004)
10.12 Employment Agreement with Ramzi Milad Nassar (incorporated by reference to Exhibit 10.12 to Registrant's Annual Report on Form 10-KSB, dated February 13, 2004) *
10.13 Securities Purchase Agreement dated as of February 4, 2004 between eLinear, Inc. and the Investors named therein
              (incorporated by reference to Exhibit 10.13 to Registrant's Annual Report on Form 10-KSB, dated February 13, 2004)
10.14 Form of Class A Warrant issued to each of the Investors in the Securities Purchase Agreements dated as of February 4, 2004 (incorporated by reference to Exhibit 10.14 to Registrant's Annual Report on Form 10-KSB, dated February 13, 2004)
10.15 Form of Class B Warrant issued to each of the Investors in the Securities Purchase Agreements dated as of February 4, 2004 (incorporated by reference to Exhibit 10.15 to Registrant's Annual Report on Form 10-KSB, dated February 13, 2004)
10.16 Registration Rights Agreement issued to each of the Investors in the Securities Purchase Agreements dated as of February 4, 2004 (incorporated by reference to Exhibit 10.16 to Registrant's Annual Report on Form 10-KSB, dated February 13, 2004)
10.17 Security Agreement dated as of February 23, 2004 by and between eLinear, Inc., NetView Technologies, Inc. and NewBridge Technologies, Inc. and Laurus Master Fund, LLC (incorporated by reference to Exhibit 10.17 to Registrant's Form 8-K, dated February 26, 2004)
10.18 Common Stock Purchase Warrant Agreement dated as of February 23, 2004 by and between eLinear, Inc. and Laurus Master Fund, LLC (incorporated by reference to Exhibit 10.18 to Registrant's Form 8-K, dated February 26, 2004)
10.19 Secured Revolving Note Agreement dated as of February 23, 2004 by and between eLinear, Inc., NetView Technologies, Inc. and NewBridge Technologies, Inc. and Laurus Master Fund, LLC (incorporated by reference to Exhibit 10.19 to Registrant's Form 8-K, dated February 26, 2004)
10.20 Secured Convertible Minimum Borrowing Note Agreement dated as of February 23, 2004 by and between eLinear, Inc., NetView
              Technologies, Inc. and NewBridge Technologies, Inc. and Laurus Master Fund, LLC (incorporated by reference to Exhibit 10.20 to Registrant's Form 8-K, dated February 26, 2004)
10.21 Minimum Borrowing Note Registration Rights Agreement dated as of February 23, 2004 by and between eLinear, Inc. and Laurus Master Fund, LLC (incorporated by reference to Exhibit 10.21 to Registrant's Form 8-K, dated February 26, 2004)
10.22 Funds Escrow Agreement dated as of February 23, 2004 by and between eLinear, Inc., NetView Technologies, Inc. and NewBridge Technologies, Inc. and Laurus Master Fund, LLC (incorporated by reference to Exhibit 10.22 to Registrant's Form 8-K, dated February 26, 2004)
21.1          Subsidiaries  of Registrant (incorporated by reference to Exhibit
              21.1 to Registrant's Form 10-QSB filed with the Commission on December 19, 2003)
23.1          Consent  of  Gerald  R.  Hendricks  &  Company,  P.C.
23.2          Consent  of  Malone  &  Bailey,  PLLC

*     Indicates management contract or compensatory plan or arrangement.

ITEM 28. UNDERTAKINGS

     (a)  The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

               i. To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

               ii. To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the Calculation of Registration Fee table in the effective registration statement; and

               iii. To include any additional or changed material information with respect to the plan of distribution.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.



                                  Part II - 5

                                   SIGNATURES



     In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Houston, State of Texas, on July 26, 2004.


                              ELINEAR, INC.



                              By:  /s/ Kevan Casey
                                  --------------------------------------------
                                  Kevan Casey, Chief Executive Officer

                            _________________________

                                POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Kevan Casey as his true and lawful attorney-in-fact and agent, with full power of substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this registration statement on Form SB-2, and to sign any registration statement filed under Rule 462(b) under the Securities Act of 1933, as amended (including post-effective amendments thereto), and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.


     In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates indicated:


Signature                                       Title              Date


 /s/ Kevan Casey                     Chairman of the Board, Chief  July 26, 2004
-----------------------------------  Executive Officer
KEVAN CASEY

 /s/ Tommy Allen                     Director and President        July 26, 2004
-----------------------------------
TOMMY ALLEN


 /s/ Ken Hedrick                     Principal Accounting Officer  July 26, 2004
-----------------------------------
KEN HEDRICK


 /s/ J. Leonard Ivins                Director                      July 26, 2004
-----------------------------------
J. LEONARD IVINS


 /s/ Carl A. Chase                   Director                      July 26, 2004
-----------------------------------
CARL A. CHASE

 /s/ Ryan Cravey                     Director                      July 26, 2004
-----------------------------------
RYAN CRAVEY

                                INDEX TO EXHIBITS

EXHIBIT NO.                  IDENTIFICATION OF EXHIBIT

2.3 Agreement and Plan of Merger, dated October 11, 1999, between Registrant, eLinear Corporation and Imagenuity, Inc. (incorporated by reference to Exhibit A-1 to Registrant's Current Report on Form 8-K, dated October 25, 1999)
2.4 Agreement and Plan of Merger, dated April 15, 2003, between Registrant, NetView Acquisition Corp. and NetView Technologies, Inc. (incorporated by reference to Exhibit 2.2 to Registrant's Annual Report on form 10-KSB, dated April 15, 2002)
3.4 Articles of Incorporation of Registrant (incorporated by reference to Registrant's Form 10-KSB for the period ended December 31, 1995)
3.5 Bylaws of Registrant (incorporated by reference to Registrant's Form 10-KSB for the period ended December 31, 1995)
3.6 Amended and Restated Certificate of Incorporation of Registrant (incorporated by reference to Registrant's Form 10-QSB for the period ended June 30, 2000)
4.2 Specimen of Registrant's Common Stock Certificate (incorporated by reference to Registrant's Form 10-KSB for the period ended December 31, 1995)
5.1           Opinion of Brewer & Pritchard, P.C. (to be provided by amendment)
10.1 Employment Agreement with Kevan M. Casey (incorporated by reference to Exhibit 10.2 to Registrant's Annual Report on Form 10-KSB, dated April 15, 2003) *
10.2 Employment Agreement with Tommy Allen (incorporated by reference to Exhibit 10.3 to Registrant's Annual Report on Form 10-KSB, dated April 15, 2003) *
10.3 2000 Stock Option Plan (incorporated by reference to Exhibit 4.1 to Registrant's Definitive Proxy Statement on Schedule 14A, dated June 30, 2000) *
10.4 Amendment No. 1 to Registrant's 2000 Stock Option Plan (incorporated by reference to Exhibit 4.2 to Registrant's Form S-8, dated July 31, 2001) *
10.5 Amended and Restated 2003 Stock Option Plan (incorporated by reference to Exhibit 10.1 to Registrant's Form S-8, dated January 14, 2003) *
10.6 Form of Indemnification Agreement for all officers and directors of Registrant (incorporated by reference to Registrant's Form 10-QSB filed with the Commission on October 24, 2000)
10.7 Agreement between eLinear, Inc. and J. Leonard Ivins dated April 15, 2003 (incorporated by reference to Exhibit 10.10 to Registrant's Annual Report on Form 10-KSB, dated April 15, 2003)*
10.8 Securities Purchase Agreement dated as of January 12, 2004 between eLinear, Inc. and the Investors named therein (incorporated by reference to Exhibit 10.1 to Registrant's Form 8-K, dated January 28, 2004)
10.9 Form of Class A Warrant issued to each of the Investors in the Securities Purchase Agreements dated as of January 12, 2004 (incorporated by reference to Exhibit 10.2 to Registrant's Form 8-K, dated January 28, 2004)
10.10 Form of Class B Warrant issued to each of the Investors in the Securities Purchase Agreements dated as of January 12, 2004 (incorporated by reference to Exhibit 10.3 to Registrant's Form 8-K, dated January 28, 2004)
10.11 Registration Rights Agreement issued to each of the Investors in the Securities Purchase Agreements dated as of January 12, 2004 (incorporated by reference to Exhibit 10.4 to Registrant's Form 8-K, dated January 28, 2004)
10.12 Employment Agreement with Ramzi Milad Nassar (incorporated by reference to Exhibit 10.12 to Registrant's Annual Report on Form 10-KSB, dated February 13, 2004) *
10.13 Securities Purchase Agreement dated as of February 4, 2004 between eLinear, Inc. and the Investors named therein
              (incorporated by reference to Exhibit 10.13 to Registrant's Annual Report on Form 10-KSB, dated February 13, 2004)
10.14 Form of Class A Warrant issued to each of the Investors in the Securities Purchase Agreements dated as of February 4, 2004 (incorporated by reference to Exhibit 10.14 to Registrant's Annual Report on Form 10-KSB, dated February 13, 2004)

10.15 Form of Class B Warrant issued to each of the Investors in the Securities Purchase Agreements dated as of February 4, 2004 (incorporated by reference to Exhibit 10.15 to Registrant's Annual Report on Form 10-KSB, dated February 13, 2004)
10.16 Registration Rights Agreement issued to each of the Investors in the Securities Purchase Agreements dated as of February 4, 2004 (incorporated by reference to Exhibit 10.16 to Registrant's Annual Report on Form 10-KSB, dated February 13, 2004)
10.17 Security Agreement dated as of February 23, 2004 by and between eLinear, Inc., NetView Technologies, Inc. and NewBridge Technologies, Inc. and Laurus Master Fund, LLC (incorporated by reference to Exhibit 10.17 to Registrant's Form 8-K, dated February 26, 2004)
10.18 Common Stock Purchase Warrant Agreement dated as of February 23, 2004 by and between eLinear, Inc. and Laurus Master Fund, LLC (incorporated by reference to Exhibit 10.18 to Registrant's Form 8-K, dated February 26, 2004)
10.19 Secured Revolving Note Agreement dated as of February 23, 2004 by and between eLinear, Inc., NetView Technologies, Inc. and NewBridge Technologies, Inc. and Laurus Master Fund, LLC (incorporated by reference to Exhibit 10.19 to Registrant's Form 8-K, dated February 26, 2004)
10.20 Secured Convertible Minimum Borrowing Note Agreement dated as of February 23, 2004 by and between eLinear, Inc., NetView
              Technologies, Inc. and NewBridge Technologies, Inc. and Laurus Master Fund, LLC (incorporated by reference to Exhibit 10.20 to Registrant's Form 8-K, dated February 26, 2004)
10.21 Minimum Borrowing Note Registration Rights Agreement dated as of February 23, 2004 by and between eLinear, Inc. and Laurus Master Fund, LLC (incorporated by reference to Exhibit 10.21 to Registrant's Form 8-K, dated February 26, 2004)
10.22 Funds Escrow Agreement dated as of February 23, 2004 by and between eLinear, Inc., NetView Technologies, Inc. and NewBridge Technologies, Inc. and Laurus Master Fund, LLC (incorporated by reference to Exhibit 10.22 to Registrant's Form 8-K, dated February 26, 2004)
21.1          Subsidiaries  of Registrant (incorporated by reference to Exhibit
              21.1 to Registrant's Form 10-QSB filed with the Commission on December 19, 2003)
23.1          Consent  of  Gerald  R.  Hendricks  &  Company,  P.C.
23.2          Consent  of  Malone  &  Bailey,  PLLC

*      Indicates management contract or compensatory plan or arrangement.


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